As filed with the Securities and Exchange Commission on November 3, 2017

Registration No. 333-218958

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.  2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	2911	26-1749145
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification Number)

3616 Far West Blvd., #117-321

Austin, Texas 78731

(855) 880-0400

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack W. Hanks

President, Chief Executive Officer and Chief Financial Officer

3616 Far West Blvd., #117-321

Austin, Texas 78731

(855) 880-0400

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Bruce H. Hallett

Hallett & Perrin, P.C.

1445 Ross Avenue, Suite 2400

Dallas, Texas 75202

Tel. No.: (214) 953-0053

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial account standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Class A Common Stock, par value $0.001 per share	809,690,382	$.0141	$11,416,635	$1,421.38

_____________

(1)

We are registering 300,000,000 shares of our Class A common stock that we have the right to put to Crown Bridge Partners, L.LC. pursuant to the Equity Purchase Agreement we entered into on June 12, 2017 (as amended to date), 16,500,000 shares issuable upon conversion of an outstanding convertible note and 493,190,382 shares from other selling stockholders. In the event the number of shares being registered hereunder is insufficient to cover all of the shares we put to Crown Bridge Partners, L.L.C., we will amend this registration statement or file a new registration statement to register those additional shares. Pursuant to Rule 416(a), this registration statement also cover any additional shares of our Class A common stock that will be issuable upon conversion of the outstanding convertible note by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the Class A common stock of the registrant as reported on the OTCQB tier of the OTC Markets Group, Inc. on November 2, 2017.

(3)	$708.02 previously paid; $713.35 paid herewith

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2017

809,690,382  Shares of Class A Common Stock

MMEX RESOURCES CORPORATION

This prospectus relates to the offer and sale by the selling stockholders identified herein of up to  809,690,382 shares (the “Shares”) of Class A common stock, par value $0.001 per share (together with our Class B common stock, par value $0.001 per share, referred to herein as the “common stock”) of MMEX Resources Corporation (referred to herein as “MMEX,” the “Company,” “we,” “our,” and “us”). These shares consist of (i) 493,190,382 shares of our Class A common stock that we issued to certain selling stockholders; (ii) 16,500,000 shares of our Class A common stock that are issuable to a holder of our convertible notes; and ( iii)  300,000,000 shares of our Class A common stock issuable to Crown Bridge Partners, L.LC. (“Crown Bridge”) pursuant to the Equity Purchase Agreement we entered into on June 12, 2017.

We are not offering any shares of common stock for sale under this prospectus and we will not receive any proceeds from the resale of the Shares. However, we will receive proceeds from the sale of securities to Crown Bridge pursuant to our exercise of a put right granted to us in the Equity Purchase Agreement. Crown Bridge is deemed an underwriter of our common stock.

The selling stockholders may offer all or portion of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the Shares, including the cost of compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions, discounts and transfer taxes, if any, attributable to their sales of the Shares. See “Plan of Distribution.”

Our Class A common stock is listed for quotation on the OTCQB tier (“OTCQB”) of the OTC Markets Group, Inc. under the symbol “MMEX.” There is no established trading market for the Class B common stock. On November 2, 2017, the closing price of our Class A common stock was $ .0141. As of such date, we had 1,474,263,078 shares of Class A common stock and 1.5 billion shares of Class B common stock issued and outstanding.

We are a “smaller reporting company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is a smaller reporting company.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” to read about factors you should consider before investing in shares of our Class A common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMITTEE NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is: _____________, 2017

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We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, these securities in any jurisdiction where such offer, sale or solicitation is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context otherwise requires, all financial data presented or incorporated by reference in this prospectus reflects the consolidated business and operations of MMEX and its consolidated subsidiaries, and has been prepared in accordance with generally accepted accounting principles in the United States of America.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data are also based on our good faith estimates. Although we believe the third-party sources are reliable as of their respective dates, neither we nor the selling stockholders have independently verified the accuracy or completeness of this information.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Class A common stock. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Overview

We are a development stage company engaged in the exploration, extraction, refining and distribution of oil, gas, petroleum products and electric power. We plan to focus on the acquisition, development and financing of oil, gas, refining and electric power projects in Texas, Peru, and other countries in Latin America using the expertise of our principals to identify, finance and acquire these projects.

MMEX Resources Corporation was formed as a Nevada corporation in 2005. The current management team lead an acquisition of the Company (then named Management Energy, Inc.) through a reverse merger completed on September 23, 2010 and changed the Company’s name to MMEX Mining Corporation on February 11, 2011. We previously unsuccessfully pursued mining and coal projects that have since been abandoned. We have never generated any revenues and have accumulated losses of $36,918,594 as of April 30, 2017.

The most significant focus of our current business plan is to build crude oil refining facilities in the Permian Basin in West Texas. Through our wholly-owned subsidiary, Pecos Refining & Transport, LLC (“Pecos Refining”), we intend initially to build and commence operation of a 10,000 barrel-per-day (“bpd”) crude oil distillation unit (the “Distillation Unit”) that will produce a non-transportation grade diesel primarily for sale in the local market for drilling mud and frac fluids, along with naphtha and heavy fuel oil to be sold to other refiners. Through a separate subsidiary (together with Pecos Refining, the “Subsidiaries ”), we intend to build and commence operation of a crude oil refinery (the “Large Refinery”) with up to 100,000 bpd capacity at the same location in West Texas. In this prospectus, we often refer to the Distillation Unit and the Large Refinery collectively as the “Refinery.” These projects will be built on 476 acres located 20 miles northeast of Fort Stockton, Texas, near the Sulfur Junction spur of the South Orient Railroad (also known as the “Texas Pacifico Railroad”). The cost of the Distillation Unit with a 10,000 bpd capacity is estimated to be approximately $50 million. The cost of the Large Refinery with a 50,000 bpd capacity is estimated to be approximately $500 million and the cost of a 100,000 bpd refinery is estimated to be approximately $850 million. If successfully developed, the Refinery would connect to existing railways and pipelines to market diesel, gasoline, liquefied petroleum gas and other refined products within the U.S., with the potential to market these products and crude oil to western Mexico and South America. If completed, the Large Refinery will be one of the first full scale oil refineries built in the United States in more than 40 years.

The construction of the Distillation Unit and the Large Refinery will require substantial equity and debt financing, far beyond the expected resources of the Company, and we anticipate that the Subsidiaries will obtain equity and debt financing to finance the cost of construction. To the extent these Subsidiaries raise money through the issuance of equity securities, our ownership in the Subsidiaries will be diluted and our economic ownership of such entities may be a minority interest. As such, we will be entitled to only a portion of any future distributions made by these Subsidiaries. In addition, while intend to retain managerial control of the Subsidiaries, it is possible that equity investors will require representation on the board of managers in connection with their equity investments.

2017 Equity Purchase Agreement

On June 12, 2017, we entered into an Equity Purchase Agreement with Crown Bridge Partners, LLC pursuant to which Crown Bridge committed to purchase up to $3,000,000 of our common stock for a period of up to 24 months commencing upon the effectiveness of a registration statement covering the resale of shares issuable to Crown Bridge under the Equity Purchase Agreement. We amended the Equity Purchase Agreement on October 9, 2017, in contemplation the listing of our Class A Common Stock for quotation on the OTCQB. Assuming the issuance of 300,000,000 shares of Class A Common Stock under the Equity Purchase Agreement, such shares would represent approximately 20.5% of the outstanding shares of Class A Common Stock as of October 31, 2017, resulting in significant ownership dilution to our existing holders of Class A Common Stock. In connection with the Equity Purchase Agreement, we entered into a Registration Rights Agreement with Crown Bridge, pursuant to which we agreed to register for resale by Crown Bridge the shares of common stock purchased by them pursuant to the Equity Purchase Agreement. Pursuant to such agreement, we filed a registration statement with the SEC on Form S-1 within 45 days of the date of the Registration Rights Agreement covering the resale of shares to be issued under such agreement and have agreed to use our reasonable best efforts to cause the registration statement to become effective as promptly as is practicable.

Acquisition of Land

We do not currently own all of the land on the site near Fort Stockton, Texas at which we intend to build the Refinery. On July 28, 2017, we acquired a 126 acre parcel of the land at a purchase price of $550 per acre, or $69,249. We have agreed with the seller of the property to acquire the remaining 350 acre parcel on or before January 31, 2018 at a price of $550 per acre, or $192,500.

TCEQ Permit

On July 31, 2017, we filed an application with the Texas Commission on Environmental Quality (“TCEQ”) to obtain an air quality permit and obtained permit approval from the TCEQ on August 30, 2017. Accordingly, we will begin construction on the Distillation Unit on 15 acres of our recently acquired 126 acre tract as soon we receive adequate financing to do so, as to which there is no assurance.

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Where You Can Find Us

Our principal office is located at 3616 Far West Blvd, #117-321, Austin, Texas 78731, and our project office is located at 107 S. Main Street, Fort Stockton, Texas 79735. Our telephone number is (855) 880-0400. Our website is www.mmexresources.com. Information on our website or any other website is not incorporated by reference into, and does not constitute part of, this prospectus.

The Offering

Common stock offered by Selling Stockholders	809,690,382 shares of Class A common stock

Common stock outstanding before the offering	1,474,263,078 shares of Class A common stock as of October 31, 2017 1,500,000,000 shares of Class B common stock as of October 31, 2017

Common stock outstanding after the offering	The number of shares of common stock will not be impacted by sales of the selling stockholders named herein.

Use of proceeds

We will not receive any proceeds from the sale of Class A common stock by the selling stockholders. However, we will receive proceeds from the sale of securities to Crown Bridge pursuant to our exercise of a put right granted to us in the Equity Purchase Agreement. Any such proceeds will be utilized first for the repayment of outstanding convertible notes and thereafter for general corporate purposes.

OTCQB Trading Symbol	MMEX

Risk Factors	The Class A common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

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RISK FACTORS

An investment in the Shares involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our Shares. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment.

The risks included in this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to Our Business

An investment in the Company is speculative.

Our business plans are highly speculative and no assurance can be given that we will operate profitably. Our lack of operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance. Furthermore, the Company has pursued its proposed refinery business plan only for a short time, and thus our business carries both known and unknown risks. No assurance can be given that you will realize your investment objectives or realize a substantial return (if any) on your investment or that you will not lose your entire investment. An investment in the Class A common stock involves a high degree of risk.

The Company is a development stage company with a history of operating losses and expects to continue to realize losses in the near future.

The Company is a development stage company. We have incurred continuous losses from operations, had an accumulated deficit at April 30, 2017 of almost $37 million and have reported negative cash flows from operations for more than five years. The Company expects to continue to incur net losses until such time as the Refinery enters into commercial production and generates sufficient revenues to fund continuing operations. The size of these losses will depend, in large part, on whether the Company is able to construct the Refinery and commence operations and is thereafter able to operate the Refinery in a profitable manner. We recognize that if we are unable to generate significant revenues from our refining operations, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses, and difficulties frequently encountered by companies at the start-up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

We need to continue as a going concern if our business is to succeed.

Because of our recurring losses and negative cash flows from operations, the audit report of our independent registered public accountants on our consolidated financial statements for the year ended April 30, 2017 contains an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. Factors identified in the report include our historical net losses and our net capital deficiency, which raises substantial doubt about our ability to continue as a going concern. If we are not able successfully to implement our business plan and attain profitability in the near future our financial condition could deteriorate further, which would have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment. Further, we may be unable to pay our debt obligations as they become due. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

The completion of our proposed business plan is subject to great uncertainty.

Our proposed business plan contemplates building one of the first refineries in the United States in the past 40 years. The successful completion of this plan depends, among other factors, upon the receipt of required governmental permits and substantial debt and equity financing. There is no assurance that this business plan can be successfully completed.

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We will require significant additional capital to fund our business plan.

We do not currently generate any revenue and do not have the cash resources to meet our operating commitments for the next twelve months. We have not yet commenced commercial production, as such, have not generated positive cash flows to date and have no reasonable prospects of doing so unless successful commercial production can be achieved at the Refinery. We expect to continue to incur negative investing and operating cash flows until such time as we enter into successful commercial production.

In addition, we will be required to make substantial capital expenditures and expend significant funds to construct and operate the Refinery. To the extent that the Refinery project proceeds, we anticipate that we will incur substantially increased expenses without realizing revenues from operations for a sustained period. We therefore expect to incur significant losses in the foreseeable future. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to curtail or cease our planned operations. If this happens, you could lose all or part of your investment.

Our ability to obtain necessary funding for these purposes depends upon a number of factors, including the status of the national and worldwide economy and the price of crude oil and petroleum products. There is no assurance that any such financing sources will be available or sufficient to meet our requirements. There is no assurance that we will be able to continue to raise equity capital or to secure additional debt financing. We may not be successful in obtaining the required financing or, if we can obtain such financing, such financing may not be on terms that are favorable to us. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations, or prospects.

Even after the Refinery is operational, we will have working capital needs for which our internally generated cash flows and other sources of liquidity may not be adequate.

The refining business is characterized by high fixed costs resulting from the significant capital outlays associated with the construction, operation and maintenance of the Refinery and related facilities. If the Refinery is completed, we will be dependent on the production and sale of quantities of refined products at refined product margins sufficient to cover operating costs, including any increases in costs resulting from future inflationary pressures or market conditions and increases in costs of fuel and power necessary in operating our planned facilities. After completion of the Refinery, our short-term working capital needs will be primarily crude oil purchase requirements that fluctuate with the pricing and sourcing of crude oil. We will also have significant long-term needs for cash, including those to support ongoing capital expenditures and other regulatory compliance. Furthermore, future regulatory requirements or competitive pressures could result in additional capital expenditures that may not produce a return on investment.

We expect to rely on borrowings to purchase crude oil. Changes in our credit profile could affect the way crude oil suppliers view our ability to make payments and induce them to shorten the payment terms of their invoices with us or require additional support such as letters of credit. Any imposition by our creditors of burdensome payment terms on us may have a material effect on our liquidity and our ability to make payments to our suppliers that could hinder our ability to purchase sufficient quantities of crude oil to operate the Refinery at planned rates. In addition, if the price of crude oil increases significantly, we may not have sufficient capacity under the credit agreements or sufficient cash on hand, to purchase enough crude oil to operate the Refinery at planned rates. A failure to operate the Refinery at planned rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Even if the Company begins to generate revenues from operations, the Company may not become profitable or be able to sustain profitability.

Refining is a competitive business and our profitability will be dependent upon our ability to source crude oil at competitive prices and to operate the Refinery efficiently in order to protect profit margins. Because the Company does not yet have a revenue stream resulting from sales or other operations, there can be no assurance that the Company will achieve material revenues in the future. Should the Company achieve a level of revenues that make it profitable, there is no assurance the Company can maintain or increase profitability levels in the future.

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The substantial amount of debt and equity financing we will need in order to construct the Refinery may dilute the Company’s ownership of the Refinery.

The Company expects to operate the Distillation Unit through its subsidiary, Pecos Refining, and to operate the Large Refinery through another subsidiary set up for such purpose (collectively, the “Subsidiaries”). The construction of the Distillation Unit and the Large Refinery will require substantial equity and debt financing, far beyond the expected resources of the Company, and we anticipate that most of the equity and debt financing will be issued by these Subsidiaries. To the extent these Subsidiaries raise money through the issuance of equity securities, our ownership will be diluted. We intend to retain managerial control of the Subsidiaries; however, our economic ownership of such entities may be a minority interest. As such, we will be entitled to only a portion of any future distributions made by these Subsidiaries.

In addition, sales of substantial amounts of our securities may have a highly dilutive effect on our ownership or share structure. Sales of a significant number of shares of our common stock in the public markets, or the potential for such sales, could decrease the trading price of our common stock and could impair our ability to raise capital through future sales of common stock.

The insurance policies for our planned operations will not cover all losses, costs or liabilities that we may experience.

Our insurance coverage will not be expected to cover all potential losses, costs or liabilities. Our ability to obtain and maintain adequate insurance may be adversely affected by conditions in the insurance market over which we have no control. The occurrence of an event that is not fully covered by insurance or the loss of insurance coverage could have a material adverse effect on our planned business, financial condition, results of operations and cash flows.

Two of our stockholders collectively have the ability to determine any matter to be decided by the stockholders, which may prevent or delay a change in control of our company.

Jack W. Hanks, our CEO, and Bruce N. Lemons, one of the two members of our Board of Directors, currently beneficially own approximately 532,872,748 shares of our Class A common stock, which have one vote per share, and 1.5 billion shares of Class B common stock, which have ten votes per share. Through such beneficial ownership, at July 31, 2017, they controlled approximately 94.3% of the voting power of the common stock on a combined basis. As a result, they can determine the outcome of any corporate matter submitted to our stockholders for approval, including the election of directors and any transaction that might cause a change in control, such as a merger or acquisition.

The loss of Mr. Hanks could adversely affect our business.

Since Mr. Hanks is our principal executive officer devoting substantially all of his business time to the activities of the Company, if he were to die, become disabled, or leave our company, we would be forced to retain individuals to replace him. There is no assurance that we can find suitable persons to replace him if that becomes necessary. We have no key man life insurance at this time.

If we are unable to recruit or retain qualified personnel, our business and operations could be harmed.

We must identify, recruit, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing and administrative personnel. We may not be able to locate or employ such qualified personnel on acceptable terms, or at all. In addition, competition for these individuals is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. The failure to recruit and retain necessary technical, managerial, sales, marketing and administrative personnel could harm our business and our ability to construct and operate the Refinery.

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Our business plan to distribute refined products into Mexico and to export refined product to Latin America may be subject to adverse political, economic, regulatory or market conditions beyond our control.

We plan on marketing and distributing refined products in the Western area of Mexico and we may export product to Latin America. Many of the market conditions in Mexico are not entirely known at this time as a result of the recent deregulation of the fuel supply market in Mexico. Many factors such as the U.S. tax policy for exports, the U.S. policy toward immigration, and the economy of Mexico may all impact negatively our business plan of exporting refined products to Mexico. In addition, we do not have an off-take agreement with a buyer or distributor in Mexico and any failure to secure an off-take agreement for sale of refined product in Mexico may alter or adversely impact our business plan. Additionally, we currently do not have an off-take agreement with a buyer or distributor in Latin America and our failure to secure an off-take agreement for sale of refined product in Latin America may alter or adversely impact our business plan. Our proposed foreign sales could be adversely affected as a result of:

•	nationalization of private enterprises and assets;
•	political or economic instability in certain countries and regions, such as the ongoing instability throughout the Middle East and/or portions of the former Soviet Union;
•	political relationships between the U.S. and certain countries and regions;
•	differences in foreign laws, including increased difficulties in protecting intellectual property and uncertainty in enforcement of contract rights;
•	the possibility that foreign governments may adopt regulations or take other actions that could directly or indirectly harm our business and growth strategy;
•	credit risks;
•	currency fluctuations;
•	tariff and tax increases;
•	export and import restrictions and restrictive regulations of foreign governments;
•	shipping products during times of crisis or wars;
•	our failure to comply with U.S. laws regarding doing business in foreign jurisdictions, such as the Foreign Corrupt Practices Act; or
•	other factors inherent in maintaining foreign operations.

We may not be able to obtain or renew all required permits and licenses to place any of our properties into production.

Our current and future operations, including construction activities and commencement of production at the Refinery require permits from governmental authorities and such operations are, and will be, governed by laws and regulations governing oil and gas development, construction and production as well as exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, refinery safety, and other matters. We may experience increased costs, as well as delays in construction or operation as a result of the need to comply with applicable laws, regulations, and permits. We cannot predict if all permits that we may require for the construction and operation of the Refinery or the export of refined products and crude oil will be obtainable or renewable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned construction and the operation of the Refinery. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Future indebtedness may limit our ability to obtain additional financing and we also may face difficulties complying with the terms of any credit agreements.

As previously discussed, we anticipate we will use significant amounts of debt, if available, to fund the construction of the Refinery and its operations once construction is finished. Our level of future indebtedness will have a direct impact on our business. Among other things, it may:

•	limit our ability to use our cash flows, or obtain additional financing, for future working capital, capital expenditures, acquisitions or other general corporate purposes;
•	restrict our ability to pay dividends;
•	require a substantial portion of our cash flows from operations to make debt service payments;
•	limit our flexibility to plan for, or react to, changes in our business and industry conditions;
•	place us at a competitive disadvantage compared to our less leveraged competitors; and
•	increase our vulnerability to the impact of adverse economic and industry conditions.

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We cannot assure you that we will generate sufficient cash flows or that we will be able to borrow funds under certain credit agreements in amounts sufficient to enable us to service our debt or meet our expected working capital and capital expenditure requirements. Our ability to generate sufficient cash flows from our operating activities are expected to be primarily dependent on raising cash through issuances of equity, and, when the Refinery is constructed, on producing or purchasing and selling sufficient quantities of refined products at margins sufficient to cover fixed and variable expenses. If we are unable to raise sufficient cash through equity issuances, or, if after the Refinery is in operation and our margins were to deteriorate significantly, or if our earnings and cash flows when the Refinery is completed, were to suffer for any other reason, we may be unable to obtain the debt financing we expect to require for our expected working capital needs. To the extent that we are unable to generate sufficient cash flows from issuances of equity or operations, or if we are unable to obtain additional debt financing, we might be required to sell assets or reduce necessary capital expenditures. We cannot assure you that we would be able to refinance our debt, sell assets or obtain additional financing on terms acceptable to us, if at all.

Covenants and events of default in our debt instruments could limit our ability to undertake certain types of transactions and adversely affect our liquidity.

We expect that any debt financing agreements that we may enter will contain covenants and events of default that may limit our financial flexibility and ability to undertake certain types of transactions. Typically, these covenants would restrict our business activities, including restrictions on:

•	creating liens;
•	engaging in mergers, consolidations and sales of assets;
•	incurring additional indebtedness;
•	providing guarantees;
•	engaging in different businesses;
•	making investments;
•	making certain dividend, debt and other restricted payments;
•	engaging in certain transactions with affiliates; and
•	entering into certain contractual obligations.

Our ability to comply with these expected covenants may depend on factors outside our control. We cannot assure you that we will be able to satisfy these covenants. If we fail to satisfy the covenants established in these facilities or an event of default occurs under the applicable debt agreement, the maturity of the debt instruments could be accelerated or we could be prohibited from future borrowing. If our obligations under the debt instruments are accelerated and we do not have sufficient cash on hand to pay all amounts due, we could be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financing through equity or debt financings. Refinancing may not be possible and additional financing may not be available on commercially acceptable terms, or at all. If we cannot obtain such financing, we would need to curtail our planned operations.

Our business, financial condition, results of operations and cash flows may be materially adversely affected by an economic downturn.

The energy sector, and the petroleum industry in particular, are highly cyclical and have historically experienced severe downturns. We are currently in such a downturn, which was sudden when it started and has not shown signs of near term recovery. The dramatic decline in global oil prices which began in calendar year 2014 translated into an abrupt contraction in orders in the energy markets and is the most recent example of the cyclical nature of our markets. We believe that over the long-term, demand for petroleum products will expand, however, the current decline and volatility in oil prices confirms that cyclical downturns will occur periodically. A sustained deterioration or economic downturn would materially harm our business and operating results. A cyclical downturn can occur suddenly and result in extremely different financial performance sequentially from quarter to quarter or on an annual comparative basis due to an inability to rapidly adjust costs.

In addition, the domestic economy, economic slowdowns and the scarcity of credit can lead to lack of consumer confidence, increased market volatility and widespread reduction of business activity generally in the United States and abroad. An economic downturn may adversely affect the liquidity, businesses and/or financial conditions of our future customers that may result in decreased demand for our products. Disruptions in the financial markets could also lead to a reduction in available trade credit due to counterparties’ liquidity concerns. If we are unable to obtain borrowings or letters of credit under our future credit agreements, our business, financial condition, results of operations and cash flows could be materially adversely affected.

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We must rely on third parties, including the Texas Department of Transportation, to make infrastructure improvements and repairs necessary for the implementation of our business plan.

Although we intend to ship through existing pipeline systems some of our refined product production to the Phoenix, Arizona market and ship some of our heavy oil (sometimes referred to as “atmospheric tower bottoms” or “ATBs”) and naphtha to refineries located in Corpus Christi, we plan to transport a significant portion of our high-value refined product on the Texas Pacifico Railroad. Significant investments are required to upgrade this railroad. The Texas Department of Transportation (“TxDOT”) owns the Texas Pacifico Railroad, which runs from the San Angelo Junction, near Coleman, Texas, to the Texas-Mexico border at Presidio. There are two significant infrastructure improvement projects that TxDOT must be complete before we will be able to use the Texas Pacifico Railroad to transport our high-value products to Mexico as we have planned.

The international railroad bridge, located at the southwestern end of the rail line connecting Presidio, TX to Ojinaga, Mexico burned on two separate occasions, February 29, 2008 and March 1, 2009. TxDOT and Texas Pacifico Transportation LTD, the company that operates the Texas Pacifico Railroad, plan to rebuild the bridge allowing access to Mexico and increased business potential. On August 4, 2017, TxDOT announced a $7 million federal grant from The U.S. Department of Transportation to strengthen existing rail infrastructure in Permian Basin. As announced on August 4 , the funds are expected to help rebuild the Presidio-Ojinaga International Rail Bridge and 72 miles of track on the South Orient Rail Line that run from the Mexico border to near Coleman, Te xas owned by the state of Texas but maintained and operated by Texas Pacifico Transportation, Ltd. under a lease with TxDOT. A recent project schedule estimates the completion date to be in 2018.

In addition, the railroad track between Alpine and Presidio may be upgraded as traffic requires through the area. The upgrade capital improvements required on the Texas Pacifico Railroad to transport significant volumes of traffic are estimated by TxDOT to be in the range of $100 million to $150 million. Our business plan to market refined products into Western Mexico and to export refined products to Latin America will depend on the completion of the international bridge at Presidio/Ojinaga and the capital investment on the Texas Pacifico Railroad railroad. There is no assurance that these capital improvements will be made. If these capital improvements are not made, our business prospects and results of operations could be materially negatively impacted.

A material decrease in the supply of crude oil available to the Refinery could significantly reduce our future production levels.

We expect to contract with third-party crude oil suppliers to maintain a sufficient supply of crude oil for production at our planned Refinery. A material decrease in crude oil production from the fields that are expected to supply the Refinery as a result of economic, regulatory, or natural influences, availability of equipment, facilities, personnel or services, plant closures for scheduled maintenance, or transportation problems, or an increase in crude oil transport capacities, could result in a decline in the volume of crude oil available to the Refinery. If we are unable to secure sufficient crude oil supplies, we may not be able to take full advantage of current and future expansion of our production capacities. A decline in available crude oil or an inability to secure additional crude oil supplies to meet the needs of current or future refinery expansions could result in an overall decline in volumes of refined products produced by the Refinery and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The assets comprising the Refinery may experience physical damage as a result of an accident or natural disaster.

These hazards can also cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of operations. We will have to have in place appropriate property, liability and business interruption policies, subject to the deductibles and limits under available policies. In addition, such insurance policies do not cover every potential risk associated with our operating facilities, and we cannot ensure that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage, or that these levels of insurance will be available in the future at commercially reasonable prices.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations.

The construction of the Refinery and any subsequent planned operations will require numerous permits and authorizations under various laws and regulations, including environmental and health and safety laws. These authorizations and permits will be subject to revocation, renewal or modification and can require operational changes that may involve significant costs, to limit impacts or potential impacts on the environment, health and safety. A violation of these authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions and/or refinery shutdowns.

We expect to face substantial competition from other refining companies.

The refining industry is highly competitive. Our expected competitors will include large, integrated, major or independent oil companies that, because of their more diverse geographic operations, larger refinery capacities or stronger capitalization, are likely to be better positioned than we are to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition at the wholesale level. Some of our present and potential competitors may have substantially greater financial, marketing, technical or manufacturing resources. Our competitors may also be able to respond more quickly to new technologies or processes and changes in customer demands. Certain of our competitors may also have a cost advantage compared to us due to their geography or changes in relative currency values and may compete against us based on price. This may affect our ability to secure new business and maintain our level of profitability. If we are unable to compete effectively, we may lose customers or fail to acquire new customers. If we cannot compete successfully against current or future competitors, our business will be materially adversely affected.

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Risks Related to the Industry

The completion of our proposed Refinery project and ultimate operations of a petroleum refinery are subject to great uncertainty. Should we be successful in completing this project, our business would thereafter be subject to the following risks:

The price volatility of crude oil, other feedstocks, refined products and fuel and utility services will have a material adverse effect on our potential earnings and cash flows.

Our potential for earnings and cash flows from operations will depend on the margin above fixed and variable expenses (including the cost of refinery feedstocks such as crude oil) at which we are able to sell refined products. Refining margins historically have been volatile and are likely to continue to be volatile, as a result of a variety of factors, including fluctuations in the prices of crude oil, other feedstocks, refined products and fuel and utility services.

In recent years, the prices of crude oil, other feedstocks and refined products have fluctuated. It is possible that this volatility in crude oil pricing and crack spreads (the difference between the purchase price of crude oil and the selling price of the refined finished products, such as gasoline and distillate fuel) may continue for prolonged periods of time due to numerous factors beyond our control. Prolonged periods of low crude oil prices could impact production growth of inland crude oil, which could reduce the amount of advantaged crude oil available and/or the discount of such crude oil and thereby impacting the profitability of the Refinery. Prices of crude oil, other feedstocks and refined products depend on numerous factors beyond our control, including the supply of and demand for crude oil, other feedstocks, gasoline and other refined products. Such supply and demand are affected by, among other things:

•	changes in global and local economic and political conditions;
•	domestic and foreign demand for crude oil and refined products, especially in the U.S., China and India;
•	worldwide political conditions, particularly in significant oil producing regions such as the Middle East, West Africa, Russia and Latin America;
•	political and geopolitical instability or armed conflict in oil producing regions;
•	the level of foreign and domestic production of crude oil and refined products and the level of crude oil, feedstocks and refined products imported into the U.S. that can be impacted by accidents, interruptions in transportation, inclement weather or other events affecting producers and suppliers;
•	U.S. government regulations, including legislation affecting the exportation of domestic crude oil;
•	utilization rates of U.S. refineries;
•	changes in fuel specifications required by environmental and other laws;
•	the ability of the members of the Organization of Petroleum Exporting Countries to influence oil price and production controls;
•	commodities speculation;
•	development and marketing of alternative and competing fuels;
•	pricing and other actions taken by competitors that impact the market;
•	accidents, interruptions in transportation and inclement weather; and
•	federal and state government regulations and taxes.

Volatility may have a negative effect on our future results of operations to the extent that the margin between refined product prices and feedstock prices narrows.

The nature of the refining business will require us to maintain substantial quantities of crude oil and refined product inventories. Crude oil and refined products are commodities. As a result, we will have no control over the changing market value of these inventories. In addition, the volatility in costs of fuel, principally natural gas and other utility services, principally electricity, used by the Refinery will impact our planned operating costs. Fuel and utility prices will continue to be affected by factors outside our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile. Typically, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a material adverse effect on our planned business, financial condition, results of operations and cash flows.

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Our planned operations will be subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil, intermediate products and refined products.

Failure to identify and manage the hazards and risks inherent in refining operations could result in explosions, fires, refinery or pipeline releases of crude oil or refined products or other incidents resulting in personal injury, loss of life, environmental damage, property damage, legal liability, loss of revenue and substantial fines by government authorities. These hazards and risks include, but are not limited to, the following:

•	natural disasters;
•	weather-related disruptions;
•	fires;
•	explosions;
•	pipeline ruptures and spills;
•	third-party interference;
•	disruption of natural gas deliveries;
•	disruptions of electricity deliveries; and
•	mechanical failure of equipment.

Any of the foregoing could result in production and distribution difficulties and disruptions, environmental pollution, personal injury or wrongful death claims and other damage to our properties and the properties of others. There is also risk of mechanical failure and equipment shutdowns both in general and following unforeseen events.

In addition, we expect to rely on a variety of logistics assets including but not limited to: rail, pipelines, product terminals, storage tanks and trucks to facilitate the movement of crude oil, feedstocks and refined products. We could experience an interruption of supply or an increased cost to deliver refined products to market if the ability to utilize these logistics assets is disrupted. Any sustained disruption is likely to have a material adverse effect on our business, financial condition, results of operations and cash flows.

Weather conditions and natural disasters could materially and adversely affect our business and operating results, including the supply of our feedstocks.

The effects of weather conditions and natural disasters can lead to volatility in the costs and availability of crude oil and other feedstocks and/or negatively impact our operations or those of our customers and suppliers, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. An interruption to our supply of feedstocks could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our planned operations involve environmental risks that could give rise to material liabilities.

Our planned operations could result in spills, discharges, or other releases of petroleum or hazardous substances into the environment. Such spills related to any of our planned operations may give rise to liability (including strict liability, or liability without fault, and clean-up responsibility) to governmental entities or private parties under federal, state, or local environmental laws, as well as under common law. In addition, we may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances located at or released from our facilities or otherwise related to our planned operations. We may also face liability for personal injury, property damage, natural resource damage, or for clean-up costs for the alleged migration of contamination or other hazardous substances from our facilities to adjacent and other nearby properties.

We may incur significant costs to comply with environmental, health and safety laws and regulations.

Our planned operations are subject to extensive federal, state and local environmental, health and safety regulations governing, among other things, the generation, storage, handling, use and transportation of petroleum and hazardous substances, the emission and discharge of materials into the environment, waste management, characteristics and composition of gasoline, diesel and other fuels and the monitoring, reporting and control of greenhouse gas emissions. If we fail to comply with these regulations, we may be subject to administrative, civil and criminal proceedings by governmental authorities, as well as civil proceedings by environmental groups and other entities and individuals. A failure to comply, and any related proceedings, including lawsuits, could result in significant costs and liabilities, penalties, judgments against us or governmental or court orders that could alter, limit or stop our planned operations. In addition, new environmental laws and regulations, including new regulations relating to alternative energy sources and increased vehicle fuel economy, new state regulations relating to fuel quality, and the risk of global climate change regulation, as well as new interpretations of existing laws and regulations, increased governmental enforcement, or other developments could require us to make additional unforeseen expenditures. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. We are not able to predict the impact of new or changed laws or regulations or changes in the ways that such laws or regulations are administered, interpreted, or enforced. The requirements to be met, as well as the technology and length of time available to meet those requirements, continue to develop and change. To the extent that the costs associated with meeting any or all of these requirements are substantial and not adequately provided for, there could be a material adverse effect on our business, financial condition, results of operations and cash flows.

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The Environmental Protection Agency (the “EPA”) has issued rules pursuant to the Water Pollution Control Act of 1972 (“Clean Water Act”) that require refiners to reduce the sulfur content of gasoline and diesel fuel and reduce the benzene content of gasoline by various specified dates. We may incur substantial costs to comply with the EPA’s low sulfur and low benzene rules. Failure to meet the EPA’s clean fuels mandates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Various states have proposed and/or enacted low carbon fuel standards intended to reduce carbon intensity in transportation fuels. In addition, in 2010 the EPA issued social cost of carbon estimates used by the EPA and other federal agencies in regulatory cost-benefit analyses to take into account alleged broad economic consequences associated with emissions of greenhouse gases. These estimates were increased in 2013. While the impacts of low carbon fuel standards and higher social cost of carbon in future regulations is not known at this time, either of these may result in increased costs to our planned operations.

Renewable fuels mandates may reduce demand for the petroleum fuels we intend to produce, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Pursuant to the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007, the EPA has promulgated the Renewable Fuel Standard (“RFS”) implementing mandates to blend renewable fuels into petroleum fuels produced and sold in the United States. We are subject to the RFS, which requires obligated parties to blend renewable fuels, such as ethanol, into petroleum fuels sold in the United States. A Renewable Identification Number (a “RIN”) is generated for each gallon of renewable fuel produced under the RFS. At the end of each year, obligated parties must surrender sufficient RINs to meet their renewable fuel obligations under the RFS. The obligated volume increases annually over time until 2022. Uncertainty surrounding RFS requirements in recent years has resulted in increased volatility in RIN prices. We cannot predict the future prices of RINs or waiver credits for cellulosic biofuels from the EPA, but the costs to obtain the necessary number of RINs and waiver credits could be material.

In 2010 and 2011, the EPA issued partial waivers with conditions allowing a maximum of 15% ethanol to be used in certain vehicles. Future changes to existing laws and regulations could increase the minimum volumes of renewable fuels that must be blended with refined petroleum fuels. Because we do not plan to produce renewable fuels, increasing the volume of renewable fuels that must be blended into our products could displace an increasing volume of the Refinery’s product pool, potentially resulting in lower earnings and materially adversely affecting our business, financial condition and results of operations and cash flows.

During 2013, the price of RINs was very volatile as the EPA’s proposed renewable fuel volume mandates approached the “blend wall.” The blend wall refers to the point at which refiners are required to blend more ethanol into the transportation fuel supply than can be supported by the demand for E10 gasoline (gasoline containing 10 percent ethanol by volume). In November 2013, the EPA published the annual renewable fuel percentage standards for 2014, which acknowledged the blend wall and were generally lower than the volumes for 2013 and lower than statutory mandates. The price of RINs decreased significantly after the 2014 percentage standards were published; however, RIN prices remained volatile and increased subsequently in 2014. In November 2015, the EPA published final notice for RFS obligated volumes for 2014, 2015 and 2016 and Biomass-Based Diesel for 2017. The current standard may cause the blend wall to again become an issue affecting the overall supply of RINs.

We cannot predict the future prices of RINs or waiver credits. The cost of RINs is dependent upon a variety of factors, which include EPA regulations, the availability of RINs for purchase, the price at which RINs can be purchased, transportation fuel production levels, the mix of our petroleum products, as well as the fuel blending performed at the Refinery, all of which can vary significantly from quarter to quarter. Additionally, because we do not expect to produce renewable fuels, increasing the volume of renewable fuels that must be blended into our products could displace an increasing volume of the Refinery’s product pool, potentially resulting in lower earnings. If sufficient RINs are unavailable for purchase or if we have to pay a significantly higher price for RINs, or if we are otherwise unable to meet the EPA’s RFS mandates, our business, financial condition, results of operations and cash flows could be materially adversely affected.

To the extent that we export gasoline and diesel, the EPA’s RFS mandates do not apply, increasing the Company’s profitability dramatically. The Company cannot predict the amount of export volumes and how exports of gasoline and diesel may impact the earnings of the Company.

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We could incur significant costs to comply with greenhouse gas emissions regulation or legislation.

The EPA has adopted and implemented regulations to restrict emissions of greenhouse gases under certain provisions of the Clean Air Act. For example, the EPA requires, in certain circumstances, permitting of certain emissions of greenhouse gases from large stationary sources, such as refineries. The EPA has also adopted rules requiring refiners to report greenhouse gas emissions on an annual basis for emissions occurring after January 1, 2010.

To the extent that future legislation, rules and regulations are enacted, our operating costs, including capital expenditures, may increase and additional operating restrictions could be imposed on our business, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Finally, some scientists have concluded that increasing concentrations of greenhouse gases in the earth’s atmosphere may produce climate changes that may have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events, which if any such event were to occur, it may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Increased regulation of hydraulic fracturing could result in reductions or delays in crude oil production in our existing areas of operation, which could impact our crude oil supply and adversely impact our business.

A significant percentage of the crude oil production in our existing areas of operation is being developed from unconventional sources, such as shale, using hydraulic fracturing. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate production. A number of federal agencies, including the EPA and the U.S. Department of Energy, are analyzing, or have been requested to review, a variety of environmental issues associated with shale development, including hydraulic fracturing. In addition, the EPA has asserted federal regulatory authority over hydraulic fracturing activities under the Safe Drinking Water Act’s Underground Injection Control Program and under the Toxic Substances Control Act of 1976 and in September 2015 issued proposed rules regulating methane emissions from oil and natural gas completion operations. The rules were finalized in June 2016 and became effective in August 2016. Further, some states and municipalities have adopted and other states and municipalities are considering adopting, regulations prohibiting hydraulic fracturing in certain areas or imposing more stringent disclosure. At the same time, certain environmental groups have suggested that additional laws may be needed to more closely and uniformly regulate the hydraulic fracturing process and legislation has been proposed by some members of Congress to provide for such regulation. We cannot predict whether any such legislation will ever be enacted and if so, what its provisions would be. If additional levels of regulation are imposed at the federal, state or local level, this could result in corresponding delays, increased operating costs and process prohibitions for crude oil producers and potentially negatively impact our crude oil supply, which could adversely affect our business, financial condition, results of operations and cash flows.

We could experience business interruptions caused by pipeline shutdowns.

Assuming completion of the Refinery, we may distribute its products by pipeline as well as by rail. Certain of the pipelines we may utilize are subject to common carrier regulatory obligations applicable to interstate oil pipelines that require that capacity must be prorated among shippers in an equitable manner in accordance with the tariff then in effect in the event there are nominations in excess of capacity. Nominations by new shippers or increased nominations by existing shippers may reduce the capacity available to us. Any extended, non-excused downtime at the Refinery could, under certain circumstances, cause us to lose line space on the refined products pipelines used by the Refinery, if we cannot otherwise utilize our pipeline allocations.

As a result, we could experience an interruption of supply or delivery, or an increased cost of receiving crude oil and delivering refined products to market, if the ability of these pipelines to transport crude oil, blended stocks or refined products is disrupted because of accidents, weather interruption, governmental regulation, terrorism, other third-party action, or any other events beyond our control. A prolonged inability to receive crude oil or transport refined products on pipelines that we currently utilize could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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The relative costs of oil, natural gas, nuclear power, hydropower and numerous forms of alternative energy production may have a material adverse impact on our business and operating results.

Global and regional energy supply comes from many sources, including oil, natural gas, coal, hydro, nuclear, solar, wind, geothermal and biomass, among others. A cost or supply shift among these sources could negatively impact our business opportunities going forward and the profitability of those opportunities. A demand shift, where technological advances favor the utilization of one or a few sources of energy may also impact the demand for our products. If demand shifts in a manner that increases energy utilization outside of our traditional customer base or expertise, our business and financial results could be materially adversely affected. In addition, governmental policy can affect the relative importance of various forms of energy sources. For example, non-fossil based sources may require and often receive government tax incentives to foster investment. If these incentives become more prominent, our business and results of operations could suffer.

Terrorist attacks, cyber-attacks, threats of war or actual war may negatively affect our future operations, financial condition, results of operations, cash flows and prospects.

Terrorist attacks in the U.S. as well as events occurring in response to or in connection with them, may adversely affect our planned operations, financial condition, results of operations, cash flows and prospects. Energy-related assets may be at greater risk of future terrorist attacks than other possible targets. A direct attack on assets to be used in our planned operations could have a material adverse effect on our operations, financial condition, results of operations, cash flows and prospects. In addition, any terrorist attack could have an adverse impact on energy prices, including prices for crude oil and refined products and an adverse impact on the margins from our future operations. In addition, disruption or significant increases in energy prices could result in government imposed price controls.

Any disruption of, or our inability to access, our information technology systems could adversely impact our business.

Our planned operations are likely to be dependent on technology infrastructure and to maintain and rely upon certain critical information systems. These information systems are expected to include data network and telecommunications, internet access and our websites and various computer hardware equipment and software applications. These information systems will be subject to damage or interruption from a number of potential sources including natural disasters, software viruses or other malware, power failures, cyber-attacks and other events. To the extent that these information systems are under our control, we expect to implement measures such as virus protection software and emergency recovery processes to address the outlined risks. However, security measures for information systems cannot be guaranteed. Breaches to our networks could lead to such information being accessed, publicly disclosed, lost or stolen, and could result in legal claims or proceedings, liability under laws that protect the privacy of customer information, disrupt the services we expect to provide and damage our reputation, any of which could have a material adverse effect on our planned business, financial condition, results of operations and cash flows. Any compromise of our data security or our inability to use or access these information systems at critical points in time could unfavorably impact the timely and efficient operation of our business and subject us to additional costs and liabilities.

Risks Related to Our Common Stock

We have conducted highly dilutive equity related offerings during 2017 and may conduct further offerings in the future that will dilute the shareholdings of investors.

Since our inception, we have relied on sales of equity and equity related securities to fund our activities. During 2017, we have conducted convertible note offerings that are highly dilutive to our existing stockholders and, due to the original issue discount of the notes and significant redemption premiums, have a high cost of capital. In addition, we entered into an Equity Purchase Agreement with Crown Bridge pursuant to which we have the right to put up to $3,000,000 of our Class A common stock to Crown Bridge. The purchase price of shares issued in connection with each put notice is 80% of the lowest traded price of our Class A common stock in the seven trading days immediately following the clearing date of the put shares for the respective put notice. In connection with the Equity Purchase Agreement, we issued to Crown Bridge, as a commitment fee, an $80,000 convertible promissory note. If the note is not redeemed or we otherwise default thereunder, Crown Bridge may convert the unpaid balance into shares of our Class A common stock at a conversion price equal to the lesser of (i) the closing price of our Class A common stock on the issuance date of the note or (ii) 60% of the average of the three lowest trading prices during the 25-day period prior to the notice of conversion. We expect to conduct further equity offerings in the future to continue as a going concern. As additional equity securities are issued, investors’ percentage interests in our equity ownership will be diluted. The result of this could reduce the value of current investors’ stock. Further, if common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders.

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We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Class A common stock.

Our Class A common stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The Securities and Exchange Commission (the “SEC”) generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our Class A common stock is deemed to be penny stock, trading in the shares of our Class A common stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, except in certain circumstances, the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our Class A common stock and may affect the ability of the Company’s stockholders to sell their shares of Class A common stock.

There can be no assurance that our shares of Class A common stock will qualify for exemption from the “penny stock rule”. In any event, even if our Class A common stock was exempt from the “penny stock rule”, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, our stockholders will not receive any funds unless they sell their Class A common stock, and stockholders may be unable to sell their shares on favorable terms or at all.

Our Class A common stock is subject to price volatility unrelated to our operations.

The market price of our Class A common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Class A common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Class A common stock.

Trading in our Class A common stock on the OTCQB is limited and sporadic making it difficult for our stockholders to sell their shares or liquidate their investments.

Our Class A common stock is currently listed for public trading on the OTCQB tier of the OTC Markets Group, Inc. The trading price of our Class A common stock has been subject to wide fluctuations. Trading prices of our Class A common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our Class A common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our Class A common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

Our Articles of Incorporation provide indemnification for officers, directors and employees.

Our governing instruments provide that officers, directors, employees and other agents and their affiliates shall only be liable to our Company for losses, judgments, liabilities and expenses that result from matters involving intentional misconduct, fraud or a knowing violation of law. Thus certain alleged errors or omissions might not be actionable by us. The governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with our Company, including liabilities under applicable securities laws.

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Crown Bridge will pay less than the then-prevailing market price for our Class A common stock.

The shares of Class A common stock to be issued to Crown Bridge pursuant to the Equity Purchase Agreement will be purchased at 80% of the lowest traded price of our Class A common stock in the seven trading days immediately following the clearing date of the put shares for the respective put notice. In addition, under certain circumstances, Crown Bridge may convert the unpaid balance into the $80,000 convertible note into shares of our Class A common stock at a conversion price lower than the then prevailing market price. Because the put price and the conversion rate are lower than the prevailing market price of our Class A common stock, Crown Bridge has a financial incentive to sell our Class A common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Crown Bridge sells the shares, the price of our Class A common stock could decrease. If our stock price decreases, Crown Bridge may have a further incentive to sell its shares of the Class A common stock that it holds. These sales may have a further impact on our stock price.

The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

The market price of our common stock could decline as a result of issuances and sales by us, including pursuant to the Equity Purchase Agreement, or sales by our existing shareholders, of common stock, or the perception that these issuances and sales could occur. Sales by our shareholders might also make it more difficult for us to issue and sell common stock at a time and price that we deem appropriate. It is likely that the sale of shares by Crown Bridge will depress the market price of our common stock.

The issue and sale of the shares under the Equity Purchase Agreement may also have an adverse effect on the market price of the common shares. Crown Bridge may resell some, if not all, of the shares that we issue to it under the Equity Purchase Agreement and such sales could cause the market price of the common stock to decline significantly. To the extent of any such decline, any subsequent puts would require us to issue and sell a greater number of shares to Crown Bridge in exchange for each dollar of the put amount. Under these circumstances, the existing shareholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Crown Bridge, and because our existing stockholders may disagree with a decision to sell shares to Crown Bridge at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the Equity Purchase Agreement when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

Any shares of our common stock we issue in connection with the put option under the Equity Purchase Agreement, or the conversion option under any of our convertible notes, will cause your ownership interest to be diluted.

Crown Bridge has committed to purchase up to $3,000,000 worth of shares of our Class A common stock. From time to time during the term of the Equity Purchase Agreement, and at our sole discretion, we may present Crown Bridge with a put notice requiring Crown Bridge to purchase shares of our Class A common stock. The purchase price to be paid by Crown Bridge will be 80% of the lowest traded price of our Class A common stock in the seven trading days immediately following the clearing date of the put shares for the respective put notice. As a result, our existing shareholders will experience immediate dilution upon the purchase of any of the shares by Crown Bridge. In addition, because the shares that will be issued in connection with the exercise of our put right or upon the conversion of any of our convertible notes may be sold or converted at a price less than the prevailing market value, the value of your aggregate shareholdings in the Company will be diluted.

We may not have access to the full amount available under the Equity Purchase Agreement.

There is no guarantee that we will satisfy the conditions to the Equity Purchase Agreement. Although the Equity Purchase Agreement provides that we can require Crown Bridge to purchase, at our discretion, up to $3,000,000 worth of shares of our Class A common stock in the aggregate, there can be no assurances that we will be able to satisfy the closing conditions applicable for each put. For example, our ability to draw down funds and sell shares under the Equity Purchase Agreement requires that this resale registration statement be declared effective and continue to be effective. This registration statement registers the resale of 300,000,000 shares issuable under the Equity Purchase Agreement, and our ability to sell any remaining shares issuable under the Equity Purchase Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured and may affect our ability to put shares to Crown Bridge. If we fail to satisfy the applicable closing conditions, we will not be able to sell the put shares to Crown Bridge. There is no guarantee that we will be able to fully utilize the Equity Purchase Agreement. This description is qualified in its entirety by reference to the Equity Purchase Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. When used in this prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares by the selling stockholders. All proceeds from the sale of the Shares will be for the account of the selling security holder. However, we will receive proceeds from the sale of securities to Crown Bridge pursuant to our exercise of a put right granted to us in the Equity Purchase Agreement. Crown Bridge is deemed an underwriter of our common stock.

Our business plan contemplates that we will draw upon the entire $3,000,000 worth of Class A Common Stock under the Equity Purchase Agreement. However, there is no guarantee that we will continue to satisfy all of the conditions precedent to each draw under the Equity Purchase Agreement. See “Risk Factors-- We may not have access to the full amount av ailable under the Equity Purchase Agreement. ”

We intend to utilize the net proceeds from any puts tendered to Crown Bridge under the Equity Purchase Agreement for the repayment of our indebtedness under outstanding convertible notes until we have retired all such notes. From April through October 2017 , we had outstanding an aggregate of approximately $1,110,200 principal amount of convertible notes resulting in net proceeds to us of approximately $867,250, which we utilized for working capital. The notes are due and payable on various dates through October 19, 2019 and bear interest at rates ranging from 8% to 12%. In order to redeem the notes, we will be required to pay redemption premiums that range from 18% to 50% of the principal amounts of the notes, depending upon the date of redemption.

After the assumed repayment of our outstanding convertible notes, the amount of net proceeds received from any additional puts tendered to Crown Bridge under the Equity Purchase Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company. The net proceeds of the Equity Purchase Agreement, even if fully drawn, are not sufficient to commence construction of the Company’s planned Refinery facilities. The Company will require substantial additional equity and debt financing to accomplish such objective. See “Business—Proposed Organizational Structure.”

DETERMINATION OF OFFERING PRICE

The actual offering price of the selling stockholders of the Shares covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the selling stockholders or as otherwise described in the section entitled “Plan of Distribution.” The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock may not trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors.

DILUTION

Under the Equity Purchase Agreement, the purchase price of the shares to be sold to Crown Bridge will be at a price equal to 80% of the lowest traded price of our Class A common stock in the seven trading days immediately following the clearing date of the put shares for the respective put notice. The table below illustrates an issuance of shares of Class A common stock to Crown Bridge under the Equity Purchase Agreement for a hypothetical draw down amount of $25,000 at an assumed trading price of $0.01:

Draw Down Amount	Price to be paid by Crown Bridge	Number of Shares to be Issued
$25,000	$0.008	3,125,000

By comparison, if the trading price of our Class A common stock was $0.0075, the number of shares that we would be required to issue in order to have the same draw down amount of $25,000 would be greater, as shown by the following table:

Draw Down Amount	Price to be paid by Crown Bridge	Number of Shares to be Issued
$25,000	$0.006	4,166,667

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Accordingly, there would be dilution of an additional 1,041,667 shares issued due to the lower stock price of $0.0075 per share. In effect, if we are interested in receiving a fixed funding amount, a lower price per share of our common stock means a higher number of shares to be issued to Crown Bridge in order to receive that fixed funding amount, which equates to greater dilution of existing stockholders. The effect of this dilution may, in turn, cause the price of our Class A common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Crown Bridge, and because our existing stockholders may disagree with a decision to sell shares to Crown Bridge at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price.

The actual number of shares that will be issued to Crown Bridge under the Equity Purchase Agreement will depend upon the market price of our common stock at the time of our puts to Crown Bridge and shortly thereafter.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Public Market for Common Stock

Commencing on November 2, 2017, our Class A common stock has been listed on the OTCQB under the symbol “MMEX”. The OTC Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks”, as well as volume information. Prior to November 2, 2017, our Class A common stock was quoted on the OTC Pink tier. The following table indicates the quarterly high and low bid price for our Class A common stock for the fiscal years ending April 30, 2016 and April 30, 2017 and for the current fiscal year through November 2, 2017 . Such inter-dealer quotations do not necessarily represent actual transactions and do not reflect retail mark-ups, mark-downs or commissions.

	High	Low
Fiscal year ended April 30, 2016
Quarter ended July 31, 2015	$0.02	$0.01
Quarter ended October 31, 2015	$0.02	$0.02
Quarter ended January 31, 2016	$0.02	$0.0041
Quarter ended April 30, 2016	$0.0063	$0.0041

Fiscal year ended April 30, 2017
Quarter ended July 31, 2016	$0.0063	$0.0049
Quarter ended October 31, 2016	$0.0104	$0.0049
Quarter ended January 31, 2017	$0.0049	$0.0001
Quarter ended April 30, 2017	$0.0563	$0.0001

Fiscal year ended April 30, 2018
Quarter ended July 31, 2017	$0.0097	$0.0066
Quarter ended October 31, 2017	$0.0249	$0.0076
Quarter ending January 31, 2018 (through November 2, 2017)	$0.0141	$0.0134

On November 2, 2017, the closing bid price of the Class A common stock as reported on the OTCQB was $.0141 . We have not repurchased any of our equity securities.

Holders

As of October 31, 2017, we had approximately 140 record holders of our Class A common stock and one record holder of our Class B common stock, according to the books of our transfer agent. The number of our stockholders of record excludes an undetermined number of stockholders whose shares are held in “street” or “nominee” name.

Dividends

We have not declared or paid any cash or other dividends on the common stock and have no intention of doing so in the foreseeable future. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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Equity Compensation Plans

As of April 30, 2017, the following securities were issuable under the Company’s equity compensation plans. As set forth in the table below, none of these transactions were approved by shareholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities in Column (a) (c)

Equity Compensation Plans Approved by Security Holders	0	0	0
Equity Compensation Plans Not Approved by Security Holders (1)(2)(3)	397,261,211	$0.09	0
Total	397,261,211	$0.09	0

______________

(1)	Consists of options to purchase 2,000,000 shares of Class A common stock and warrant to purchase 395,261,211 shares of Class A common stock.
(2)

During the year ended April 30, 2014, the Company issued options to the three persons then serving as directors (in lieu of cash compensation) to purchase an aggregate of 2,000,000 shares of common stock at an exercise price of $0.35 per share. The options expire on the tenth anniversary of the date of grant and vested over a two year period from the date of grant. In June 2017, the option holders surrendered their options to the Company and the options were terminated.

(3)	During May 2017, certain warrant holders exercised warrants to purchase 353,359,992 shares of Class A common stock.

Penny Stock

Our stock is considered to be a penny stock. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

The following discussion and analysis constitutes forward-looking statements for purposes of the Securities Act and the Exchange Act and as such involves known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect”, “estimate”, “anticipate”, “predict”, “believes”, “plan”, “seek”, “objective” and similar expressions are intended to identify forward-looking statements or elsewhere in this report. Important factors that could cause our actual results, performance or achievement to differ materially from our expectations are discussed in detail in Item 1 above. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Notwithstanding the foregoing, we are not entitled to rely on the safe harbor for forward looking statements under 27A of the Securities Act or 21E of the Exchange Act as long as our stock is classified as a penny stock within the meaning of Rule 3a51-1 of the Exchange Act. A penny stock is generally defined to be any equity security that has a market price (as defined in Rule 3a51-1) of less than $5.00 per share, subject to certain exceptions.

The following discussion should be read in conjunction with the Consolidated Financial Statements, including the notes thereto.

Overview

Business Plan

We are a development stage company engaged in the exploration, extraction, refining and distribution of oil, gas, petroleum products and electric power. We plan to focus on the acquisition, development and financing of oil, gas, refining and electric power projects in Texas, Peru, and other countries in Latin America using the expertise of our principals to identify, finance and acquire these projects.

The most significant focus of our current business plan is to build crude oil refining facilities in the Permian Basin in West Texas. We intend to implement our current business plan in two phases, First, through our subsidiary, Pecos Refining, we intend to build and commence operation of a 10,000 bpd crude oil Distillation Unit that will produce a non-transportation grade diesel primarily for sale in the local market for drilling mud and frac fluids, along with naphtha and heavy fuel oil to be sold to other refiners. Second, through a separate subsidiary, we intend to build and commence operation of the Large Refinery with up to 100,000 bpd capacity at the same location in West Texas. These projects will be built on 476 acres located 20 miles northeast of Fort Stockton, Texas, near the Sulfur Junction spur of the Texas Pacifico Railroad. If successfully developed, the Refinery would connect to existing railways and pipelines to market diesel, gasoline, liquefied petroleum gas and other refined products within the U.S., with the potential to market these products and crude oil to western Mexico and South America. If completed, the Large Refinery will be one of the first full scale oil refineries built in the United States in more than 40 years.

The Company is focusing on the Distillation Unit first in an effort to build and commence operations, and ultimately generate cash flow, on an expedited basis. The permitting process is significantly shorter for construction of the Distillation Unit and we received the permit from TCEQ on August 30, 2017. The permitting process for the Large Refinery is expected to be 12-18 months. Additionally, the construction of the Distillation Unit will require significantly less capital than the construction of the Large Refinery. As a result, the less capital will be required to build and complete the project and generate revenue and profits.

Initially, Pecos Refining, the owner of the Distillation Unit, and the entity we form to own and operate the Large Refinery will be wholly-owned subsidiaries of the Company. However, the construction of the Distillation Unit and the Large Refinery will require substantial equity and debt financing, far beyond the expected resources of the Company, and we anticipate that these Subsidiaries will obtain equity and debt financing to finance the cost of construction. We anticipate these Subsidiaries will be able to finance approximately 80% of the total costs of the Distillation Unit and the Large Refinery through debt financing, and the remaining 20% of the total costs would be financed through equity investments. To the extent these Subsidiaries raise money through the issuance of equity securities, our ownership will be diluted. We intend to retain managerial control of the Subsidiaries; however, our economic ownership of such entities may be a minority interest. As such, we will be entitled to only a portion of any future distributions made by these Subsidiaries.

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We plan on marketing and distributing refined products in the Western areas of the United States and Mexico, and we may export product to Latin America. The Refinery will be located on the Texas Pacifico Railroad rail route 20 miles Northeast of Fort Stockton, Texas, approximately 1.5 miles from the Sulphur Junction on the Texas Pacifico Railroad. Once needed repairs are finished to the tracks and railway, the Texas Pacifico Railroad will connect to the Ferromex RR in Ojinago, Mexico, giving us access to the western Mexico markets. On August 4, 2017 the Texas Department of Transportation’s (TxDOT) announced receipt of a $7 million federal grant from The U.S. Department of Transportation to strengthen existing rail infrastructure in Permian Basin. As announced on August 4 , the funds are expected to help rebuild the Presidio-Ojinaga International Rail Bridge and 72 miles of track on the South Orient Rail L ine that run from the Mexico border to near Coleman, Texas owned by the state of Texas but maintained and operated by Texas Pacifico Transportation, Ltd. under a lease with TxDOT.

According to a report the Company received from VFuels Oil & Gas Engineering, the cost of a Distillation Unit with a 10,000 bpd capacity would be approximately $50 million. According to a report the Company received from KP Engineering, the cost of a 50,000 bpd refinery is estimated to be approximately $500 million and the cost of a 100,000 bpd refinery is estimated to be approximately $850 million. These estimates are only preliminary estimates and are subject to substantial change when additional engineering is completed.

Constructing the Refinery will require a significant number of governmental permits and approvals. The principal permit for the construction of the Refinery is the air quality permit issued by TCEQ and it was received by the Company on August 30, 2017. Trinity Consultants, the Company’s air quality permit advisor, estimates it will take approximately 18 months once the permit is filed to obtain the air quality permit for the Large Refinery. According to VFuels Oil & Gas Engineering, construction for the Distillation Unit would take approximately 12 to 15 months . . KP Engineering has estimated that the completion of the Large Refinery would take from 15 to 18 months following the receipt of the air quality permit.

We have no direct operations and no significant assets other than certain contractual rights relating to the ownership of certain real property and the development of the Refinery.

Results of Operations

We recorded a net loss of $6,765,291, or $0.01 per share, for the fiscal year ended April 30, 2017, compared to a net loss of $2,523,853, or $0.02 per share, for the fiscal year ended April 30, 2016.

Revenues

We have not yet begun to generate revenues.

General and Administrative Expenses

Our selling, general and administrative expenses decreased $20,132 to $211,160 for the year ended April 30, 2017 from $231,292 for the year ended April 30, 2016. The decrease is due to reduced payroll and operating expenses as we have focused on our new development strategy, offset by increased professional fees in the current fiscal year. Our selling, general and administrative expenses increased $314,540 to $338,130 for the three months ended July 31, 2017 from $23,590 for the three months ended July 31, 2016. The increase is due to additional professional fees, travel and other expenses associated with securing debt financing, administrative activities of our proposed refinery project and filing of our S-1 registration statement.

Refinery Start-Up Costs

We expense all costs incurred prior to opening the Refinery, including acquisition of refinery rights, planning, design and permitting. Such costs totaled $372,560 for the year ended April 30, 2017 and $333,111 for the three months ended July 31, 2017 . We did not incur any refinery start-up costs during the year ended April 30, 2016.

Depreciation and Amortization Expense

Our depreciation and amortization expenses are not currently material to our operations and our property and equipment was fully depreciated as of April 30, 2017. Depreciation and amortization expenses were $386 and $1,947 for the years ended April 30, 2017 and 2016, respectively , and $290 and $324 for the three months ended July 31, 2017 and 2016, respectively.

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Other Income (Expense)

Our interest expense decreased $246,213 to $283,261 for the year ended April 30, 2017 from $529,474 for the year ended April 30, 2016 due to a reduction in our interest-bearing indebtedness, partially offset by the fees incurred on and debt discount amortization associated with new convertible notes issued in the current fiscal year. Our interest expense increased $258,369 to $294,608 for the three months ended July 31, 2017 from $36,239 for the three months ended July 31, 2016, due to new convertible debt during the first quarter of the current fiscal year and, including amortization of debt discount on the new convertible notes payable.

For the years ended April 30, 2017 and 2016, we reported a loss on derivative liabilities of $6,105,727 and $395,619, respectively, and $4,466,683 and $85,695 for the three months ended July 31, 2017 and 2016, respectively. The increase in loss on derivative liabilities in the current fiscal year resulted primarily from the issuance of new warrants. In a series of subscription agreements, we issued warrants that contain certain anti-dilution provisions that we have identified as derivatives. We also identified the variable conversion feature of certain convertible notes payable as derivatives. We estimate the fair value of the derivatives using multinomial lattice models that value the warrants based on a probability weighted cash flow model using projections of the various potential outcomes. These estimates are based on multiple inputs, including the market price of our stock, interest rates, our stock price volatility and management’s estimates of various potential equity financing transactions. These inputs are subject to significant changes from period to period and to management's judgment; therefore, the estimated fair value of the derivative liabilities will fluctuate from period to period, and these fluctuations may be material.

For the year ended April 30, 2017, we reported a gain on extinguishment of debt from the settlement of accrued salaries of $207,803. For the year ended April 30, 2016, we reported a loss on extinguishment of debt of $1,365,521 resulting primarily from the conversion of preferred stock and accrued dividends and convertible notes payable to shares of our common stock. We record the value of the shares issued at the current market price, which was significantly higher than the conversion price per share, resulting in a loss on conversion.

We reported a gain on extinguishment of liabilities of $475,587 for the three months ended July 31, 2017. We had no gain or loss on extinguishment of liabilities for the three months ended July 31, 2016. Our gain on extinguishment of debt during the first quarter of the current fiscal year resulted from the settlement and extinguishment of a convertible note payable, preferred stock and certain accounts payable and accrued expenses. Where shares of our Class A common stock are issued in extinguishment of debt, we record the value of the shares issued at the current market price, which at times is significantly higher than the book value of the debt, resulting in a gain on extinguishment of debt.

Net Loss

As a result of the above, our net loss increased to $6,765,291 for the year ended April 30, 2017 from $2,523,853 for the year ended April 30, 2016. Primarily as a result of the gain on derivative liabilities and gain on extinguishment of debt discussed above, we reported net income of $3,976,131 and $25,542 for the three months ended July 31, 2017 and 2016, respectively.

Non-Controlling Interest in Loss of Consolidated Subsidiaries

We have little activity in our consolidated subsidiaries. Non-controlling interest in loss of consolidated subsidiaries remained constant and was $1,824 for the year ended April 30, 2017 compared to $1,838 for the year ended April 30, 2016, and $346 and $462 for the three months ended July 31, 2017 and 2016, respectively.

Net Loss Attributable to the Company

Net loss attributable to the Company increased to $6,763,467 for the year ended April 30, 2017 from $2,522,015 for the year ended April 30, 2016, and $3,976,477 and $26,004 for the three months ended July 31, 2017 and 2016, respectively.

Liquidity and Capital Resources

Working Capital

As of July 31, 2017, we had current assets of $45 ,552, comprised of cash, and current liabilities of $2, 632,590, resulting in a working capital deficit of $2,587,038. Included in our current liabilities as of July 31, 2017 are derivative liabilities of $710 ,448, which we do not anticipate will require the payment of cash.

Sources and Uses of Cash

Our sources and uses of cash for the years ended April 30, 2017 and 2016 were as follows:

	2017	2016

Cash, Beginning of Year	$1,030	$141
Net Cash Used in Operating Activities	(281,409)	(74,111)
Net Cash Provided by Investing Activities	-	-
Net Cash Provided by Financing Activities	334,892	75,000

Cash, End of Year	$54,513	$1,030

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We used net cash of $281,409 in operating activities for the year ended April 30, 2017 as a result of net loss attributable to the Company of $6,763,467, non-controlling interest in net loss of consolidated subsidiaries of $1,824 and non-cash gain of $207,803, partially offset by non-cash expenses totaling $6,499,532 and increases in accounts payable of $49,201 and accrued expenses of $142,952.

By comparison, we used net cash of $74,111 in operating activities for the year ended April 30, 2016 as a result of net loss attributable to the Company of $2,522,015, non-controlling interest in loss of consolidated subsidiaries of $1,838 and a decrease in accounts payable of $12,985, partially offset by non-cash expenses totaling $2,171,341 and an increase in accrued expenses of $291,386.

We had no net cash provided by or used in investing activities for the years ended April 30, 2017 and 2016.

We had net cash provided by financing activities of $334,892 for the year ended April 30, 2017, comprised of proceeds from common stock payable of $49,741, proceeds from issuance of common stock of $76,369 and net proceeds from convertible notes payable of $208,782.

Net cash provided by financing activities was $75,000 for the year ended April 30, 2016 from proceeds from common stock payable.

Our sources and uses of cash for the three months ended July 31, 2017 and 2016 were as follows:

	2017	2016
Cash, beginning of period	$54,513	$1,030
Net cash used in operating activities	(332,254)	(18,695)
Net cash used in investing activities	(75,457)	-
Net cash provided by financing activities	398,750	21,000
Cash, end of period	$45,552	$3,335

We used net cash of $332,254 in operating activities for the three months ended July 31, 2017 as a result of net income attributable to the Company of $3,976,477, non-cash expenses totaling $484,451 and increases in accounts payable of $112,772 and accrued expenses of $37,562, offset by non-controlling interest in net loss of consolidated subsidiaries of $346, non-cash gains totaling $4,942,270 and increase in deposits of $900.

By comparison, we used net cash of $18,695 in operating activities for the three months ended July 31, 2016 as a result of net income attributable to the Company of $26,004, non-cash expenses of $324 and increases in accounts payable of $5,026 and accrued expenses of $36,108, offset by non-controlling interest in net loss of consolidated subsidiaries of $462 and non-cash gain of $85,695.

Net cash used in investing activities for the three months ended July 31, 2017 was $75,457, comprised of purchase of property and equipment. We had no net cash provided by or used in investing activities for the three months ended July 31, 2016.

We had net cash provided by financing activities of $398,750 for the three months ended July 31, 2017, comprised of proceeds convertible notes payable of $435,750, partially offset by debt issuance costs of $37,000.

Net cash provided by financing activities was $21,000 for the three months ended July 31, 2016 from proceeds from common stock payable.

Capital Resources

We have not generated any revenues or operating cash flows. As a result, we have significant short-term cash needs. Our principal source of operating capital has been provided from private sales of our common stock and warrants and debt financing.

From April through October 2017, we issued an aggregate of approximately $1,110,200 principal amount of convertible notes resulting in net proceeds to us of approximately $867,250. The notes are due and payable on various dates through October 19, 2019 and bear interest at rates ranging from 8% to 12%. The notes are convertible into shares of our Class A common stock at a discount from the lowest price during certain measurement periods prior to the date of conversion. In order to redeem the notes, we will be required to pay redemption premiums that range from 18% to 50% of the principal amounts of the notes, depending upon the date of redemption. The notes also contain penalty provisions in the event of our default in repayment of the notes (if not converted by the holder into shares of common stock) on the first anniversary after issuance.

On June 12, 2017, we entered into an equity purchase agreement with Crown Bridge for the purpose of commencing a redemption of our convertible note obligations and providing additional working capital for us to pursue our business strategy. Pursuant to the terms of this agreement, as amended, Crown Bridge has committed to purchase up to $3,000,000 of our common stock for a period of up to 24 months commencing upon the effectiveness of a registration statement covering the resale of shares issuable to Crown Bridge under this agreement. This facility allows us to deliver a put notice to Crown Bridge stating the dollar amount of common stock that we intend to sell to Crown Bridge on the date specified in the put notice. The amount of each put notice is limited to a formula that is equal to the lesser of (i) $100,000 or (ii) 150% of the average dollar value of the trading volume of our stock, the lowest price during the trading period, for the seven days prior to the purchase of shares by Crown Bridge. Accordingly, there is no assurance that we will be able to effectively utilize the equity financing provided by this facility to fully redeem our outstanding convertible notes.

Even if we fully utilize the equity purchase facility from Crown Bridge, our available cash resources are expected to continue to be insufficient to satisfy our anticipated costs over the next 12 to 18 months. Until we can generate cash from operations in future periods to contribute to our capital requirements, we will to continue to rely on external financing activities, including the sale of our equity securities, to satisfy our capital requirements for the foreseeable future. Due, in part, to our lack of historical revenues or earnings, our prior success in attracting additional funding has been limited to transactions in which our equity is used as currency. Equity financings of the type we have been required to pursue are dilutive to our stockholders and may adversely impact the market price for our shares. There can be no assurance that we will be successful in consummating any such future financing transactions on terms satisfactory to us, or at all.

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In addition, we do not expect to have the financial resources necessary to complete the proposed Refinery projects. The Company expects to operate the Distillation Unit through its subsidiary, Pecos Refining, and to operate the Large Refinery through another subsidiary set up for such purpose. The construction of the Distillation Unit and the Large Refinery will require substantial equity and debt financing, far beyond the expected resources of the Company. We anticipate that these Subsidiaries will obtain typical project development financing for the construction and development of the Distillation Unit and the Large Refinery and that such financings will be composed of both debt and equity financings. We anticipate these Subsidiaries will be able to finance approximately 80% of the total costs of the Distillation Unit and the Large Refinery through debt financing, and the remaining 20% of the total costs would be financed through equity investments. The Company has had only preliminary discussions with prospective equity sources regarding the financing of these projects and it is unclear at this time if we will be able to obtain such financing and, if so, how much equity in the Subsidiaries the equity investors will require in order to provide the financing. Any equity financing into which a Subsidiary enters will dilute the Company’s ownership of such Subsidiary. In addition, while the Company believes that the Refinery’s cost is financeable in large part through debt, it has not yet obtained a letter of intent or commitment for such financing.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to inventories, investments, intangible assets, income taxes, financing operations, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

For further information on our significant accounting policies see the notes to our consolidated financial statements included in this filing. There were no changes to our significant accounting policies during the year ended April 30, 2017 or three months ended July 31, 2017. The following is a description of those significant accounting policies that involve estimates and judgment by management.

Derivative Liabilities

In a series of subscription agreements, we issued warrants that contain certain anti-dilution provisions that we have identified as derivatives. We have also identified the conversion feature of certain convertible notes payable as a derivative. We estimate the fair value of the derivatives using multinomial lattice models that value the derivatives based on a probability weighted cash flow model using projections of the various potential outcomes. These estimates are based on multiple inputs, including the market price of our stock, interest rates, our stock price volatility and management’s estimates of various potential equity financing transactions. These inputs are subject to significant changes from period to period and to management’s judgment; therefore, the estimated fair value of the derivative liabilities will fluctuate from period to period, and the fluctuation may be material.

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Fair Value of Financial Instruments

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures,” and ASC 825, “Financial Instruments,} FASB established a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements and reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable, accrued expenses and notes reported on the accompanying consolidated balance sheets are estimated by management to approximate fair value primarily due to the short-term nature of the instruments.

An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value using a hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy prioritized the inputs into three levels that may be used to measure fair value:

•	Level 1- Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
•	Level 2- Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in markets that are not active.
•	Level 3- Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Our derivative liabilities are measured at fair value on a recurring basis and estimated as follows at July 31, 2017, April 30, 2017 and 2016:

July 31, 2017	Total	L evel 1	Level 2	Level 3
Derivative liability	$710,448	$-	$-	$710,448

April 30, 2017	Total	Level 1	Level 2	Level 3

Derivative liability	$6,610,001	$-	$-	$6,610,001

April 30, 2016	Total	Level 1	Level 2	Level 3

Derivative liability	$395,619	$-	$-	$395,619

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INDUSTRY OVERVIEW

Background on Refining

Oil refining is the process of separating hydrocarbon molecules present in crude oil and converting them into marketable, finished petroleum products, such as gasoline, diesel fuel, jet fuel, lubricants and petrochemicals. Refining is primarily a margin-based business where both the feedstock (primarily crude oil) and refined petroleum products are commodities with fluctuating prices. Refiners create profit by selling refined petroleum products at prices higher than the costs of acquiring crude oil and other feedstocks, and by managing operating costs. It is important for a refinery to maximize the yields of high value finished products and to minimize the costs of feedstock and operating expenses. Access to robust supply and distribution infrastructure such as pipelines or rail infrastructure that can deliver low-cost crude oil and provide for the delivery of refined products is also a key driver of profitability.

The United States has historically been the largest consumer of petroleum-based products in the world. According to the U.S. Energy Information Administration’s (the “EIA”) 2016 Refinery Capacity Report, there were 139 operating oil refineries in the United States in January 2015, with a total refining capacity of approximately 18.2 million bpd. High capital costs, historical excess capacity and environmental regulatory requirements have limited the construction of new refineries in the United States over the past 35 years and reduced the number of refineries from 254 in 1982 to 139 in 2016. Domestic operating refining capacity has increased at a compounded annual growth rate of 0.3% between January 1982 and January 2016, from 16.1 million bpd to 18.2 million bpd, according to the EIA. This net increase in capacity is the result of efficiency measures and expansions at various refineries, partially offset by the closure of more than 115 smaller and less efficient refineries. The Refinery, if built, will be the first fully-new large scale refinery built in the United States in the last 40 years.

Ownership of Refineries

Refineries are owned by either integrated oil companies or independent entities. Integrated oil companies have upstream operations, which are concerned with the exploration and production of crude oil, combined with downstream businesses such as refining, marketing, logistics and petrochemicals.

An independent refiner has no proprietary crude oil production, and it purchases its feedstocks on the open market under term or spot contracts. Refiners distribute their products through bulk, wholesale or retail channels under term and spot contracts. Many refiners, both integrated and independent, distribute part of their refined products through retail outlets.

Based on data from EIA, in recent years, many integrated oil companies have sought to lower their exposure to the refining sector. Because of this trend, the refining industry increasingly must rely on its own operations for its profitability. We believe this trend will continue.

Refining Basics

Refineries are uniquely designed to process specific types of crude oils into selected products. In general, each of a refinery’s different process units performs one of three functions:

•	separate through distillation the many types of hydrocarbons present in crude oil into a number of different components, ranging from light to heavy;
•	catalytically or thermally convert the separated hydrocarbons into more desirable products; and
•	treat the products by removing unwanted elements and compounds.

Each function in the refining process is designed to maximize the value of the refined petroleum products produced. Below is a general description of refinery process units. Not all refineries possess each of these units.

Distillation

Typically crude oil is initially processed at a refinery in the atmospheric and vacuum distillation units. Crude oil is separated by boiling point in the distillation units under high heat and low pressure and recovered as hydrocarbon fractions. The lowest boiling fractions, including gasoline and LPG, vaporize and exit the top part of the atmospheric distillation unit. Medium boiling liquids, including jet fuel, kerosene and distillates such as gasoil, heating oil and diesel fuel, are drawn from the middle of the distillation unit. Higher boiling liquids, such as fuel oils and the highest boiling liquids, called residuum, are drawn together from the bottom of the atmospheric distillation unit and separated further in the vacuum distillation unit. Vacuum residues can be used for fuel oil or bitumen production. The various fractions are then pumped to the next appropriate unit in the refinery for further processing into higher value products or are sent to storage tanks for sale to customers.

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Conversion

The next step in the refining process is to convert the hydrocarbon fractions into distinct products. One of the ways of accomplishing this is through “cracking,” a process that breaks or cracks higher boiling fractions into more valuable products, such as gasoline, distillates and gasoil. The most important conversion units are the hydrocracker, the FCC unit and the coker. Thermal cracking is generally accomplished in the coker. The coker upgrades residuum into naphtha, distillate and gasoil and produces coke as a residual. Catalytic cracking is accomplished in the hydrocracker and/or FCC unit. Hydrocrackers receive feedstocks from cokers, FCCs and crude oil distillation units and convert lower value intermediate products into gasoline, naphtha, kerosene and distillates under very high pressure in the presence of hydrogen and a catalyst. The FCC unit converts gasoil and some residual from the crude oil distillation units into LPG, gasoline and distillates by applying heat in the presence of a catalyst. An FCC unit produces a higher percentage of gasoline, whereas a hydrocracker produces a higher percentage of diesel.

The reformer converts naphtha, or low-octane gasoline fractions, into higher octane gasoline blendstocks, which are used to increase the overall octane level of the gasoline pool. The alkylation unit reduces the vapor pressure and enhances the octane of gasoline blendstocks produced by the FCC and coker units through the conversion of light olefins to heavier, high-octane paraffins.

Removal of Impurities

Lastly, the intermediate products from the distillation and conversion processes are treated to remove impurities, such as sulfur, nitrogen and heavy metals and are processed to enhance octane, reduce vapor pressure and to meet other product specifications. Treatment for sulfur, nitrogen and metals is most-commonly accomplished in hydrotreating units by heating the intermediates under high pressure in the presence of hydrogen and catalysts.

Crude Oil Quality

The quality of crude oil dictates the level of processing and conversion necessary to achieve the optimal mix of finished products. In seeking to maximize their refining margins, refiners strive to process the optimal mix or slate of crude oils through their refineries, depending on their refinery’s conversion and treating equipment, the desired product output and the relative price of available crude oils. The terms light, medium and heavy when used in reference to crude oils refer to their density and the terms sweet and sour refer to their sulfur content. These terms are often used in conjunction with each other to describe the qualities of crude oil.

Industry Terminology

Crack Spreads

Crack spreads are a proxy for refining margins and refer to the margin that would be derived from the simultaneous purchase of crude oil and the sale of refined petroleum products, in each case at the then-prevailing price. The 2-1-1 crack spread assumes two barrels of crude oil will be converted, or “cracked,” into one barrel of gasoline and one barrel of heating oil or diesel fuel. Average 2-1-1 crack spreads vary from region to region throughout the United States, depending on the supply and demand balances of crude oils and refined products.

Actual refinery margins vary from benchmark crack spreads due to the actual crude oils used and products produced, transportation costs, regional differences and the timing of the purchase of the feedstock and sale of light products.

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Benchmark Crude Oils

Crude oil pricing is generally quoted in reference to the classification of the crude oil, which is based on certain physical characteristics, the source of its production and the major trading hub with which it is associated. Relevant classifications of crude oil include:

•	West Texas Intermediate (“WTI”). WTI is a grade of crude oil that is described as light because of its relatively low density, and sweet because of its low sulfur content. Cushing, Oklahoma is a major trading hub for WTI and has been the delivery point for crude oil contracts, and therefore the price settlement point, on the NYMEX for over three decades.
•	Louisiana Light Sweet (“LLS”). LLS is a major benchmark for light, sweet crude oil that is sourced from the Gulf Coast region. It has a slightly higher density and slightly lower sulfur content than WTI.
•	Brent Crude Oil (“Brent”). Brent is a major trading classification of light, sweet crude oil comprised of Brent, Forties and Oseberg and Ekofisk, which are types of crude oil blends sourced from the North Sea. The Intercontinental Exchange is a major trading hub for Brent. Petroleum suppliers in Europe, Africa and the Middle East often set prices for Brent crude oil according to its value on the Intercontinental Exchange if it is being sold in the Western Hemisphere.

Light-Heavy Crude Oil Differential

The light-heavy crude oil differential is the price differential between heavy (high density), sour (high sulfur) and light (low density), sweet (low sulfur) crude oils.

Product Differentials

Because refineries produce many other products that are not reflected in crack spreads, product differentials relative to the products reflected in the crack spreads are calculated to analyze a given refinery’s product mix advantage. Refineries that have an economic advantage are those that produce relatively high volumes of premium products, such as premium and reformulated gasoline, low-sulfur diesel fuel and jet fuel and relatively low volumes of lesser valued products, such as LPG, residual fuel oil, petroleum coke and sulfur.

Operating Costs

Major operating costs for refineries include employee labor, maintenance and energy. Employee labor and maintenance are relatively fixed costs that generally increase in proportion to inflation. By far, the predominant variable cost is energy such as natural gas, electricity and refinery fuel gas.

Refinery Products

The main products produced by a refinery are as follows:

•	Gasoline. One of the most significant refinery products is motor gasoline. Various gasoline blendstocks, including RBOB ( Reformulated Blendstock for Oxygenate Blending) and CBOB (Conventional Blendstock for Oxygenate Blending), are blended to achieve specifications for premium and regular grades in both summer and winter gasoline formulations. Additives are often used to enhance performance and provide protection against oxidation and rust formation.
•	Middle Distillates. Middle distillates are diesel fuels, heating oil and kerosene. Diesel fuels are used for on-road vehicles, construction equipment, locomotives and stationary and marine engines. Heating oil fuels are used for home heating, oil-fired heating plants and boilers. Kerosene is used for jet fuel, cooking, space heating, lighting and solvents and for blending into diesel fuel.
•	Residual Fuels. Many marine vessels, power plants, commercial buildings and industrial facilities use residual fuels or combinations of residual and distillate fuels for heating and power generation. Bitumen, a low-value residual product, is used primarily for asphalt coating of roads and roofing materials.
•	Petrochemical Feedstocks. Many products derived from crude oil refining, such as ethylene, propylene, butylene, isobutylene, tetramer, nonene, toluene, xylene and benzene are primarily intended for use as petrochemical feedstocks in the production of plastics, synthetic fibers, synthetic rubbers and other products. A variety of petrochemical feedstocks are produced for use as solvents, including benzene, toluene and xylene.
•	Naphtha. Naphtha is a low-octane gasoline product used as a feedstock by the chemicals industry and for catalytic reforming and the production of hydrogen.
•	Propane. Propane is a natural gas liquid with a variety of commercial, residential and industrial uses primarily as a fuel, and for heating and refrigeration.
•	Niche Refined Petroleum Products. Various refined petroleum products are produced in relatively small quantities such as lubricant base oils, biofuels and other refined petroleum products. These products are commonly used as blending components for transportation fuels or as lubricants.

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Refinery Complexity

Refinery complexity refers to an oil refinery’s ability to process feedstocks, such as heavier and higher sulfur content crude oils, into value-added products. Refinery complexity is commonly measured by the Nelson Complexity Index. The Nelson Complexity Index assigns a complexity factor to each major piece of refinery equipment based on its complexity and cost in comparison to crude oil distillation, which is assigned a complexity factor of 1.0. The complexity of each piece of refinery equipment is then calculated by multiplying its complexity factor by its throughput ratio as a percentage of crude oil distillation capacity. Adding up the complexity values assigned to each piece of equipment, including crude oil distillation, determines a refinery’s complexity on the Nelson Complexity Index. A refinery with a complexity of 10.0 on the Nelson Complexity Index is considered ten times more complex than crude oil distillation for the same amount of throughput. The Nelson Complexity Index for the proposed Refinery is 6.0.

Refinery Location

The location of an oil refinery has an important impact on its refining margin since the location influences its ability to access feedstocks and distribute its products efficiently. The location also dictates whether the feedstocks and products can be transported via waterborne vessels, pipelines, rail or tank trucks. Refiners seek to maximize their profits by placing their products in the markets where they receive the highest margins. Historically, for example, refiners whose refineries and logistics systems are situated in areas of high petroleum consumption enjoy a competitive advantage over other suppliers in product distribution and in satisfying local demand. The map below shows the five regions in the United States (called Petroleum Administration for Defense Districts or “PADDs”), which have historically experienced varying levels of refining profitability due to regional market conditions.

Source: EIA

The Refinery will be located in PADD 3. PADD 3 has a refinery capacity that dwarfs the capacity of any of the other PADD regions. And, the PADD 3 region has produced more refined product than is used in the region due to its proximity to the Gulf of Mexico and the Texas and Louisiana Gulf Coast areas. Accordingly, the PADD 3 region has historically “exported” most of its refined product to the other PADD regions and internationally, whether by pipeline, ship or rail.

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The table below shows the export and import of gasoline from the PADD 3 region to other PADD regions and internationally.

Current Industry Trends Relevant to Our Business

The competitive landscape for U.S. refiners has been transformed by the growth of domestic crude oil. With the advent horizontal drilling and hydraulic fracturing, shale basins in the midcontinent of the U.S. began growing at accelerating rates in 2010 and 2011. This growth quickly overwhelmed a pipeline infrastructure that was ill-equipped to handle the volume of crude oil that needed to move from the interior of the United States to the coasts. As a result, the price of domestic crude oil, as represented by the WTI price marker, discounted relative to foreign crude oil, as represented by the Brent price marker. This discount has provided incentive for midstream logistics companies and refiners to build the infrastructure necessary to access this low-cost crude oil including crude-by-rail infrastructure that has been developed over the past several years. We believe that refiners with access to this lower-cost crude oil have benefitted from more attractive refining margins than those that lacked access. This margin environment has driven increased refinery utilization and increased exports of distillate while displacing significant volumes of imported of gasoline, transforming the United States into a net exporter of transportation fuels.

Growth in Domestic Crude Oil Supply, Particularly in the Permian Basin

In recent years the U.S. refining industry has benefitted from growth in U.S. crude oil production, especially production in the Bakken, Eagle Ford and Permian Basin shale basins. Due to advances in unconventional drilling technology and improved drilling economics, crude oil production in the United States increased from approximately 5.5 million bpd in 2009 to an average of nearly 8.9 million bpd in 2016. The aforementioned shale basins drove substantially all of this growth. The substantial decrease in the price of crude oil that began in early 2015 and persisted to the latter portion of 2016 caused a decrease in drilling and a resulting decrease in total crude oil production from these shale regions. Beginning in late 2016 and to the present, the price of crude oil stabilized at around $50 per barrel, drilling increased and shale production a whole increased, as shown in the following table.

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Source: EIA

The Refinery will be located in the Permian Basin of Texas. According to the EIA, between January 2016 and March 2017, oil production in the Permian Basin increased in all but three months, even as domestic crude oil prices fell. As production in other regions fell throughout most of 2015 and 2016, the Permian Basin provided a growing share of U.S. crude oil production.

With rising oil prices over the past year, the Permian Basin continues to be attractive to drillers, as reflected in rising rig counts. According to the EIA, as of April 21, 2017, the number of rigs in the Permian Basin reached 340, or 40% of the 857 total oil- and natural gas-directed rigs operating in the United States. The Permian Basin rig count reached as high as 568 in late 2014 before falling to a low of 134 in spring 2016 and increasing to 340 in April 2017.

Recent geological surveys have further explored the resources contained in the Permian Basin. In November 2016, the U.S. Geological Survey (“USGS”) estimated that technically recoverable tight oil and shale gas resources in the Midland Basin portion of Texas’ Permian Basin (specifically the Wolfcamp shale formation) could exceed 20 billion barrels of oil, 16 trillion cubic feet of natural gas, and 1.6 billion barrels of hydrocarbon gas liquids. The technically recoverable resource estimate for tight oil in the Midland Basin portion of the Permian Basin is higher than any previous USGS assessment of tight oil resources in any domestic resource basin.

Source: U.S. Energy Information Administration, U.S. Geological Survey, University of Texas Bureau of Economic Geology, and Drillinginfo

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The production from these US shale basins, including the Permian Basin, is predominantly light, sweet crude oil, with gravity in excess of 35 degrees API. As a result, coincident with the growth in crude oil from these shale basins, U.S. imports of light crude oil began declining in 2010.

Supply and Logistics Constraints Drive Discounts in Domestic Crude Oil Relative to Foreign Crude Oil

Historically, the United States has relied heavily on foreign crude oil imports which are received in waterborne vessels at coastal refineries and terminals. Given a concentration of U.S. refining capacity in the Gulf Coast, and significant refined product demand inland from the coast, much of the existing U.S. pipeline infrastructure was configured to move imported crude oil and domestic refined products from the Gulf Coast to other refining and population centers in the U.S. midcontinent and northern-tier states. With the growth of crude oil production in inland areas like the Bakken in North Dakota and both the Eagle Ford and Permian in the interior of Texas, new transportation infrastructure was needed to move crude oil generally in the opposite direction, to the coasts.

This mismatch between existing logistics capabilities and the growing need for inland U.S. crude oil producers to transport their crude oil to major refining centers drove a meaningful difference in the price of inland domestic crude oil and coastal crude oil. Inland domestic producers were forced to discount their crude oil in order to clear the market. As a measure of this discount, WTI on average traded at $10.04 per bbl less than Brent for the period from December 2009 to December 2014. This discount provided ample incentive for midstream logistics companies and others to invest in transportation infrastructure. However, the spread between WTI and Brent crude pricing has narrowed considerably, as more infrastructure to support transportation of inland crude oil to the US coasts has been developed.

During the last year, for example, the spread between WTI pricing and Brent pricing has been around $3 per barrel.

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Access to Domestic Crude Oil Provides Certain Refiners an Input Cost Advantage

Given the price differential between domestic and foreign crude oil over the past several years, refiners that have had access to low-cost domestic crude oil have demonstrated consistently higher margins relative to refiners that did not have access. Until the transportation infrastructure described above was built out, refineries in PADD II (Midwest), PADD III (Gulf Coast) and PADD IV (Rocky Mountain) have had access to these cheaper domestic crude oils via pipeline while refineries in PADD I (East Coast) and PADD V (West Coast) had to rely more heavily on waterborne imports or costly deliveries of domestic crude oil from the Gulf Coast via Jones Act compliant coastal barges and vessels.

This advantage is reflected in comparing the 2-1-1 crack spread using WTI crude oil as the input against the same crack spread using Brent crude oil as the input. According to information from the EIA, for the period from 2011 to mid-2013 the 2-1-1 WTI crack spread ranged from approximately $3 per barrel higher than the Brent crack spread to over $20 per barrel higher. From mid-2013 to 2015, the WTI crack spread over the Brent crack spread narrowed, ranging from a high of approximately $11 per barrel to a low of less than $1. After 2014, the WTI crack spread and Brent crack spread narrowed even further, with the Brent crack spread exceeding the WTI crack spread for brief periods. For the first few months of 2017, the WTI crack spread has exceeded the Brent-WTI crack spread by $2 or less per barrel

The United States is Becoming a Larger Exporter of Gasoline and Distillate, Including to Mexico

Coincident with accelerating crude oil production growth in the U.S. shale basins in 2010 and 2011, U.S. refining capacity utilization has increased significantly, as noted above. This has led to the U.S. becoming a net exporter of gasoline and distillate. One of the strongest export markets for US gasoline is Mexico, the market the Company intends to pursue.

The Mexican government is in the process of opening its gasoline and diesel markets to outside competition and replacing government-set prices with market-based prices. Last year, Mexico began allowing entities other than the state-owned company Petróleos Mexicanos (Pemex) to import gasoline and diesel and open retail stations. These changes followed previous energy sector reforms that ended Pemex’s upstream monopoly and opened the oil and natural gas sectors to foreign direct investment. According to the EIA, although Mexico is a large crude oil producer, it relies heavily on imports of gasoline from the United States to meet domestic demand. Based on reports from the EIA, the Company expects that these gasoline and diesel market reforms in Mexico will have significant implications for the sale of U.S.-produced gasoline.

The switch to market-based pricing in Mexico is being implemented in phases starting with a series of national price adjustments. The transition began at the start of this year. As reported by the EIA, January retail prices have averaged 14% and 20% higher than in December for regular gasoline and premium gasoline, respectively.

For the past several years, Pemex total gasoline sales, which can be used as an estimate for consumption, averaged around 800,000 bpd. However, gasoline sales increased 2.5% and averaged nearly 820,000 bpd in 2016 (through November). Mexican consumption of gasoline has been significantly greater than refinery production, with the difference increasing over the past three years.

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According to the EIA, Mexico’s refineries have historically been running at low utilization rates because they are challenged to produce clean gasoline and distillate fuels from the available marginal barrel of heavy sour crude oil. More recently, outages have hampered Mexico’s six refineries, which had a total output (including non-gasoline products) of 1.1 million bpd through November 2016, down from 1.3 million bpd over the same months in 2015. Mexican refinery output of gasoline fell steeply to 381,000 bpd in 2015 and then fell again to 333,000 bpd in 2016 (through November). Refinery utilization rates in Mexico declined in 2016 from 78% in January to 60% in November, creating a widening gap between domestic supply and demand.

To meet demand, Mexican imports of gasoline have climbed rapidly over the past two years. According to Pemex, Mexico’s motor gasoline imports were 122,000 bpd higher during the first 11 months of 2016 than during the comparable 2014 period. Since 2008, EIA data indicates that Mexico has imported significant quantities of U.S. gasoline. Based on U.S. and Mexican data sets, U.S. gasoline exports accounted for 80% of all Mexican gasoline imports and provided an average of 47% of Mexico’s gasoline consumption during the first 10 months of 2016.

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According to the EIA and Pemex, the volume of gasoline traded between Mexico and the United States is significant to U.S. refineries. Over the past five years, U.S. exports to Mexico accounted for between 44% (2014) and 54% (first 10 months of 2016) of total U.S. gasoline exports. On a year-over-year basis, U.S. gasoline exports to Mexico increased by 71,000 bpd in 2015, with additional average growth of 75,000 bpd over the first 10 months of 2016, when U.S. exports to Mexico averaged nearly 390,000 bpd.

While the effects of the ambitious reforms now underway in Mexico’s energy sector will only be realized over an extended period of time, the Company believes that the market will be very positive relative to the Company plans to market and sell its gasoline and diesel production in Western Mexico.

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BUSINESS

Background of the Company

MMEX Resources Corporation was formed as a Nevada corporation in 2005. The current management team lead an acquisition of the Company (then named Management Energy, Inc.) through a reverse merger completed on September 23, 2010 and changed the Company’s name to MMEX Mining Corporation on February 11, 2011. We previously unsuccessfully pursued mining and coal projects that have since been abandoned. We have never generated any revenues and have accumulated losses of $36,918,594 as of April 30, 2017.

The Company was engaged in the exploration, extraction and distribution of coal from September 23, 2010 until April 12, 2016. As of April 12, 2016, the Company changed its business to the exploration, extraction, refining and distribution of oil, gas, petroleum products and electric power. Effective as of April 6, 2016, the Company changed its name from MMEX Mining Corporation to MMEX Resources Corporation to reflect the change in its business plan.

We are a development stage company engaged in the exploration, extraction, refining and distribution of oil, gas, petroleum products and electric power. We plan to focus on the acquisition, development and financing of oil, gas, refining and electric power projects in Texas, Peru, and other countries in Latin America using the expertise of our principals to identify, finance and acquire these projects.

On March 31, 2017, the Company amended its articles of incorporation to increase the number of authorized shares of common stock from 3,000,000,000 to 5,000,000,000 and to provide for two classes of common stock: 3,000,000,000 shares of Class A common stock, having one vote per share, and 2,000,000,000 shares of Class B common stock, having 10 votes per share. Our board of directors intends to further amended the articles of incorporation to increase the number of authorized shares of Class A common stock from 3,000,000,000 to 7,000,000,000, subject to the required approval of the stockholders.

Current Business Operations and Strategy

The most significant focus of our current business plan is to build crude oil refining facilities in the Permian Basin in West Texas. We intend to commence operations with a 10,000 bpd Distillation Unit that will produce a non-transportation grade diesel primarily for sale in the local market for drilling mud and frac fluids, along with naphtha and heavy fuel oil to be sold to other refiners. We also anticipate constructing a crude oil refinery with up to a 100,000 bpd capacity at the same location in West Texas.

The Company is focusing on the Distillation Unit first in an effort to build and commence operations, and ultimately generate cash flow, on an expedited basis. The permitting process is significantly shorter for construction of the Distillation Unit and was received by the Company on August, 30, 2017. The permitting process for the Large Refinery is expected to be 12-18 months. Additionally, the construction of the Distillation Unit will require significantly less capital than the construction of the Large Refinery. As a result, less capital will be required to build and complete the project and generate revenue and profits.

On March 4, 2017, the Company entered into an agreement with Maple Resources, a related party, to acquire all of Maple Resources’ right, title and interest in plans to build the Refinery. At such date, Maple Resources had developed a business plan for the Refinery, cash flow models, an agreement to acquire the land for the Refinery site, potential refinery feed stock supplies, and business relationships for water resources, consulting services, refinery technology and potential railroad transportation agreements. The Company agreed to acquire all of these intangible assets in exchange for the issuance of 7,000,000,000 shares of Class B common stock. The shares were to be issued in two tranches, a first tranche of 1,500,000,000 shares issued on March 4, 2017 and a second tranche of 5,500,000,000 shares to be issued after the Company’s articles of incorporation were amended to increase the number of authorized shares of common stock. Following the issuance of the first tranche of 1,500,000 shares, Maple Resources agreed to forego the issuance of the second tranche of shares. Accordingly, no further shares will be issued to Maple Resources as part of this transaction.

These projects will be built on 476 acres located 20 miles northeast of Fort Stockton, Texas, near the Sulfur Junction spur of the Texas Pacifico Railroad. If successfully developed, the Refinery would connect to existing railways and pipelines to market diesel, gasoline, liquefied petroleum gas and other refined products within the U.S., with the potential to market these products and crude oil to western Mexico and South America. If completed, the Large Refinery will be one of the first full scale oil refineries built in the United States in more than 40 years.

According to a report the Company received from VFuels Oil & Gas Engineering, the cost of a Distillation Unit with a 10,000 bpd capacity would be approximately $50 million. According to a report the Company received from KP Engineering, the cost of a 50,000 bpd refinery is estimated to be approximately $500 million and the cost of a 100,000 bpd refinery is estimated to be approximately $850 million. These estimates are only preliminary estimates and are subject to substantial change when additional engineering is completed.

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Constructing the Refinery will require a significant number of governmental permits and approvals. The principal permit for the construction of the Refinery is the air quality permit issued by TCEQ and significant construction will not begin until we have received it. On August 30, 2017, we received approval from the TCEQ for the air quality permit for the Distillation Unit. Trinity Consultants, the Company’s air quality permit advisor, estimates it will take approximately 18 months to obtain the air quality permit for the Large Refinery. According to VFuels Oil & Gas Engineering, construction for the Distillation Unit would take approximately 12 to 15 months . . KP Engineering has estimated that the completion of the Large Refinery would take from 15 to 18 months following the receipt of the air quality permit.

The cost of construction is very significant and we intend to finance 100% of such costs through debt and equity offerings . See “Business—Proposed Organizational Structure.”

We plan on marketing and distributing refined products in the Western areas of the United States and Mexico, and we may export product to Latin America. The diesel produced by the Distillation Unit will be marketed and sold locally, primarily for use in drilling mud and frac fluids, and likely transported by truck or by existing railroad systems. Any other refined products produced from the operation of the Distillation Unit (principally ATBs and naptha) would be shipped to other refineries, primarily in the Corpus Christi, Texas area, by pipeline and existing railroad systems for further processing.

The Refinery will be located on the Texas Pacifico Railroad rail route 20 miles Northeast of Fort Stockton, Texas, approximately 1.5 miles from the Sulphur Junction on the Texas Pacifico Railroad. Once needed repairs are finished to the tracks and railway, the Texas Pacifico Railroad will connect to the Ferromex RR in Ojinago, Mexico, giving us access to the western Mexico markets.

The Texas Department of Transportation owns the Texas Pacifico Railroad, which runs from the San Angelo Junction, near Coleman, Texas, to the Texas-Mexico border at Presidio. The Texas Pacifico Railroad entails approximately 371 miles of track and interchanges with BNSF Railway and Fort Worth and Western Railroad. The Texas Pacifico Railroad is operated by Texas Pacifico Transportation LTD, a subsidiary of Grupo Mexico. Our planned Refinery is located on the Texas Pacifico Railroad rail route approximately 20 miles northeast of Fort Stockton, Texas, approximately 1.5 miles from the Sulphur Junction on the Texas Pacifico Railroad. The Texas Pacifico Railroad will connect to the Ferromex Railroad at Ojinaga, Mexico.

The following chart indicates the principal project milestones and the Company’s currently estimated timetable for completing them. Completion of these milestones is dependent upon the consummation of required financing and the various risks described under “Risk Factors.” Further, completion of project milestones for the Large Refinery is dependent upon the commercial viability of the Distillation Unit. Accordingly, there is no assurance that this timetable or any individual project milestone will be achieved.

Project Milestones and Timeline

Fourth quarter of 2017

○	CDU (“Crude Distillation Unit”) TCEQ PERMIT ISSUED
○	CDU FRONT END ENGINNERING AND DESIGN (“FEED”) STUDY COMMENCED
○	CDU CRUDE SUPPLY AND OFFTAKE AGREEMENTS SIGNED
○	CDU FINANCING CLOSED
○	CDU CONSTRUCTION GROUND BREAKING
○	LARGE SCALE REFINERY FEED STUDY COMMENCED
○	LARGE SCALE REFINERY TCEQ PERMIT APPLICATION FILED

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1 st half of 2018

○	CDU CONSTRUCTION CONTINUING
○	TEXAS PACIFICO RR NEGOTIATIONS FOR UPGRADE OF RR FROM FORT STOCKTON TO PRESIDIO
○	RAIL RATES FROM PROJECT TO MEXICO AND TEXAS GULF COAST DETERMINED
○	LARGE SCALE TCEQ PERMIT NOTICES AND PUBLIC HEARINGS HELD

2 nd Half of 2018

○	CDU CONSTRUCTION COMPLETED
○	CDU COMMERICAL OPERATIONS
○	LARGE SCALE REFINERY FINANCING CIRCLED PENDING TCEQ PERMIT
○	TEXAS PACIFICO BRIDGE AT PRESIDIO-OJINAGA COMPLETED.
○	LARGE SCALE REFINERY CRUDE SUPPLY AND OFF-TAKE AGREEMENTS SIGNED.

2019

○	LARGE SCALE REFINERY TCEQ PERMIT ISSUED
○	LARGE SCALE REFINERY FINANCING COMPLETED
○	LARGE SCALE REFINERY CONSTRUCTION GROUND BREAKING

2020

○	LARGE SCALE REFINERY COMMERCIAL OPERATIONS

Management Expertise in Oil, Gas, Refining and Electric Power Project Development and Project Finance Development

The Board of Directors has decided to focus the Company’s efforts in the oil, gas, refining and electric power business in the U.S. and in Latin America. The principal reasons behind this shift in focus is to capitalize on the experience and expertise of the MMEX management team, its directors and principal stockholders. MMEX management has over 30 years of experience in natural resource project development and project financing in North and South America and the U.K. In addition, MMEX directors and principal stockholders with oil, gas, refining and electric power experience will bring this expertise into the Company.

MMEX principals formed Maple Resources Corporation (“Maple Resources”) in 1986 to engage in the evaluation, acquisition and development of oil & gas, refining, power generation, natural gas transmission and processing energy projects in the western United States and Latin America. Maple Resources and its principals have engaged in a number of oil and gas acquisitions and dispositions and ultimately acquired assets that included 10 gas processing plants and approximately 770 miles of natural gas gathering lines and transmission infrastructure. In 1992, Maple Resources sold substantially all of its existing US-based assets and began to pursue energy projects in Latin America, particularly in Peru through its affiliate The Maple Gas Corporation del Peru Ltd (“Maple Peru”). In 1993, Maple Peru began developing the Aguaytía Project, an integrated natural gas and electric power generation and transmission project. This US$ 273 million project involved the first commercial development of a natural gas field in Peru, as well as the construction and operation of approximately 175 miles of hydrocarbon pipelines, a gas processing plant, a fractionation facility, a 153 MW power plant and the related 392 km of electricity transmission lines. The Aguaytía Project began commercial operation in 1998. Maple Peru also acquired a 4,000 bpd refinery in Pucallpa along with 3 producing oil fields.

Jack Hanks, our President and CEO, is no longer engaged in the active business operations of Maple Peru and is able to devote substantially all of his business time to his duties on behalf of the Company. Further, we do not anticipate that Maple Resources will present any conflicts of interest for the MMEX principals in carrying out their responsibilities on behalf of the Company.

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Proposed Organizational Structure

The Company expects to operate the Distillation Unit through its subsidiary, Pecos Refining, and to operate the Large Refinery through another subsidiary set up for such purpose. Currently, Pecos Refining is wholly-owned by the Company and the Company serves as its sole manager. However, the construction of the Distillation Unit and the Large Refinery will require substantial equity and debt financing, far beyond the expected resources of the Company, and we anticipate that the Subsidiaries will obtain equity and debt financing to finance the cost of construction. To the extent these Subsidiaries raise money through the issuance of equity securities, our ownership in the Subsidiaries will be diluted and our economic ownership of such entities may be a minority interest. As such, we will be entitled to only a portion of any future distributions made by these Subsidiaries. In addition, while intend to retain managerial control of the Subsidiaries, it is possible that equity investors will require representation on the board of managers in connection with their equity investments.

We anticipate these Subsidiaries will be able to finance approximately 80% of the total costs of the Distillation Unit and the Large Refinery through debt financing, and the remaining 20% of the total costs would be financed through equity investments. We intend to pursue the required debt financing from banks or other large institutional investors. Traditionally, such debt financing is in the form of project financing, which among other terms will require the Subsidiary borrow to restrict its activities to the operation of the project financed by the lender, to pledge all assets of the project to the lender and to be subject to restrictive financial covenants. Such lenders further typically require engineering, marketing and feasibility studies as a condition precedent to the financing. In order to attract the significant capital necessary to build the Refinery, the Company will have to fund the cost of these reports and studies, likely out of equity raises. We have estimated that such cost will aggregate approximately $400,000.

Location and Logistics

The Refinery will be located in the Permian Basin, which holds some of the largest tapped and untapped oil and gas reserves in the world. The Permian Basis is located principally in West Texas. While production in the Permian Basin in the past had been in decline, the development of hydraulic fracturing in shale zones reversed the trend, and the cost of developing oil and gas reserves from shale formations (the driver of recent US increases in production) is lower in the Permian Basin than in other areas of the US. For this reason, the activity in the Permian Basin has recently been expanding and drawing the interest of major oil and gas companies. We believe that the Permian Basin will be the major domestic producing region in the country for decades to come.

The Refinery will be located 20 miles northeast of Fort Stockton, Texas, near the Sulfur Junction spur of the Texas Pacifico Railroad and in the Permian Basin. The Refinery site is 476 acres and the rail line runs through a corner of the property. We do not currently own all of the land on the site near Fort Stockton, Texas at which we intend to build the Refinery. On July 28, 2017, we acquired a 126 acre parcel of the land at a purchase price of $550 per acre, or $69,249. We have agreed with the seller of the property to acquire the remaining 350 acre parcel on or before January 31, 2018 at a price of $550 per acre, or $192,500.

There are six refineries in the Permian Basin located at El Paso, Texas; McKee, Texas; Borger, Texas; Big Spring, Texas; and Artesia, New Mexico. The total capacity of these refineries is 640,500 bpd. These refineries are older refineries designed to process historic production from the Permian Basin. As such, these refineries do not take high-API production or discount it significantly, such as the production being produced from the hydraulically-fractured shale zones in which the current increase in production is occurring in the Permian Basin. Moreover, the increasing amount of shale oil production has outpaced these refineries’ ability to process the new crude oil production. For these reasons, much of the new shale production is currently being exported out of the Permian Basin. Significant infrastructure improvements have been developed and announced to move Permian Basin production to the Texas Gulf Coast. According to the EIA, these infrastructure improvements have and will decrease the discount to WTI pricing that has often plagued the sale of Permian Basin shale crude in the recent past. The Company believes that while the construction of crude oil pipelines from the Permian Basin to the significant refining infrastructure in the Texas Gulf Coast might decrease discounts, pipeline companies will charge significant fees to transport the new shale production out of the Permian Basin, resulting, in effect, in a continued discount for such production, compared to the delivered price to the Refinery.

The Refinery will be located near the major producing shale areas of the Permian Basin in Reeves and Pecos counties. The Company has signed a letter of intent with a significant mid-stream crude oil and pipeline company to supply 50,000 bpd of crude oil production to the Refinery. The Company believes that this arrangement can be expanded to 100,000 bpd should the Company choose to build a 100,000 bpd facility. The arrangement is subject to substantial conditions and there is no assurance that the arrangement can be successfully implemented with this particular company. But, the Company believes there are a number of alternative means of delivering the ever-increasing supply of oil shale production from the Permian Basin to the Refinery site, whether by truck, construction of gathering pipelines by another company or by rail.

The Company’s business plan includes the export of gasoline, diesel and other products produced from the Refinery. The export of gasoline and diesel production is particularly attractive because, as noted above, exported gasoline and diesel does not bear any RIN costs, which is a significant cost of domestic refiners. The export of gasoline and diesel will therefore be a significant way to increase profits of the Refinery.

There are opportunities to sell refined products domestically, and there are significant refined product pipelines throughout the Permian Basin. Indeed, for some of the products produced by the Refinery, such as ATBs, the logical market is other domestic refineries that are designed to use these products as feedstock. The Company has had favorable preliminary discussions with product pipeline companies regarding the transport of the refined products from the Refinery, but there are no arrangements or contracts in place.

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Transportation

We will likely be transporting refined products primarily by rail. Both the U.S. Department of Transportation and its agency, the Federal Railroad Administration, have issued regulations pertaining to the shipment of crude oil and refined products. In addition, TxDOT has its own set of regulations pertaining to these matters, and Mexico will have additional regulations governing the transport of refined products and crude oil. As part of the construction of the Refinery, we will develop procedures and policies in connection with our shipping partners and buyers to comply with all relevant regulations.

We intend to transport the diesel production from our Distillation Unit by truck or by existing railroad systems within the Permian Basin for use in drilling fracking markets. We intend to transport other of our refined products, principally ATBs and naptha, to other refineries, primarily in the Houston and Corpus Christi, Texas areas, by pipeline and existing railroad systems for further processing.

TxDOT owns the Texas Pacifico Railroad, which runs from the San Angelo Junction, near Coleman, Texas, to the Texas-Mexico border at Presidio. The Texas Pacifico Railroad entails approximately 371 miles of track and interchanges with BNSF Railway and Fort Worth and Western Railroad. The Texas Pacifico Railroad is operated by Texas Pacifico Transportation LTD, a subsidiary of Grupo Mexico. Our planned Refinery is located on the Texas Pacifico Railroad rail route approximately 20 miles northeast of Fort Stockton, Texas, approximately 1.5 miles from the Sulphur Junction on the Texas Pacifico Railroad. The Texas Pacifico Railroad will connect to the Ferromex Railroad at Ojinaga, Mexico.

We plan to transport refined product on the Texas Pacifico Railroad and significant investments are required to upgrade the railroad. TxDOT owns the Texas Pacifico Railroad, which runs from the San Angelo Junction, near Coleman, Texas, to the Texas-Mexico border at Presidio. There are two significant infrastructure improvement projects that TxDOT must be complete before we will be able to use the Texas Pacifico Railroad to transport our production to Mexico as we have planned.

The international railroad bridge, located at the southwestern end of the rail line connecting Presidio, TX to Ojinaga, Mexico burned on two separate occasions, February 29, 2008 and March 1, 2009. TxDOT and Texas Pacifico Transportation LTD, the company that operates the Texas Pacifico Railroad, plan to rebuild the bridge allowing access to Mexico and increased business potential. On August 4, 2017, Tx DOT announced a $7 million federal grant from The U.S. Department of Transportation to strengthen existing rail infrastructure in Permian Basin. As announced on August 4 , the funds are expected to help rebuild the Presidio-Ojinaga International Rail Bridge and 72 miles of track on the South Orient Rail Line that run from the Mexico border to near Coleman, Texas owned by the state of Texas but maintaine d and operated by Texas Pacifico Transportation, Ltd. under a lease with TxDOT. A recent project schedule estimates the completion date to be in 2018.

In addition, the railroad track between Alpine and Presidio may be upgraded as traffic requires through the area. The upgrade capital improvements required on the Texas Pacifico Railroad to transport significant volumes of traffic are estimated by TxDOT to be in the range of $100 million to $150 million. Our business plan to market refined products into Western Mexico and to export refined products to Latin America will depend on the completion of the international bridge at Presidio/Ojinaga and the capital investment on the Texas Pacifico Railroad railroad. There is no assurance that these capital improvements will be made. If these capital improvements are not made, our business prospects and results of operations could be materially negatively impacted.

The Company business plan may also include marketing diesel, gasoline and other refined products in the western areas of Mexico and to transport those products along Grupo Mexico’s rail lines to the Mexican port of Topolobampo located on the Gulf of Mexico for export to Latin America. This business plan depends on the completion of the track upgrades and the completion of the bridge at Presidio/Ojinaga. The Company believes that the market exists in Western Mexico and in Latin America for the refined products that it plans to ship, but it has no arrangements in place to market and sell its products in those areas.

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Construction of the Refinery

The Large Refinery would cover approximately 250 acres of the 476 acre property on which the Company holds an option. Before construction on the Refinery can commence, the Company must obtain all required permits. The Distillation Unit would cover approximately 15 acres of the property. Constructing the Refinery will require a significant number of governmental permits and approvals. The principal permit for the construction of the Refinery is the air quality permit issued by TCEQ and significant construction will not begin until we have received it. On August 30, 2017, we received approval from the TCEQ for the air quality permit for the Distillation Unit. Trinity Consultants, the Company’s air quality permit advisor, estimates it will take approximately 15 to 18 months to obtain the air quality permit for the Large Refinery , once filed. The other principal permits that will be required are the following:

•	US Environmental Protection Agency (EPA)
– Air Permits, Risk Management Plan (RMP), Fuel Additives Registration, Facility Response Plan

•	Middle Pecos Groundwater Conservation District
– Water Use

•	Pecos County
– Construction Permits

•	Occupational Safety and Health Administration (OSHA)
– Process Safety Management (PSM)

•	Railroad Commission (RRC) of Texas
– Water discharge for oil & gas assets, LPG/LNG License & Notification

•	US Army Corps of Engineers (USACOE)
– Wetlands

•	Texas Historical Commission (THC)
– Cultural/Historical survey concurrence

•	Texas Parks and Wildlife Department (TPWD)
– Threatened/Endangered Species mitigation (if applicable)

•	US Department of Transportation (USDOT)
– HAZMAT shipping registration

•	Texas Department of Licensing and Registration (TDLR)
– Boiler registration

•	Department of Homeland Security (DHS)
– Chemical Facility Anti-Terrorism Standards (CFATS), Top-Screen Analysis

•	Occupational Safety & Health Administration (OSHA)
– OSHA 300 Logs, Reporting

The Company has hired VFuels Oil & Gas Engineering to advise it with respect to the construction of the Distillation Unit. Vfuels has prepared a preliminary report regarding the estimated cost and time-line for construction of the Distillation Unit. VFuels has estimated the cost of a 10,000 bpd facility to be approximately $50 million. This estimate is only a preliminary estimate and is subject to substantial change when additional engineering is completed. VFuels has estimated that the completion of the Refinery would take approximately 12 to 15 months following the receipt of the air quality permit from the TCEQ.

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The Company has hired KP Engineering to advise it with respect to the construction of the Refinery. KP Engineering has prepared a preliminary report regarding the estimated cost and time-line for construction of the Refinery. KP Engineering has estimated the cost of a 50,000 bpd refinery to be approximately $500 million and the cost of a 100,000 bpd refinery to be approximately $850 million. These estimates are only preliminary estimates and are subject to substantial change when additional engineering is completed. KP Engineering has estimated that the completion of the Large Refinery would take from 15 to 18 months following the receipt of the air quality permit.

Building a refinery is a complicated, costly and time-consuming process. The preliminary report from KP Engineering must be followed by other detailed engineering reports. But, these reports are all essential to the financing of the construction and development of the Refinery.

Employees

As of  October 31, 2017, we had no employees and our executive officer and our two directors currently do not receive compensation. We contract for all professional services when needed.

Legal Proceedings

There are no legal proceedings against the Company.

Environmental Regulations Pertaining to Refinery Operations.

The operations of the Refinery will be subject to complex and frequently-changing federal, state, and local laws and regulations relating to the protection of health and the environment, including laws and regulations that govern the handling and release of crude oil and other liquid hydrocarbon materials. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of business, including our capital costs to construct, maintain, operate, and upgrade equipment and facilities. While these laws and regulations affect our maintenance, capital expenditures and net income, we do not believe they affect our competitive position, as the operations of our competitors are similarly affected. Violations of environmental laws or regulations can result in the imposition of significant administrative, civil and criminal fines and penalties and, in some instances, injunctions banning or delaying certain activities. We will adopt policies and procedures to ensure compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to frequent change at the federal, state and local levels, and the legislative and regulatory trend has been to place increasingly stringent limitations on activities that may affect the environment.

Clean Air Act.

The environmental laws and regulations applicable to the Refinery include permitting and monitoring activities relating to air emissions under the federal Clean Air Act, and its implementing regulations, as well as comparable state and local statutes and regulations. Failure to comply with these rules can result in severe penalties and potential shut down of facilities. We will be required to develop policies and procedures to comply with all these laws and regulations.

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Greenhouse Gas Emissions.

Various legislative and regulatory measures to address greenhouse gas (“GHG”) emissions, including carbon dioxide and methane emissions, are in different phases of implementation and discussion. At the federal legislative level, both houses of Congress have considered legislation to reduce GHG emissions, including proposals to: (i) establish a cap-and-trade system, (ii) create a federal renewable or “clean” energy standard requiring electric utilities to provide a certain percentage of power from such sources, and (iii) create enhanced incentives for use of renewable energy and increased energy efficiency in energy supply and use. A number of states, both individually and on a regional basis, have adopted measures to reduce carbon dioxide and other GHG emissions, including statewide GHG inventories and regional GHG cap-and-trade initiatives. The EPA has also begun to regulate GHG emissions under the authority granted to it by the federal Clean Air Act. The EPA has adopted regulations limiting emissions of GHGs from motor vehicles, addressing the permitting of GHG emissions from stationary sources, and requiring the reporting of GHG emissions from specified large GHG emission sources, including petroleum refineries. The implementation of EPA regulations could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage any GHG emissions program. Increased costs associated with compliance with any current or future legislation or regulation of GHG emissions, if it occurs, may have a material adverse effect on our financial condition, results of operations and cash flows. In addition, climate change legislation and regulations may result in increased costs not only for our business but also for our customers, thereby potentially decreasing demand for our products and services. Decreased demand for our products and services may have a material adverse effect on our financial condition, results of operations and cash flows.

Release of Hazardous Substances.

Environmental laws and regulations affecting our operations also relate to the release of hazardous substances or solid wastes into the soil, groundwater, and surface water, and include measures to control pollution of the environment. These laws generally regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste. They also require corrective action, including investigation and remediation, at a facility where such waste may have been released or disposed. There are risks of accidental releases into the environment associated with our operations, such as releases of crude oil or hazardous substances from our pipelines or storage facilities. To the extent an event is not covered by our insurance policies, accidental releases could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for any related violations of environmental laws or regulations.

CERCLA.

The Refinery property and any wastes disposed therefrom may be subject to the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the federal Resource Conservation and Recovery Act, and comparable Texas state laws. CERCLA and comparable state laws may impose liability without regard to fault or the legality of the original conduct on certain classes of persons regarding the presence or release of a hazardous substance in (or into) the environment, which may include the disposal of wastes generated by the Refinery, even if the wastes are taken from the Refinery by others and disposed by them. We will develop procedures and policies to ensure compliance with these laws.

Our operations may potentially result in the discharge of regulated substances, including crude oil, refined products, or natural gas liquids. The federal Clean Air Act and comparable state laws impose restrictions and strict controls regarding the discharge of regulated substances into waters of the United States or state waters. We will develop policies and procedures to ensure compliance with these rules.

Renewable Identification Numbers.

In 2007, the EPA promulgated the Renewable Fuel Standard (“RFS”), which requires refiners to blend “renewable fuels” in with their transportation fuels or purchase renewable fuel credits, known as renewable identification numbers (“RINs”), in lieu of blending. Under the Clean Air Act the EPA is required to determine and publish the applicable annual renewable fuel percentage standards for each compliance year by November 30 of the prior year. However, the EPA has repeatedly missed that deadline. The percentage standards represent the ratio of renewable fuel volume to gasoline and diesel volume. For all domestically-sold gasoline and diesel fuels we produce at the Refinery, we will be required to blend renewable fuels into our gasoline and diesel fuel or purchase RINs in lieu of blending. The Refinery intends to purchase RINs on the open market or waiver credits from the EPA to comply with the RFS. While we cannot predict the future prices of RINs or waiver credits, the price of RINs can be extremely volatile. RINs will constitute a genuinely significant cost of operations for the Refinery relative to domestically-sold gasoline and diesel, which is why we intend to export gasoline and diesel to the fullest extent possible.

If the Refinery’s gasoline or diesel is sold domestically, we and other similarly-situated refiners may become more reliant on the purchase of RINs and waiver credits on the open market to comply with the RFS in the future. The cost of RINs is dependent upon a variety of factors, which include the volume mandates set by EPA, the availability of RINs for purchase, the price at which RINs can be purchased, transportation fuel production levels, the mix of our petroleum products, as well as the fuel blending performed at the Philadelphia refining complex, all of which can vary significantly from quarter to quarter. In addition, numerous instances of fraudulent RINs being made available on the market have led EPA to impose penalties on RIN purchasers, even those with no knowledge of the fraudulent nature of the RINs. If we purchase invalid RINs, or fail to properly keep records in accordance with EPA’s rules and regulations, we could be subject to fines and penalties.

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Safety, Security and Insurance Concerns in Operating Refineries.

The Refinery will be subject to the Department of Homeland Security’s Chemical Facility Anti-Terrorism Standards, which are designed to regulate the security of high-risk chemical facilities, and to the Transportation Security Administration’s Pipeline Security Guidelines and Transportation Worker Identification Credential program. We will have to have an internal program of inspection designed to monitor and enforce compliance with all of these requirements, and we will need to develop a Facility Security Plan as required under the relevant law. We will also have to have in place procedures to monitor compliance with all applicable laws and regulations regarding the security of all our facilities.

The Refinery will also be subject to the requirements of the Occupational Safety and Health Act (“OSHA”) and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We will also be subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. We will take measures to ensure that our operations are in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The Board of Directors currently consists of two persons. Directors serve until the next annual meeting and until their successors are elected and qualified. The following table sets forth information about our directors and executive officers:

Name	Age	Office	Year First Elected Director
Jack W. Hanks	71	Director, Chief Executive Officer, President and Chief Financial Officer	2010

Bruce N. Lemons	62	Director	2010

Mr. Hanks has served as Director, Chief Executive Officer and President of the Company since the merger of Maple Carpenter Creek, LLC with the Company in September 2010. Mr. Hanks founded Maple Resources Corporation in 1986 and has been President or Chairman of the Board of Maple Resources since its inception. Mr. Hanks has also been the Executive Chairman of Maple Energy plc, a publicly-listed company on the London Stock Exchange AIM and the Lima Bolsa. Prior to founding Maple Resources Corporation, Mr. Hanks was a partner in the Washington D.C. office of the law firm of Akin Gump Strauss Hauer & Feld LLP. Mr. Hanks graduated from the University of Texas at Austin with a law degree in 1971 and a petroleum land management degree in 1968. We believe that Mr. Hanks’ business, finance and management experience qualifies him to serve as a member of our board of directors.

Mr. Lemons has been a practicing lawyer in the mineral area for over 25 years. He has been a private investor in oil and gas and coal projects in the last several years, including in Maple Carpenter Creek, LLC and Maple Energy, plc and predecessor entities. Since 2002, Mr. Lemons has served as a director of Ansen, an electronics manufacturing company based in upstate New York. Mr. Lemons was a partner in the law firms of Holme Roberts & Owen and in Holland & Hart. Mr. Lemons graduated law school from Brigham Young University in 1980, where he was a member of law review, and holds undergraduate degrees in Economics and Political Science from Utah State University. We believe that Mr. Lemons’ business, finance and management experience qualifies him to serve as a member of our board of directors.

We are not aware of any “family relationships” (as defined in Item 401(d) of Regulation S-K promulgated by the SEC) among directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

The Board of Directors has determined that neither director is “independent” as such term is defined by the listing standards of Nasdaq and the rules of the SEC. Mr. Lemons is not “independent” due to his significant beneficial ownership of our common stock. Mr. Hanks is not “independent” due to his significant beneficial ownership of our common stock and his role as an executive officer of the Company.

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Audit, Nominating and Compensation Committees

Because we are not listed on securities exchange, we are not required to establish audit, nominating or compensation committees of the Board of Directors and we have not done so. In the event we elect to seek listing on a securities exchange, we will meet the corporate governance requirements imposed by a national securities exchange, including the appointment of an audit committee, nominating committee and compensation committee, the adoption of charters for each such committee and the appointment of independent directors to such committees as required by the requirements of such securities exchange.

Compensation of Directors

We do not currently pay any compensation to our directors, but we pay their expenses to attend our board meetings. During the fiscal year ended April 30, 2017, no director expenses were incurred.

No option awards were granted to our non-executive directors during the year ended April 30, 2017. The following table reflects all option awards outstanding at April 30, 2017 to our non-executive directors:

Name (a)	Number of Securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Option Awards Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price (#) (d)	Option expiration date (f)
Bruce N. Lemons	500,000	0	0	$0.35	March 7, 2022

These options were surrendered by Mr. Lemons effective June 1, 2017.

Executive Compensation

The following table sets forth the compensation paid or earned by our executive officers during the fiscal years ended April 30, 2017 and 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Jack W. Hanks	2017	$-	$-	$-	$-	$-	$-	$-
Chief Executive Officer, President and Chief Financial Officer (1)	2016	$-	$-	$-	$-	$-	$-	$-

________________

(1)	Mr. Hanks has served as Chief Executive Officer since September 21, 2010.

There are no employment agreements in place and our executive officer does not currently receive any compensation. No severance benefits are currently in place.

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Outstanding Equity Awards at Fiscal Year-End

We have not granted any stock awards other than stock options. The following table reflects all option awards outstanding at April 30, 2017 to our executive officers:

Name (a)	Number of Securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Option Awards Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price (#) (d)	Option expiration date (f)
Jack W. Hanks	1,000,000	0	0	$0.35	March 7, 2022

We had previously issued stock options to our executive officer but all such options were surrendered to the company effective on June 1, 2017. As of  October 31, 2017, there are no options currently outstanding.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm’s length negotiations.

Forgiveness of Debt

On May 18, 2015, Jack W. Hanks, Bruce N. Lemons and Nabil Katabi, the then directors of the Company and certain companies under their control, entered an agreement to forgive the following indebtedness from the Company totaling $2,212,721 as of April 30, 2015 and contribute the amounts to capital.

	Accounts Payable	Accounts Payable – Related Party	Accrued Expenses	Notes Payable
Hanks:
Accrued compensation	$-	$-	$883,584	$-
Accounts payable	-	8,033	-	-
Notes payable	-	-	-	39,337
Accrued interest payable	-	-	5,901	-
Lemons:
Accrued consulting fees	-	-	791,315
Notes payable	-	-	-	63,530
Accrued interest payable	-	-	9,320	-
Katabi:
Accounts payable	5,536	-	-	-
Accrued consulting fees	-	-	375,000	-
Notes payable	-	-	-	27,100
Accrued interest payable	-	-	4,065	-

Total	$5,536	$8,033	$2,069,185	$129,967

Transfer and Conversion of Preferred Stock

On May 18, 2015, Maple Structure Holdings, LLC, a related party controlled by Jack W. Hanks, converted 1,000,000 preferred shares of the Company previously transferred to Maple Structure Holdings from an unrelated party. In November 2015, the Company issued 123,283,700 shares of its common stock to Maple Structure Holdings for the conversion of the preferred shares with a book value of $1,000,000 and accrued dividends of $410,685 into 123,283,700 common shares of the Company at $0.01 per share. The common shares issued were valued at $1,849,256, or $0.015 per share, the market price on the date of the conversion, resulting in a loss on extinguishment of debt of $438,571.

On May 18, 2015, The Maple Gas Corporation, a related party controlled by Jack W. Hanks, converted convertible notes payable with a book value of $1,950,000 into 194,999,999 common shares of the Company at $0.01 per share. The common shares issued were valued at $0.015 per share, the market price on the date of the conversion, resulting in a loss on extinguishment of debt of $975,000. The common shares were issued in May 2016.

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Accrued Expenses

Accrued expenses to related parties totaled $70,670 and $64,420 as of April 30, 2017 and 2016, respectively.

Contractual Agreements

On March 4, 2017, the Company entered into an agreement with Maple Resources Corporation, a related party owned by Mr. Jack W. Hanks, to acquire all of Maple’s right, title and interest in plans to build a $450 million, 50,000 barrels per day capacity crude oil refinery in Pecos County, Texas in exchange for the issuance of 7 billion shares of common stock. The Company issued 1.5 billion shares of common stock on March 4, 2017. Subsequently, the Company amended and restated its articles of incorporation to authorize Class A and Class B common stock. Upon such amendment and restatement, Maple Resources Corporation agreed to waive its right to receive the remainder of the 7 billion shares of common stock and the 1.5 billion shares already issued were designated as Class B common stock. The Class B common stock is identical to the Class A common stock except that the Class A common stock has one vote per share and the Class B common stock has 10 votes per share. The 1.5 billion Class B common stock issued to Maple Resources Corporation were valued at $150,000 by an independent valuation firm, with the $150,000 expensed to refinery start-up costs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of October 31, 2017, the name and number of shares of the Company’s common stock beneficially owned by (i) each of the directors and named executive officers of the Company, (ii) beneficial owners of 5% or more of our common stock; and (iii) all the officers and directors as a group. Pursuant to the rules and regulations of the SEC, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

SEC rules provide that, for purposes hereof, a person is considered the “beneficial owner” of shares with respect to which the person, directly or indirectly, has or shares the voting or investment power, irrespective of his/her/its economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed, subject to community property laws.

The percentages in the table below are based on 1,474,263,078 shares of Class A common stock and 1.5 billion shares of Class B common stock outstanding on October 31, 2017. Shares of common stock subject to options and warrants that are exercisable within 60 days of October 31, 2017, are deemed beneficially owned by the person holding such options for the purposes of calculating the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Class A common stock		Class B common stock
Name and Address of Beneficial Owners (1)	Shares	Percentage Ownership of Class	Shares	Percentage Ownership of Class	Voting Power (5)
Jack W. Hanks (2)(4)	309,699,518	21.15%	1,400,000,000	93.33%	86.91%
Bruce N. Lemons (3)(4)	223,173,230	15.24%	100,000,000	6.67%	7.73%
All directors and officers as a group (two persons)	532,872,748	36.39%	1,500,000,000	100%	94.34%

_______________

(1)	Unless otherwise noted, the business address for each of the individuals set forth in the table is c/o MMEX Resources Corporation, 3616 Far West Blvd, #117-321, Austin, Texas 78731.
(2)

Includes (i) 138,176,181 shares of Class A common stock held by The Maple Gas Corporation, (ii) 135,268,260 shares of Class A common stock held by Maple Structure Holdings, LLC, (iii) 36,255,077 shares of Class A common stock held by Maple Resources Corporation, and (iv) 1,400,000,000 shares of Class B common stock held by Maple Resources Corporation.

(3)

Includes (i) 190,436,380 shares of Class A common stock held by BNL Family Trust, (ii) 32,736,850 shares of Class A common stock held by AAM Investments, LLC and (iii) 100,000,000 shares of Class B common stock to be received by BNL Family Trust upon its exercise of an option to purchase such shares from Maple Resources Corporation. Mr. Lemons and his family are the beneficiaries of BNL Family Trust. AAM Investments, LLC is indirectly owned by BNL Family Trust, a trust established for the benefit of Mr. Lemons and his family.

(4)

Maple Resources Corporation, a related party to Mr. Hanks, granted BNL Family Trust, a related party to Mr. Lemons, an option to purchase 100,000,000 shares of Class B common stock from Maple Resources at a price of $0.002 per share. The option expires in March 2022. Beneficial ownership of Messrs. Hanks and. Lemons give effect to the exercise of such option.

(5)	Shares of Class B common stock have ten votes per share, and shares of Class A common stock have one vote per share.

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SELLING STOCKHOLDERS

2017 Equity Purchase Agreement

On June 12, 2017, we entered into an Equity Purchase Agreement with Crown Bridge Partners, LLC (“Crown Bridge”) , and we amended the Equity Purchase Agreement effective October 9, 2017, in connection with the contemplated listing of our Class A common stock for quotation on the OTCQB. Pursuant to the terms of the Equity Purchase Agreement, Crown Bridge has committed to purchase up to $3,000,000 of our Class A common stock for a period of up to 24 months commencing upon the effectiveness of a registration statement covering the resale of shares issuable to Crown Bridge under the Equity Purchase Agreement. The Equity Purchase Agreement allows us to deliver a put notice to Crown Bridge stating the dollar amount of common stock that we intend to sell to Crown Bridge on the date specified in the put notice. The amount of each put notice is limited to a formula that is equal to the lesser of (i) $100,000 or (ii) 150% of the average dollar value of the trading volume of our stock, measured at the lowest price during the trading period, for the seven days prior to the purchase of shares by Crown Bridge. The purchase price of shares issued in respect of each put notice is 80% of the average of the three lowest trading prices in the seven trading days immediately preceding the date on which the Company exercises its put right. The rights of Crown Bridge under the Equity Purchase Agreement are not transferable.

In connection with the Equity Purchase Agreement, we issued to Crown Bridge, as a commitment fee, an $80,000 convertible promissory note which matures on December 12, 2017. The note bears interest at a rate of 8% per annum. We are entitled to redeem the note at a redemption price of 125% plus accrued interest during the first 90 days after issuance. The redemption price then increases to 135% until the 120th day after issuance and then increases to 150% until the 180th day after issuance, after which the date the note may not be redeemed. If the note is not redeemed or we otherwise default thereunder, Crown Bridge may convert the unpaid balance into shares of our Class A common stock at a conversion price equal to the lesser of (i) the closing price of our Class A common stock on the issuance date of the note or (ii) 60% of the average of the three lowest trading prices during the 25-day period prior to the notice of conversion.

Crown Bridge has agreed that it will not deliver a notice of conversion with respect to any promissory note issued by us to Crown Bridge, during the period beginning on the date that a put notice has been received by Crown Bridge under the Equity Purchase Agreement and ending on the first trading day immediately following the  closing associated with such put notice.

Also in connection with the execution of the Equity Purchase Agreement, we entered into a Registration Rights Agreement with Crown Bridge, pursuant to which we agreed to register for resale by Crown Bridge the shares of Class A common stock purchased by them pursuant to the Equity Purchase Agreement. We are required to use our reasonable best efforts to cause the registration statement to become effective as promptly as is practicable.

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Warrant Holders

The Company previously issued warrants to qualified investors in a private placement for debt discounts. On June 1, 2017, the Company had outstanding warrants to purchase an aggregate of 395,261,211 shares of Class A common stock at a weighted average exercise price of $.01 per share. Throughout June, most of our warrant holders notified us of their intention to exercise their warrants and purchase shares of Class A common stock. In June of 2017, we issued 353,359,992 shares of Class A common stock to the holders of substantially all of the outstanding warrants in exchange for the surrender of such warrants to the Company for cancellation. As of October 31, 2017, two warrant holders held warrants to purchase 50,059,187 shares of Class A common stock.

Selling Stockholder Table

The selling stockholders may offer and sell, from time to time, any or all of the  829,690,352 shares of Class A common stock being offered by this prospectus. We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholders identified below. We are registering the Shares to permit the selling stockholders and their pledgees, donees and other successors-in-interest that receive their shares from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of October 31, 2017, we had 1,474,263,078 shares of Class A common stock and 1.5 billion shares of Class B common stock issued and outstanding.

The following table sets forth for each selling stockholder:

•	the name of such selling stockholder;
•	the number of shares of Class A common stock beneficially owned by such selling stockholder as of October 31, 2017;
•	the maximum number of shares of Class A common stock that may be offered by such selling stockholder pursuant to this prospectus;
•	the number of shares of Class A common stock beneficially owned by such selling stockholder following the sale of the Class A common stock covered by this prospectus; and
•	the percentage of Class A common stock owned by such selling stockholder following the sale of the Class A common stock covered by this prospectus.

All information with respect to the selling stockholders’ ownership of the Shares has been furnished by or on behalf of the selling stockholders and is as of October 31, 2017. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the Class A common stock reported as beneficially owned by them.

Because the selling stockholders identified in the table may sell some or all of the Shares owned by them which are included in this prospectus, no estimate can be given as to the number of Shares available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Shares they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table that the selling stockholders will sell all of the Shares beneficially owned by them that are covered by this prospectus, but will not sell any other shares of our common stock that they may presently own. A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The percent of beneficial ownership for the selling stockholders is based on 1,474,263,078 shares of our shares of Class A common stock and 1.5 billion shares of Class B common stock outstanding as of October 31, 2017.

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Except as set forth in the footnotes to the table below, none of the selling stockholders has ever served as our officer or director or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with us. No selling stockholder is either a broker-dealer nor an affiliate of a broker-dealer. None of the selling stockholders had any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

Name	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Class A Common Stock to be Sold Hereunder	Number of Shares of Class A Common Stock Beneficially Owned after Offering	Percentage of Shares of Common Stock Beneficially Owned after after Offering
Crown Bridge Partners, LLC (1)	300,000,000	300,000,000	0	*
BNL Family Trust (2)	190,436,380	146,117,220	44,319,160	3.0%
Dennis Gauger	64,071,325	64,071,325	0	*
Juan Jose Munar Munoz	55,472,880	55,472,880	0	*
Bradley Adams	43,771,495	43,771,495	0	*
Jorge Luis Gonzales Reyes	32,437,097	32,437,097	0	*
Vista Capital Investments, LLC (3)	31,872,300	16,500,000	15,372,300	*
Douglas Sellers	24,120,245	24,120,245	0	*
Rudi Winsberg	21,624,725	21,624,725	0	*
Art Achariyakosol	16,875,000	16,875,000	0	*
Nabil Katabi	16,000,000	16,000,000	0	*
Edgar Scott Bailey	14,337,064	14,337,064	0	*
Nolan Smith	14,163,190	12,132,794	2,030,396	*
Brendan Achariyakosol	11,562,500	11,250,000	312,500	*
William B. Short	10,000,000	10,000,000	0	*
Pete Setabutr	7,875,000	7,875,000	0	*
Thomas M. Echols, Jr.	5,555,556	5,555,556	0	*
William D. Elliott	3,797,712	2,916,680	881,032	*
David A. Bolen	2,222,222	2,222,222	0	*
William R. Lucas	2,222,222	2,222,222	0	*
Nick Shakesby	2,082,190	2,082,190	0	*
Ralph Ken Ross	1,666,667	1,666,667	0	*
Alfonso Morante	665,000	440,000	225,000	*
Total	872,830,770	809,690,382	63,140,388
_____________

* Represents beneficial ownership of less than one percent.

(1)

Includes 300,000,000 shares issuable to Crown Bridge pursuant to the Equity Purchase Agreement assuming we put $3,000,000 in shares of our Class A common stock to Crown Bridge of $0.01 per share. Seth Ahdoot has the voting and dispositive power over shares owned by Crown Bridge.

(2)

Bruce Lemons, a director on our board of directors, is the beneficiary of this selling stockholder. The trustee, who is not Mr. Lemons, exercises voting and investment authority over the shares held by this selling stockholder.

(3)	Includes shares issuable upon conversion of outstanding convertible notes at an assumed exercise price of $.01 per share.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	in underwriting transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	distributions to employees, members, limited partners or stockholdings of selling stockholders;
•	a combination of any such methods of sale;
•	“at the market” or through market makers or into an existing market for the Shares; and
•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the Shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell their Shares short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Notwithstanding the foregoing, Crown Bridge has agreed with the Company under the Equity Purchase Agreement that it will not execute any short sales of our Class A common stock prior to the date on which Crown Bridge’s commitment under the Equity Purchase Agreement has been terminated.

The aggregate proceeds to the selling stockholders from the sale of the Shares offered by them will be the purchase price of the Shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of the Shares by the selling stockholders.

Except as described below, the selling stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Crown Bridge is deemed an underwriter of our common stock and will not be able rely on Rule 144 for resales of the Shares acquired in connection with the Equity Purchase Agreement. The other selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may also be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

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If a selling stockholder wants to sell its Shares under this prospectus in the United States, the selling stockholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling stockholder will be able to advise a selling stockholder in which states the Shares are exempt from registration for secondary sales. Any person who purchases the Shares from a selling stockholder offered by this prospectus who then wants to sell such Shares will also have to comply with Blue Sky laws regarding secondary sales.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We are required to pay all fees and expenses incident to the registration of the Shares covered by this prospectus, including with regard to compliance with state securities or Blue Sky laws. Otherwise, all discounts, commissions, transfer taxes or fees incurred in connection with the sale of the Shares offered hereby will be paid by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of the Shares summarizes the material terms and provisions of the Shares that we may offer under this prospectus. It may not contain all the information that is important to you. For the complete terms of the Shares, please refer to our amended and restated articles of incorporation, and our amended and restated bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The Nevada revised statutes (“NRS”) may also affect the terms of these securities.

Authorized Capital Stock

We are authorized to issue 9,010,000,000 shares of capital stock, which consists of 9,000,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value. Of the 9,000,000,000 shares of authorized common stock, 7,000,000,000 are designated as Class A common stock, and 2,000,000,000 shares are designated as Class B common stock.

Common Stock

All issued shares of common stock are designated as Class A common stock, except that the 1,500,000,000 shares issued by the Company to Maple Resources or its affiliates in connection with the acquisition of the refinery project in March of 2017 were designated as Class B common stock.

The holder of each share of Class A common stock is entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and votes together with the holders of Class B common stock as a single class upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote. The holder of each share of Class B common stock is entitled to ten votes for each such share as determined on the record date for the vote or consent of stockholders and votes together with the holders of Class A common stock as a single class upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote. Except for such voting rights, the rights of the holders of Class A common stock and Class B common stock are identical.

The Class B common stock have a conversion feature whereby each share of Class B common stock will be automatically converted into one share of Class A common stock upon the earlier of (i) the surrender to the Company by the holder thereof of such share of Class B common stock for voluntary conversion or (ii) the transfer or sale of such share of Class B common stock to any person other than Maple Resources Corporation, Jack W. Hanks, BNL Family Trust or one of their respective affiliates.

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There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the rights, if any, of any outstanding preferred stock, the holders of shares of our common stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Company and will share equally on a per share basis in such dividends and distributions.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and subject to the rights, if any, of any outstanding preferred stock, the holders of shares of our common stock are entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them. Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

As of October 31, 2017, 1,474,263,078 shares of Class A common stock and 1,500,000,000 shares of Class B common stock were issued and outstanding. We had approximately 140 record holders of our Class A common stock as of October 31, 2017 and one record holder of our Class B common stock, according to the books of our transfer agent.

Preferred Stock

Our amended and restated articles of incorporation provide that shares of preferred stock may be issued from time to time in one or more classes or series. Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each class or series. Our Board of Directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

We have no shares of preferred stock outstanding and have no current plans to issue such shares.

Warrants

The Company previously issued warrants to qualified investors in a private placement for debt discounts. On June 1, 2017, the Company had outstanding warrants to purchase an aggregate of 395,261,211 shares of Class A common stock at a weighted average exercise price of $.01 per share. Throughout June, most of our warrant holders notified us of their intention to exercise their warrants and purchase shares of Class A common stock. In June 2017, we issued 353,359,992 shares of Class A common stock to the holders of substantially all of the outstanding warrants in exchange for the surrender of such warrants to the Company for cancellation. As of October 31, 2017, two warrant holders held warrants to purchase 50,059,187 shares of Class A common stock.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

Our Transfer Agent

The transfer agent for our common stock is TranShare Corporation. We have agreed to indemnify TranShare Corporation in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

57

Anti-Takeover Provisions under the Nevada Revised Statutes and our Articles of Incorporation and Bylaws

Control Share Law

Nevada law seeks to impede “unfriendly” corporate takeovers in Sections 78.378 to 78.3793 of the NRS. Sometimes known as the “control share” law, these statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations by providing generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. Our amended and restated articles of incorporation and amended and restated bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of October 31, 2017, we had 140 record stockholders and do not have 100 stockholders of record with Nevada addresses appearing on our stock ledger. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

Combinations with Interested Stockholders

Nevada’s “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless (i) the corporation’s Board of Directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the Board of Directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between the corporation and an “interested stockholder”.

A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its articles of incorporation. We have no provision in our amended and restated articles of incorporation pursuant to which we have elected to opt out of Sections 78.411 to 78.444; therefore, these sections do apply to us.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a director from office. As such, it may be more difficult for stockholders to remove directors due to the fact the NRS requires greater than majority approval of the stockholders for such removal.

The effect of these statutes may be to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our Board of Directors

58

Articles of Incorporation and Bylaws.

Provisions of our amended and restated articles of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, these provisions include:

•	Blank Check Preferred Stock- the authorization of 10,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be established and shares of which may be issued by our Board of Directors at its discretion from time to time and without stockholder approval;
•	No Cumulative Voting- Our amended and restated articles of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors;
•	Bylaw Amendment- Our amended and restated articles of incorporation permit our Board of Directors to alter our amended and restated bylaws without stockholder approval;
•	Board Vacancies- Our amended and restated bylaws provide that vacancies on our Board of Directors may be filled by a majority of the directors in office, even if less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions also may have the effect of preventing changes in our management.

Rule 144

Pursuant to Rule 144 of the Securities Act, which we refer to as “Rule 144”, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or
•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Listing of Securities

Our Class A common stock is listed for quotation on OTC under the symbol “MMEX.” There is no established trading market for the Class B common stock.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is purchased pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a “capital asset” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances, including the impact of the Medicare contribution tax on net investment income. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local, and non-U.S. tax consequences of the ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences to a Non-U.S. Holder of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service (the “IRS”) or a court will not take a contrary position with respect to one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

59

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person” (within the meaning of the Code).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

•	a Non-U.S. Holder that is a bank, financial institution, insurance company, tax-exempt or government organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, former citizen, long-term resident of the United States, person subject to the alternative minimum tax, controlled foreign corporation, tax-qualified retirement plan, passive foreign investment company, or corporation that accumulates earnings to avoid U.S. federal income tax;
•	a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction, or a hedge, straddle, synthetic security, or other risk reduction strategy;
•	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	a Non-U.S. Holder that is deemed to sell our common stock under the constructive sale provisions of the Code; or
•	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds our common stock.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions on Our Common Stock

As discussed under “Dividend Policy” above, we have no current plans to pay any dividends on our common stock in the foreseeable future. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “—Sales or Other Dispositions of Our Common Stock”.

60

Distributions on our common stock to a Non-U.S. Holder that are treated as dividends, and that are not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of dividends. A Non-U.S. Holder may be eligible for a lower rate of withholding under an applicable income tax treaty between the United States and its jurisdiction of tax residence. In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements certifying qualification for the lower treaty rate. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A Non-U.S. Holder should consult its tax advisor regarding its entitlement to benefits under any applicable income tax treaty.

Distributions on our common stock to a Non-U.S. Holder that are treated as dividends, and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and generally in the manner applicable to United States persons (unless the Non-U.S. Holder is eligible for and properly claims the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, in which case the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence). Dividends to a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the withholding of U.S. federal income tax discussed above if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits” tax at a 30% rate (or a lower rate if the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, subject to certain adjustments.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding”.

Sales or Other Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on sales or other dispositions of our common stock unless:

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and generally in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply; the Non-U.S. Holder is a nonresident alien individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident of the United States under the Code; or we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect, and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding”.

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Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 28%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.

The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sale or disposition proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sale or disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of sales or other dispositions of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) after December 31, 2018, the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons, or, in each case, such foreign entity otherwise qualifies for an exemption. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. A payee that is a foreign financial institution located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

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LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Hallett & Perrin, Dallas, Texas.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the SEC. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

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MMEX RESOURCES CORPORATION

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of MMEX Resources Corporation

We have audited the accompanying consolidated balance sheets of MMEX Resources Corporation as of April 30, 2017 and 2016, and the related consolidated statements of operations, stockholders' deficit and members’ interests, and cash flows for each of the years in the two-year period ended April 30, 2017. MMEX Resources Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MMEX Resources Corporation as of April 30, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended April 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

Houston, Texas

July 28, 2017

F-2

MMEX RESOURCES CORPORATION

Consolidated Balance Sheets

	April 30, 2017	April 30, 2016

Assets

Current assets:
Cash	$54,513	$1,030

Total current assets	54,513	1,030

Property and equipment, net	-	386

Total assets	$54,513	$1,416

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$694,664	$651,188
Accrued expenses	912,870	984,387
Accrued expenses – related party	70,670	64,420
Notes payable, currently in default	375,001	375,001
Convertible notes payable, net of discount of $0 and $0 at April 30, 2017 and 2016, respectively, currently in default	195,000	195,000
Convertible note payable, net of discount of $136,284 and $0 at April 30, 2017 and 2016, respectively	8,716	-
Convertible preferred stock, currently in default	137,500	137,500
Derivative liabilities	6,610,001	395,619

Total current liabilities	9,004,422	2,803,115

Commitments and contingencies

Stockholders’ deficit:
Common stock; $0.001 par value:
Class A; 3,000,000,000 shares authorized, 987,616,168 and 180,432,013 shares issued and outstanding at April 30, 2017 and 2016, respectively	987,617	180,434
Class B; 2,000,000,000 shares authorized, 1,500,000,000 and 0 shares issued and outstanding at April 30, 2017 and 2016, respectively	1,500,000	-
Common stock payable	307,978	3,395,483
Additional paid-in capital	25,551,533	24,154,130
Non-controlling interest	(378,443)	(376,619)
Accumulated (deficit)	(36,918,594)	(30,155,127)

Total stockholders’ deficit	(8,949,909)	(2,801,699)

Total liabilities and stockholders’ deficit	$54,513	$1,416

See accompanying notes to consolidated financial statements.

F-3

MMEX RESOURCES CORPORATION

Consolidated Statements of Operations

	Years Ended April 30,
	2017	2016

Revenues	$-	$-

Operating expenses:
General and administrative expenses	211,160	231,292
Refinery start-up costs	372,560	-
Depreciation and amortization	386	1,947

Total operating expenses	584,106	233,239

Loss from operations	(584,106)	(233,239)

Other income (expense):
Interest expense	(283,261)	(529,474)
Loss on derivative liabilities	(6,105,727)	(395,619)
Gain (loss) on extinguishment of debt	207,803	(1,365,521)

Total other (expense)	(6,181,185)	(2,290,614)

Loss before income taxes	(6,765,291)	(2,523,853)
Provision for income taxes	-	-

Net loss	(6,765,291)	(2,523,853)

Non-controlling interest in loss of consolidated subsidiaries	1,824	1,838

Net loss attributable to the Company	$(6,763,467)	$(2,522,015)

Weighted average number of common shares outstanding – basic and diluted	568,407,531	115,253,619

Net loss per common share – basic and diluted	$(0.01)	$(0.02)

See accompanying notes to consolidated financial statements.

F-4

MMEX RESOURCES CORPORATION

Consolidated Statements of Stockholders’ Deficit and Members’ Interests

Years Ended April 30, 2017 and 2016

	Class A Common Stock		Class B Common Stock		Common Stock	Additional Paid-in	Non-Controlling	Accumulated
	Shares	Amount	Shares	Amount	Payable	Capital	Interest	Deficit	Total

Balance, April 30, 2015	57,188,313	$57,189	-	$-	$90,000	$20,215,398	$(374,781)	$(27,633,112)	$(7,645,306)

Adjustment to shares	(40,000)	(39)	-	-	-	39	-	-	-
Related party debt forgiven and contributed to capital	-	-	-	-	-	2,212,721	-	-	2,212,721
Shares issued to related party for conversion of preferred stock and accrued dividends	123,283,700	123,284	-	-	-	1,725,972	-	-	1,849,256
Conversion of related party convertible notes payable to common stock payable	-	-	-	-	2,925,000	-	-	-	2,925,000
Cash for common stock payable	-	-	-	-	75,000	-	-	-	75,000
Services for common stock payable	-	-	-	-	13,815	-	-	-	13,815
Conversion of accrued expenses to common stock payable	-	-	-	-	291,668	-	-	-	291,668
Net loss	-	-	-	-	-	-	(1,838)	(2,522,015)	(2,523,853)

Balance, April 30, 2016	180,432,013	$180,434	-	$-	$3,395,483	$24,154,130	$(376,619)	$(30,155,127)	$(2,801,699)

See accompanying notes to consolidated financial statements.

F-5

MMEX RESOURCES CORPORATION

Consolidated Statements of Stockholders’ Deficit and Members’ Interests

Years Ended April 30, 2017 and 2016 (continued)

	Class A Common Stock		Class B Common Stock		Common Stock	Additional Paid-in	Non-Controlling	Accumulated
	Shares	Amount	Shares	Amount	Payable	Capital	Interest	Deficit	Total

Balance, April 30, 2016	180,432,013	$180,434	-	$-	$3,395,483	$24,154,130	$(376,619)	$(30,155,127)	$(2,801,699)

Related party debt forgiven and contributed to capital	-	-	-	-	(90,000)	90,000	-	-	-
Shares issued for:
Cash	39,394,400	39,395	-	-	-	36,974	-	-	76,369
Common stock payable	236,784,319	236,783	-	-	(3,064,332)	2,827,549	-	-	-
Conversion of convertible note payable and derivative liabilities	489,000,000	489,000	-	-	-	(304,091)	-	-	184,909
Accrued expenses	2,082,190	2,082	-	-	-	(1,666)	-	-	416
Accounts payable	28,625,000	28,625	-	-	-	(22,900)	-	-	5,725
Services	4,298,246	4,298	-	-	-	94,237	-	-	98,535
Interest expense	7,000,000	7,000	-	-	-	27,300	-	-	34,300
Shares issued to related party for refinery project rights	-	-	1,500,000,000	1,500,000	-	(1,350,000)	-	-	150,000
Cash for common stock payable	-	-	-	-	49,741	-	-	-	49,741
Services for common stock payable	-	-	-	-	17,086	-	-	-	17,086
Net loss	-	-	-	-	-	-	(1,824)	(6,763,467)	(6,765,291)

Balance, April 30, 2017	987,616,168	$987,617	1,500,000,000	$1,500,000	$307,978	$25,551,533	$(378,443)	$(36,918,594)	$(8,949,909)

See accompanying notes to consolidated financial statements.

F-6

MMEX RESOURCES CORPORATION
Consolidated Statements of Cash Flows

	Years Ended April 30,
	2017	2016
Cash flows from operating activities
Net loss attributable to the Company	$(6,763,467)	$(2,522,015)
Non-controlling interest in net loss of consolidated subsidiaries	(1,824)	(1,838)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	386	1,947
Issuance of Class B common stock for refinery start-up costs	150,000	-
Stock-based compensation	149,921	13,815
Amortization of debt discount	93,498	375,617
Loss on derivative liabilities	6,105,727	395,619
(Gain) loss on extinguishment of debt	(207,803)	1,365,521
Decrease in deposits	-	10,000
Amortization of deferred loan costs	-	8,822
Increase (decrease) in:
Accounts payable	49,201	(12,985)
Accrued expenses	142,952	291,386
Net cash used in operating activities	(281,409)	(74,111)

Cash flows from investing activities:
Net cash used in investing activities	-	-

Cash flows from financing activities:
Proceeds from common stock payable	49,741	75,000
Proceeds from the issuance of common stock	76,369	-
Proceeds from convertible notes payable, net	208,782	-
Net cash provided by financing activities	334,892	75,000

Net increase in cash	53,483	889
Cash, beginning of year	1,030	141
Cash, end of year	$54,513	$1,030

Supplemental disclosures:
Interest paid	$-	$-
Income taxes paid	-	-
Common stock payable contributed to capital	90,000	-
Common shares issued for common stock payable	(3,064,332)	-
Common shares issued for conversion of convertible note payable and derivative liabilities	(184,909)	-
Common shares issued for accounts payable	(5,725)	-
Common shares issued for accrued expenses	(416)	-
Derivative liability for debt discount	208,782	-
Adjustment to common stock and additional paid-in capital	-	(39)
Accrued expenses contributed to capital	-	2,340,844
Common shares issued for preferred stock and accrued dividends	-	(1,410,685)
Notes payable converted to common stock payable	-	1,950,000
Notes payable – related party contributed to capital	-	149,253
Accrued expenses converted to common stock payable	-	14,292

See accompanying notes to consolidated financial statements.

F-7

MMEX RESOURCES CORPORATION

Notes to Consolidated Financial Statements

Years Ended April 30, 2017 and 2016

NOTE 1 – BACKGROUND, ORGANIZATION AND BASIS OF PRESENTATION

MMEX Resources Corporation (the “Company” or “MMEX”) is a company engaged in the exploration, extraction, refining and distribution of oil, gas, petroleum products and electric power. We plan to focus on the acquisition, development and financing of oil, gas, refining and electric power projects in Texas, Peru, and other countries in Latin America using the expertise of our principals to identify, finance and acquire these projects.

MMEX was formed as a Nevada corporation in 2005. The current management team led an acquisition of the Company (then named Management Energy, Inc.) through a reverse merger completed on September 23, 2010 and changed the Company’s name to MMEX Mining Corporation on February 11, 2011 and to MMEX Resources Corporation on April 6, 2016

The accompanying consolidated financial statements include the accounts of the following entities, all of which the Company maintains control through a majority ownership or common ownership:

Name of Entity	%	Form of Entity	State of Incorporation	Relationship

MMEX Resources Corporation (“MMEX”)	-	Corporation	Nevada	Parent
MCC Merger, Inc. (“MCCM”)	100%	Corporation	Delaware	Holding Subsidiary
Maple Carpenter Creek Holdings, Inc. (“MCCH”)	100%	Corporation	Delaware	Subsidiary
Maple Carpenter Creek, LLC (“MCC”)	80%	LLC	Nevada	Subsidiary
Carpenter Creek, LLC (“CC”)	95%	LLC	Delaware	Subsidiary
Armadillo Holdings Group Corp. (“AHGC”)	100%	Corporation	British Virgin Isles	Subsidiary
Armadillo Mining Corp. (“AMC”)	98.6%	Corporation	British Virgin Isles	Subsidiary

As of April 13, 2016, the Company assigned AMC to an irrevocable trust (the “Trust”), whose beneficiaries are the existing shareholders of MMEX. The accounts of AMC are included in the consolidated financial statements due to the common ownership. AMC through the Trust controls the Hunza coal interest previously owned by the Company.

On September 1, 2016, the Company entered into a stock assignment agreement with LatAm Services, LLC (“LatAm”), a related party, pursuant to which the Company assigned MCCH to LatAm. The accounts of MCCH are included in the consolidated financial statements due to the common ownership. With the assignment of MMCH to LatAm, the Company exited the coal industry to focus on energy related products.

All significant inter-company transactions have been eliminated in the preparation of the consolidated financial statements.

The Company has adopted a fiscal year end of April 30.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its aforementioned subsidiaries and entities under common ownership. All significant intercompany accounts and transactions have been eliminated in consolidation. The ownership interests in subsidiaries that are held by owners other than the Company are recorded as non-controlling interest and reported in our consolidated balance sheets within stockholders’ deficit. Losses attributed to the non-controlling interest and to the Company are reported separately in our consolidated statements of operations.

F-8

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and equipment

Property and equipment is recorded at the lower of cost or estimated net recoverable amount, and is depreciated using the straight-line method over the estimated useful life of the related asset as follows:

Furniture and fixtures	5 years
Machinery and equipment	5 years
Software and hardware	5 years

Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments will be capitalized. At the time of retirement or other disposition of equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

The Company will assess the recoverability of property and equipment by determining whether the depreciation and amortization of these assets over their remaining life can be recovered through projected undiscounted future cash flows. The amount of equipment impairment, if any, will be measured based on fair value and is charged to operations in the period in which such impairment is determined by management.

All of the Company’s property and equipment was fully depreciated at April 30, 2017.

Derivative liabilities

In a series of subscription agreements, we have issued warrants that contain certain anti-dilution provisions that we have identified as derivatives. We have also identified the conversion feature of certain of our convertible notes payable as derivatives. We estimate the fair value of the derivatives using multinomial lattice models that value the derivative liabilities based on a probability weighted cash flow model using projections of the various potential outcomes. These estimates are based on multiple inputs, including the market price of our stock, interest rates, our stock price volatility and management’s estimates of various potential equity financing transactions. These inputs are subject to significant changes from period to period and to management's judgment; therefore, the estimated fair value of the derivative liabilities will fluctuate from period to period, and the fluctuation may be material.

Fair value of financial instruments

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, and ASC 825, Financial Instruments, the FASB establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company's financial statements as reflected herein. The carrying amounts of cash, accounts payable, accrued expenses and notes reported on the accompanying consolidated balance sheets are estimated by management to approximate fair value primarily due to the short-term nature of the instruments.

An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value using a hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy prioritized the inputs into three levels that may be used to measure fair value:

F-9

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in markets that are not active.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Our derivative liabilities are measured at fair value on a recurring basis and estimated as follows:

April 30, 2017	Total	Level 1	Level 2	Level 3

Derivative liability	$6,610,001	$-	$-	$6,610,001

April 30, 2016	Total	Level 1	Level 2	Level 3

Derivative liability	$395,619	$-	$-	$395,619

Refinery startup costs

Costs incurred prior to opening the Company’s proposed crude oil refinery in Pecos County, Texas, including acquisition of refinery rights, planning, design and permitting, are recorded as startup costs and expensed as incurred.

Advertising and promotion

All costs associated with advertising and promoting products are expensed as incurred. No expenses were incurred for the years ended April 30, 2017 and 2016, respectively.

Income taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted loss per share

Basic net income or loss per share is calculated by dividing net income or loss (available to common stockholders) by the weighted average number of common shares outstanding for the period. Diluted income or loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, warrants, convertible debt and convertible preferred stock, were exercised or converted into common stock. For the years ended April 30, 2017 and 2016, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share; therefore, basic net loss per share is the same as diluted net loss per share.

F-10

Stock-based compensation

Pursuant to FASB ASC 718, all share-based payments to employees, including grants of employee stock options, are recognized in the statement of operations based on their fair values. For the fiscal years ended April 30, 2017 and 2016, the Company did not record any share based compensation to employees.

Issuance of shares for non-cash consideration

The Company accounts for the issuance of equity instruments to acquire goods and/or services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably determinable. The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of the standards issued by the FASB. The measurement date for the fair value of the equity instruments issued is determined as the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Uncertain tax positions

The Company has adopted FASB standards for accounting for uncertainty in income taxes. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities periodically audit the Company's income tax returns. These audits include questions regarding the Company's tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities and has not identified any uncertain tax positions requiring recognition in its consolidated financial statements.

The assessment of the Company's tax position relies on the judgment of management to estimate the exposures associated with the Company's various filing positions.

Reclassifications

Certain amounts in the consolidated financial statements for the prior year have been reclassified to conform with the current year presentation.

Recently Issued Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-4, “Intangibles – Goodwill and Other (Topic 350): “Simplifying the Test for Goodwill Impairment.” This update simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Instead, under the amendments in this update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. An entity should apply the amendments in this update on a prospective basis. An entity is required to disclose the nature of and reason for the change in accounting principle upon transition. That disclosure should be provided in the first annual period and in the interim period within the first annual period when the entity initially adopts the amendments in this update. A public business entity that is an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company is currently unable to determine the impact on its consolidated financial statements of the adoption of this new accounting pronouncement.

F-11

In January 2017, the FASB issued ASU No. 2017-1, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments of this ASU are effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The amendments in this Update are to be applied prospectively on or after the effective date. The Company is currently unable to determine the impact on its consolidated financial statements of the adoption of this new accounting pronouncement.

In October 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-17, “Consolidation (Topic 810): Interests Held Through Related Parties That are Under Common Control.” This update amends the consolidation guidance on how a reporting entity that is the single decision maker of a variable interest entity (“VIE”) should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. The primary beneficiary of a VIE is the reporting entity that has a controlling financial interest in a VIE and, therefore, consolidates the VIE. A reporting entity has an indirect interest in a VIE if it has a direct interest in a related party that, in turn, has a direct interest in the VIE. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently unable to determine the impact on its consolidated financial statements of the adoption of this new accounting pronouncement.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently unable to determine the impact on its consolidated financial statements of the adoption of this new accounting pronouncement.

Although there are several other new accounting pronouncements issued or proposed by the FASB, which the Company has adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its consolidated financial position or results of operations.

NOTE 3 – GOING CONCERN

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. We have incurred continuous losses from operations, have an accumulated deficit of $36,918,594 and a total stockholders’ deficit of $8,949,909 at April 30, 2017, and have reported negative cash flows from operations since inception. In addition, we do not currently have the cash resources to meet our operating commitments for the next twelve months, and we expect to have ongoing requirements for capital investment to implement our business plan. Finally, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which we operate.

Since inception, our operations have primarily been funded through private debt and equity financing, as well as capital contributions by our subsidiaries' partners, and we expect to continue to seek additional funding through private or public equity and debt financing.

F-12

Our ability to continue as a going concern is dependent on our ability to generate sufficient cash from operations to meet our cash needs and/or to raise funds to finance ongoing operations, successfully complete our proposed refinery project and repay debt. However, there can be no assurance that we will be successful in our efforts to raise additional debt or equity capital and/or that our cash generated by our operations will be adequate to meet our needs. These factors, among others, raise substantial doubt that we will to continue as a going concern for a reasonable period of time.

Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

Accrued expenses (see Note 6) to related parties totaled $70,670 and $64,420 as of April 30, 2017 and 2016, respectively. Included in accrued expenses to related parties as of April 30, 2017 and 2016 is a balance payable of $31,633 to Tydus Richards, the former Chairman of our board of directors and shareholder.

See Note 6 regarding the Company’s acquisition in March 2017 of the right, title and interest in a refinery project from a related party.

On May 18, 2015, Jack W. Hanks, Bruce N. Lemons and Nabil Katabi, the three directors of the Company and certain companies under their control, entered an agreement to forgive the following indebtedness from the Company totaling $2,212,721 and contribute the amounts to capital.

	Accounts Payable	Accounts Payable – Related Party	Accrued Expenses	Notes Payable
Hanks:
Accrued compensation	$-	$-	$883,584	$-
Accounts payable	-	8,033	-	-
Notes payable	-	-	-	39,337
Accrued interest payable	-	-	5,901	-
Lemons:
Accrued consulting fees	-	-	791,315	-
Notes payable	-	-	-	63,530
Accrued interest payable	-	-	9,320	-
Katabi:
Accounts payable	5,536	-	-	-
Accrued consulting fees	-	-	375,000	-
Notes payable	-	-	-	27,100
Accrued interest payable	-	-	4,065	-

Total	$5,536	$8,033	$2,069,185	$129,967

On May 18, 2015, Maple Structure Holdings, LLC (“Maple Structure Holdings”), a related party controlled by Jack W. Hanks, President and CEO of the Company, converted 1,000,000 preferred shares of the Company (the “Preferred Shares”) previously transferred to Maple Structure Holdings from an unrelated party. In November 2015, the Company issued 123,283,700 shares of its common stock to Maple Structure Holdings for the conversion of the Preferred Shares with a book value of $1,000,000 and accrued dividends of $410,685 into 123,283,700 common shares of the Company at $0.01 per share. The common shares issued were valued at $1,849,256, or $0.015 per share, the market price on the date of the conversion, resulting in a loss on extinguishment of debt of $438,571.

On May 18, 2015, The Maple Gas Corporation, a related party controlled by Jack W. Hanks, converted convertible notes payable with a book value of $1,950,000 into 194,999,999 common shares of the Company at $0.01 per share. The common shares issued were valued at $0.015 per share, the market price on the date of the conversion, resulting in a loss on extinguishment of debt of $975,000. The common shares were issued in May 2016, and common stock payable included $2,925,000 at April 30, 2016 related to this transaction. The shares were issued in May 2016.

F-13

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at April 30:

	2017	2016

Computer software and hardware	$25,023	$25,023
Less accumulated depreciation and amortization	(25,023)	(24,637)

	$-	$386

Depreciation and amortization expense totaled $386 and $1,947 for the years ended April 30, 2017 and 2016, respectively.

NOTE 6 – REFINERY PROJECT

On March 4, 2017, the Company entered into an agreement with Maple Resources Corporation (“Maple”), a related party, to acquire all of Maple’s right, title and interest (the “Rights”) in plans to build a $450 million, 50,000 barrels per day capacity crude oil refinery in Pecos County, Texas (the “Refinery Transaction” or the “Refinery Project”). Pursuant to the Refinery Transaction, the Company agreed to acquire the Rights in exchange for the issuance of 7,000,000,000 Class B common shares (the “Purchased Shares”).

The Refinery Transaction provided for the Company to issue the Purchased Shares in two tranches, of which the First Tranche of 1,500,000,000 shares was issued on March 4, 2017. The Second Tranche of 5,500,000,000 shares was to be issued once the Company’s Articles of Incorporation were amended to increase the number of authorized shares of common stock. In connection with the March 2017 amendment to the Company’s Articles of Incorporation discussed in Note 12, Maple agreed to waive its right to receive the second tranche of 5,500,000,000 shares of Class B common stock. The 1,500,000,000 Class B common stock issued for the Rights were valued at $150,000 by an independent valuation firm, with the $150,000 expensed to refinery start-up costs.

Completion of the Refinery Project is subject to the receipt of required governmental permits and completion of required debt and equity financing.

NOTE 7 – ACCRUED EXPENSES

Accrued expenses consisted of the following at April 30:

	2017	2016

Accrued payroll	$30,090	$240,309
Accrued consulting	75,633	75,633
Accrued interest	815,276	670,324
Other	62,541	62,541

	$983,540	$1,048,807

F-14

NOTE 8 – NOTES PAYABLE

Notes payable, currently in default, consisted of the following at April 30:

	2017	2016

Note payable to an unrelated party, maturing July 15, 2010, with interest at 10%	$300,000	$300,000
Note payable to an unrelated party, maturing March 18, 2014, with interest at 10%	75,001	75,001

	$375,001	$375,001

Accrued interest payable on notes payable, currently in default, totaled $273,870 and $236,370 at April 30, 2017 and 2016, respectively.

Convertible notes payable, currently in default, consist of the following at April 30:

	2017	2016

Note payable to an unrelated party, maturing January 27, 2012, with interest at 25%, convertible into common shares of the Company at $3.70 per share	$50,000	$50,000
Note payable to an unrelated party, maturing December 31, 2010, with interest at 10%, convertible into common shares of the Company at $1.00 per share	25,000	25,000
Note payable to an unrelated party, maturing March 1, 2013, with interest at 1.87% per month, secured with 900,000 common shares of the Company owned by the President and CEO of the Company, convertible into common shares of the Company at $0.20 per share	120,000	120,000

Total	195,000	195,000

Less discount	-	-

Net	$195,000	$195,000

On January 2, 2013, the Company closed a note purchase agreement with an accredited investor pursuant to which the Company sold a $120,000 note in a private placement transaction. The note was due and payable on March 1, 2013, is currently in default and carries a monthly interest rate of 1.87%. The note purchase agreement included the issuance of 300,000 shares of the Company’s common stock. The note is secured with 900,000 shares of the Company’s common stock owned by Jack W. Hanks, the Company’s President and CEO. The 300,000 shares were valued at $0.10 per share, the closing price of the Company’s common stock on January 2, 2013, and recorded as a $30,000 increase to debt discount and an increase to common stock payable. The Company allocated the proceeds from the issuance of the notes to the warrants when applicable and to the notes based on their estimated fair market values at the date of issuance using the Black-Scholes option pricing model. The debt discount resulting from interest and the value of warrants computed at the inception of the notes payable is amortized over the term of the notes as additional interest expense and was fully amortized as of April 30, 2014. This note and related accrued interest payable were extinguished subsequent to April 2017 through the issuance of Class A common shares of the Company (see Note 15).

F-15

Accrued interest payable on convertible notes payable, currently in default, totaled $190,343 and $152,165 at April 30, 2017 and 2016, respectively.

The convertible note payable as of April 30, 2017 consists of a 12% convertible note payable to JSJ Investments, Inc. in the principal amount of $145,000 and dated April 19, 2017. The note was issued at a discount, resulting in the receipt of $138,000. The Company can redeem the note at any time prior to 90 days from the issuance date at a redemption price of 120% plus accrued interest. The redemption price thereafter increases to 125%, plus accrued interest, until the 120th day from issuance. The note is due and payable on the 180th day after issuance at a redemption price of 150% plus accrued interest. The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of the Company’s common stock at a 40% discount from the lowest trading price during the 20 days prior to conversion. Prior to the 180th day after issuance, the conversion price cannot be less than a floor of $.03 per share of common stock. The Company has identified this conversion feature as a derivative and estimated the fair value of the derivative using a multinomial lattice model simulation and considering the existence of a tainted equity environment. (See Note 11). The note also contains penalty provisions in the event of our default in repayment of the note (if not converted by the holder into shares of common stock) after 180 days from issuance. The convertible note payable is recorded net of discount of $136,284 at April 30, 2017. Accrued interest payable on the convertible note payable was $524 at April 30, 2017

The Company recorded interest expense on all indebtedness, which includes amortization of debt discount on certain debt described above and accrued dividends on convertible preferred stock (Note 9), totaled $262,393 and $529,474 for the years ended April 30, 2017 and 2016, respectively.

NOTE 9 – SETTLEMENT AGREEMENT AND STIPULATION

On October 28, 2016, the Company entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Rockwell Capital Partners, Inc. (“RCP”). Pursuant to the Settlement Agreement, as amended, RCP purchased certain outstanding payables between the Company and designated vendors totaling $84,782 (the “Payables” or “Claims”) and exchanged the portion of such Payables assigned for a Settlement Amount payable in common shares of the Company.

In settlement of the Claims, the Company issued and delivered to RCP, in multiple tranches, shares of the Company’s common stock (“Common Stock”), subject to adjustment and ownership limitations as set forth in the Settlement Agreement, sufficient to satisfy the Claims amount at a 50% discount to market based on the market price during the valuation period as defined in the Settlement Agreement. We identified this conversion feature as a derivative and estimated the fair value of the derivative using a multinomial lattice model simulation and considering the existence of a tainted equity environment. (See Note 11). The Company also issued 7,000,000 shares of Common Stock as a settlement fee on October 31, 2016.

On October 28, 2016, a circuit court in Florida issued an order confirming the fairness of the terms of the Settlement Agreement within the meaning of exemption from registration provided by Section 3(a) (10) of the Securities Act of 1933.

The Company’s creditors received a total of $84,782 pursuant to the Settlement Agreement, and the Company issued to RCP a total of 489,000,000 shares of the Company’s common stock in conversion of $84,782 note principal. The Settlement Agreement was terminated in March 2017.

NOTE 10 – CONVERTIBLE PREFERRED STOCK, CURRENTLY IN DEFAULT

On June 30, 2011, the Company issued 360,000 shares of Armadillo Mining Corporation Preferred Stock to five unrelated parties in exchange for an investment of $360,000. The Preferred Stock carry a 25% cumulative dividend and have a mandatory redemption feature on December 31, 2011 at a price of $1.25 per share. We identified this conversion feature as a derivative and estimated the fair value of the derivative using a multinomial lattice model simulation and considering the existence of a tainted equity environment. (See Note 11). In addition, the Company issued 360,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.60 per share on or before three years from the repayment or conversion date.

On January 6, 2012, three unrelated parties converted their Preferred Stock and accrued dividends of $312,500 into 2,983,293 shares of the Company’s common stock at a price of $.10475 per share. As of April 30, 2017 and 2016, the remaining face value of the Preferred Stock was $137,500. Accrued dividends on the Preferred Stock, included in accrued interest payable, totaled $350,539 and $281,789 as of April 30, 2017 and 2016, respectively.

Subsequent to April 30, 2017, the Company entered into agreements with the holders of the convertible preferred stock to convert all outstanding preferred stock and accrued dividends into Class A common shares of the Company (see Note 15).

F-16

NOTE 11 – DERIVATIVE LIABILITIES

In a series of subscription agreements, the Company issued warrants that contain certain anti-dilution provisions that have been identified as derivatives. In addition, the Company identified the conversion feature of certain convertible notes payable and convertible preferred stock as derivatives. As of April 30, 2017, the number of warrants or common shares to be issued under these agreements is indeterminate; therefore, we have concluded that the equity environment is tainted and all additional warrants and convertible debt are included in the value of the derivative.

The Company estimates the fair value of the derivative liabilities at the issuance date and at each subsequent reporting date, using a multinomial lattice model simulation. The model is based on a probability weighted discounted cash flow model using projections of the various potential outcomes.

During the years ended April 30, 2017 and 2016, we had the following activity in our derivative liabilities:

		Convertible	Preferred
	Warrants	Notes	Stock	Total

Balance, April 30, 2015	$-	$-	$-	$-
Increases in derivative value due to new issuances	1,290,874	-	-	1,290,874
Change in fair value of derivative liabilities	(895,255)	-	-	(895,255)

Balance, April 30, 2016	395,619	-	-	395,619
Increases in derivative value to debt discount	-	208,782	-	208,782
Decrease in derivative value due to note conversions	-	(100,127)	-	(100,127)
Change in fair value of derivative liabilities	5,904,051	196,020	5,656	6,105,727

Balance, April 30, 2017	$6,299,670	$304,675	$5,656	$6,610,001

Key inputs and assumptions used in valuing the Company’s derivative liabilities as of April 30, 2017 are as follows:

•	Stock prices on all measurement dates were based on the fair market value

•	Risk-free interest rates ranging from 1.45% – 2.13%

•	The probability of future financing was estimated at 100%

•	Computed volatility estimated at 104% – 110%

These inputs are subject to significant changes from period to period and to management's judgment; therefore, the estimated fair value of the derivative liabilities will fluctuate from period to period, and the fluctuation may be material.

NOTE 12 – STOCKHOLDERS’ DEFICIT

Authorized Shares

On March 31, 2017, the Company amended its articles of incorporation to provide for an increase in the authorized shares of common stock from 3,000,000,000 to 5,000,000,000 shares. In addition, the articles of incorporation were amended to provide for two classes of common shares: (i) Class A Shares, having one vote per share, and (ii) Class B Shares, with 10 votes per share. All of the currently outstanding shares of common stock were reclassified as Class A Shares, except that the common shares issued in the refinery transaction discussed in Note 6 were classified as Class B Shares. Other than the provisions of the voting rights, the two classes of shares of common stock will have equal terms and conditions.

F-17

Adjustment to Outstanding Shares

During the year ended April 30, 2016, the Company cancelled 40,000 outstanding shares of its common stock, resulting in a decrease to common stock and an increase to additional paid-in capital of $39.

Related Party Debt Contributed to Capital

On May 18, 2015, Jack W. Hanks, Bruce N. Lemons and Nabil Katabi, the then three directors of the Company and certain companies under their control, entered an agreement to forgive the indebtedness from the Company totaling $2,212,721 and contribute the amounts to capital. See Note 4.

Stock Issuances

During the year ended April 30, 2017, the Company issued a total of 807,184,154 shares of its Class A common stock: 39,394,400 shares for cash of $76,369; 236,784,319 shares for common stock payable of $3,064,332; 489,000,000 shares valued at $184,909 in conversion of a convertible note payable and reduction in related derivative liabilities; 2,082,190 shares valued at $416 for accrued expenses; 28,625,000 valued at $5,725 for accounts payable; 4,298,245 shares valued at $98,535 for services and 7,000,000 shares valued at $34,300 for interest expense.

During the year ended April 30, 2016, the Company issued 123,283,700 shares of its Class A common stock to a related party pursuant to the conversion of 1,000,000 Preferred Shares with a book value of $1,000,000 and accrued dividends of $410,685 into 123,283,700 common shares of the Company at $0.01 per share. The common shares issued were valued at $1,849,256, or $0.015 per share, the market price on the date of the conversion, resulting in a loss on extinguishment of debt of $438,571.

As further discussed in Note 6, on March 4, 2017, the Company entered into an agreement with Maple, a related party, to acquire all of Maple’s right, title and interest in plans (the “Rights”) to build a crude oil refinery in Pecos County, Texas. The Company issued 1,500,000,000 Class B common shares to Maple to acquire the rights. The shares were valued at $150,000 by an independent valuation firm, with the $150,000 expensed to refinery start-up costs.

Common Stock Payable

During the year ended April 30, 2016, common stock payable was increased from $90,000 at April 30, 2015 to $3,395,483 at April 30, 2016: $2,925,000 for conversion of related party notes payable of $1,950,000 and loss on extinguishment of debt of $975,000; $75,000 for cash and $13,815 for services in a private placement and $291,668 in conversion of accrued expenses.

During the year ended April 30, 2017, common stock payable decreased from $3,395,483 at April 30, 2016 to $307,978 at April 30, 2017: decreased $90,000 for common stock payable to related parties forgiven and contributed to paid-in capital; decreased $3,064,332 for 236,784,319 Class A common shares issued; increased $49,741 for cash and increased $17,086 for services. Subsequent to April 30, 2017, the balance in common stock payable of $291,668 was eliminated through the issuance of Class A common shares (see Note 15).

Stock Options

On March 7, 2012, the Company issued a total of 2,000,000 stock options exercisable at $0.35 per share for a period of ten years from the date of grant. The Company did not grant any stock options during the years ended April 30, 2017 and 2016.

F-18

A summary of stock option activity during the years ended April 30, 2017 and 2016 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Outstanding, April 30, 2015	2,000,000	$0.35	6.85

Granted	-	-
Canceled / Expired	-	-
Exercised	-	-

Outstanding, April 30, 2016	2,000,000	$0.35	5.85

Granted	-	-
Canceled / Expired	-	-
Exercised	-	-

Outstanding, April 30, 2017	2,000,000	$0.35	4.85

The Company uses the Black-Scholes option pricing model to estimate the grant date fair value of its stock options, which value is amortized to stock-based compensation expense over the vesting period of the options. No stock-based compensation expense was recorded during the years ended April 30, 2017 and 2016 related to stock option grants. There was no unrecognized stock option expense at April 30, 2017.

Subsequent to April 30, 2017, the holders of the options surrendered them to the Company and the options were cancelled (see Note 15).

Warrants

The Company has issued warrants to non-employees for debt discounts, equity financing or other stock-based compensation. These warrants generally vest upon grant and are valued using the Black-Scholes option pricing model or multinomial lattice models that value the warrants based on a probability weighted cash flow model using projections of the various potential outcomes.

During the year ended April 30, 2016, the Company issued warrants to purchase 10,000 shares of common stock to a related party lender.

In a series of subscription agreements, during the year ended April 30, 2016, we issued 3,289,192 warrants that contain certain anti-dilution provisions that we have identified as derivatives. We estimate the fair value of the derivatives using multinomial lattice models that value the warrants based on a probability weighted cash flow model using projections of the various potential outcomes and considering the existence of a tainted equity environment (see Note 11).

F-19

A summary of warrant activity during the years ended April 30, 2017 and 2016 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Outstanding, April 30, 2015	564,000	$0.25	0.50

Granted	11,512,170	$0.01
Canceled / Expired	(554,000)	$0.26
Exercised	-	-

Outstanding and exercisable, April 30, 2016	11,522,170	$0.01	5.91

Granted	383,739,041	$0.01
Canceled / Expired	-
Exercised	-	-

Outstanding and exercisable, April 30, 2017	395,261,211	$0.01	4.90

The number of warrant shares granted during the year ended April 30, 2017 includes a total of 220,644,681 warrant shares issued to warrant holders pursuant to anti-dilution provisions.

Common Stock Reserved

At April 30, 2016, 395,261,211 shares of the Company’s common stock were reserved for issuance of outstanding warrants and 233,000,000 shares were reserved for the April 19, 2017 convertible promissory note.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Legal

There were no legal proceedings against the Company.

Operating Lease Commitments

The Company acquired the Bolzer Lease pursuant to a September 23, 2010 merger. Subsequently, notice of termination on this lease effective April 26, 2010 was provided by previous management. The Company has recorded an accrued expense as of April 30, 2017 and 2016 for the minimum lease payment of $62,541 for the January 2010 payment.

NOTE 14 – INCOME TAXES

The Company accounts for income taxes in accordance with standards of disclosure propounded by the FASB, and any related interpretations of those standards sanctioned by the FASB. Accordingly, deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities, as well as a consideration of net operating loss and credit carry forwards, using enacted tax rates in effect for the period in which the differences are expected to impact taxable income. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized.

F-20

No provision for income taxes has been recorded due to the net operating loss carryforwards totaling approximately $9,016,000 as of April 30, 2017 that will be offset against future taxable income. The available net operating loss carry forwards expire in various years through 2037. No tax benefit has been reported in the financial statements because the Company believes there is a 50% or greater chance the carry forwards will expire unused. There were no uncertain tax positions taken by the Company.

The deferred tax asset and valuation account is as follows at April 30:

	2017	2016
Deferred tax asset:
Net operating loss carryforward	$3,373,482	$3,155,766
Valuation allowance	(3,373,482)	(3,155,766)

Total	$-	$-

The components of income tax expense are as follows for the years ended April 30:

	2017	2016

Change in net operating loss benefit	$217,716	$114,935
Change in valuation allowance	(217,716)	(114,935)

Total	$-	$-

NOTE 15 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, all subsequent events have been reported through the filing date as set forth below.

Issuance of Class A Common Shares

Subsequent to April 30, 2017, we issued a total of 465,396,910 shares of Class A common stock: 62,846,918 shares in payment of common stock payable of $307,978; 8,000,000 shares for services valued at $136,000; 440,000 shares in settlement of accrued expenses of $44,000; 353,359,992 shares in the cashless exercise of warrants; 24,750,000 shares in settlement of preferred stock and accrued dividends payable totaling $428,707 and 16,000,000 shares in settlement of a convertible note payable and accrued interest payable totaling of $239,365.

Cashless Exercise of Warrants

In May 2017, the Company offered the holders of warrants to register the underlying Class A common shares in exchange for the warrant holders converting the warrants on a cashless, one-share for one-share basis. All but two warrant holders accepted the offer, and in May 2017, a total of 353,359,992 Class A common shares were issued to warrant holders in a cashless exercise.

Settlement of Debt

Effective June 19, 2017, the Company entered into agreements with the holders of outstanding convertible preferred stock (Note 10) pursuant to which $137,500 principal and $291,207 accrued dividends payable were extinguished through the issuance of a total of 24,750,000 shares of the Company’s Class A common stock.

Effective June 20, 2017, the Company entered into an agreement to extinguish a convertible note payable of $120,000 and $119,365 accrued interest payable through the issuance of 16,000,000 shares of the Company’s Class A common stock.

May 15, 2017 Convertible Redeemable Note

Effective May 15, 2017, we issued and delivered to Eagle Equities LLC an 8% convertible redeemable note in the principal amount of $115,000. The note was issued at a discount, resulting in our receipt of $105,000. We can redeem the note at any time prior to 90 days from the issuance date at a redemption price of 125% plus accrued interest. The redemption price thereafter increases to 135%, plus accrued interest, until the 120th day from issuance and to150%, plus accrued interest, until the 180th day from issuance. The note is due and payable on May 15, 2018. During the first 6 months the note is in effect, the holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of our common stock at a fixed price of $0.03 per share. Beginning the 6 month anniversary of the note, the holder of the note, at is option, may convert the unpaid principal of, and accrued interest on, the note into shares of our common stock a 40% discount from the average of the three lowest trading prices during the 25 days prior to conversion. The note also contains penalty provisions in the event of our default in repayment of the note (if not converted by the holder into shares of common stock) after 180 days from issuance.

F-21

May 16, 2017 Convertible Redeemable Note

Effective May 16, 2017, we issued and delivered to Crown Bridge Partners, LLC an 8% convertible redeemable note in the principal amount of $60,000. The note was issued at a discount, resulting in our receipt of $54,000. The note is due and payable on May 16, 2018. The other terms of the note are identical to the terms of the May 15, 2017 convertible redeemable note.

May 24, 2017 Convertible Redeemable Note

Effective May 24, 2017, we issued and delivered to GS Capital Partners, LLC an 8% convertible note in the principal amount of $173,000. The note was issued at a discount, resulting in our receipt of $158,000. The note is due and payable on May 24, 2018. We can redeem the note at any time prior to 60 days from the issuance date at a redemption price of 118% plus accrued interest. The redemption price thereafter increases to 125%, plus accrued interest, until the 120th day from issuance and then to 133%, plus accrued interest, until the 180th day from issuance. The note cannot be prepaid after the 180th day after issuance. The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of our common stock at a 40% discount from the lowest trading price during the 20 days prior to conversion. Prior to the 180th day after issuance, the conversion price cannot be less than a floor of $.03 per share of common stock. The note also contains penalty provisions in the event of our default in repayment of the note (if not converted by the holder into shares of common stock).

June 12, 2017 Equity Purchase Agreement

On June 12, 2017, we entered into an Equity Purchase Agreement with Crown Bridge Partners, LLC (“Crown Bridge”). Pursuant to the terms of the Equity Purchase Agreement, Crown Bridge has committed to purchase up to $3,000,000 of our common stock for a period of up to 24 months commencing upon the effectiveness of a registration statement covering the resale of shares issuable to Crown Bridge under the Equity Purchase Agreement. The Equity Purchase Agreement allows us to deliver a put notice to Crown Bridge stating the dollar amount of common stock that we intend to sell to Crown Bridge on the date specified in the put notice. The amount of each put notice is limited to a formula that is equal to the lesser of (i) $100,000 or (ii) 150% of the average dollar value of the trading volume of our stock, measured at the lowest price during the trading period, for the seven days prior to the purchase of shares by Crown Bridge. The purchase price of shares issued in respect of each put notice is 80% of the average of the three lowest trading prices in the seven trading days immediately preceding the date on which the Company exercises its put right. We are required to file a registration statement with the SEC on Form S-1 within 45 days of the date of the Equity Purchase Agreement covering the resale of shares to be issued under such agreement and to use our best efforts to cause the registration statement to become effective within 90 days of such date.

In connection with the Equity Purchase Agreement, we issued to Crown Bridge, as a commitment fee, an $80,000 convertible promissory note which matures on December 12, 2017. The note bears interest at a rate of 8% per annum. We are entitled to redeem the note at a redemption price of 125% plus accrued interest during the first 90 days after issuance. The redemption price then increases to 135% until the 120th day after issuance and then increases to 150% until the 180th day after issuance, after which the date the note may not be redeemed. If the note is not redeemed or we otherwise default thereunder, Crown Bridge may convert the unpaid balance into shares of our Class A common stock at a conversion price equal to the lesser of (i) the closing price of our Class A common stock on the issuance date of the note or (ii) 60% of the average of the three lowest trading prices during the 25-day period prior to the notice of conversion.

July 7, 2017 Convertible Redeemable Note

On July 7, 2017, we completed the funding of a 12% convertible note in the principal amount of $125,000 issued to JSJ Investments Inc. The note was issued at a discount, resulting in our receipt of $118,750 of net proceeds, prior to expenses. We can redeem the note at any time prior to 90 days from the issuance date at a redemption price of 120% plus accrued interest. The redemption price thereafter increases to 125%, plus accrued interest, until the 120th day from issuance, and thereafter increases to a redemption price of 145% plus accrued interest until the 180th day after issuance and 150% plus accrued interest until the maturity date of March 30, 2018. The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of our common stock at a price of no lower than $0.03 per share of common stock until the 180th day after issuance and thereafter at a price 40% discount from the lowest trading prices during the 20 days prior to conversion. The note also contains penalty provisions in the event of our default in repayment of the note (if not converted by the holder into shares of common stock) on the maturity date of March 30, 2018.

We have agreed with JSJ Investments Inc. to use any proceeds from draws on our prospective equity line of credit or sale of assets to first repay the note we issued to JSJ Investments in April 2017 and second to repay the July 7, 2017 note.

F-22

MMEX RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

	July 31, 2017	April 30, 2017
	(Unaudited)
Assets

Current assets:
Cash	$45,552	$54,513
Total current assets	45,552	54,513

Property and equipment, net	75,167	-
Deposit	900	-

Total assets	$121,619	$54,513

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$788,609	$694,664
Accrued expenses	425,547	912,870
Accrued expenses – related party	72,233	70,670
Notes payable, currently in default	375,001	375,001
Convertible notes payable, currently in default, net of discount of $0 and $0 at July 31, 2017 and April 30, 2017, respectively	75,000	195,000
Convertible notes payable, net of discount of $512,248 and $136,284 at July 31, 2017 and April 30, 2017, respectively	185,752	8,716
Convertible preferred stock	-	137,500
Derivative liabilities	710,448	6,610,001
Total current liabilities	2,632,590	9,004,422

Commitments and contingencies

Stockholders’ deficit:
Common stock; $0.001 par value:
Class A: 3,000,000,000 shares authorized, 1,464,263,078 and 987,616,168 shares issued and outstanding at July 31, 2017 and April 30, 2017, respectively	1,464,264	987,617
Class B: 2,000,000,000 shares authorized, 1,500,000,000 shares issued and outstanding at July 31, 2017 and April 30, 2017, respectively	1,500,000	1,500,000
Common stock payable	-	307,978
Additional paid-in capital	27,845,671	25,551,533
Non-controlling interest	(378,789)	(378,443)
Accumulated (deficit)	(32,942,117)	(36,918,594)
Total stockholders’ deficit	(2,510,971)	(8,949,909)

Total liabilities and stockholders’ deficit	$121,619	$54,513

See accompanying notes to condensed consolidated financial statements.

F-23

MMEX RESOURCES CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended July 31,
	2017	2016

Revenues	$-	$-

Operating expenses:
General and administrative expenses	338,130	23,590
Refinery start-up costs	333,111	-
Depreciation and amortization	290	324

Total operating expenses	671,531	23,914

Loss from operations	(671,531)	(23,914)

Other income (expense):
Interest expense	(294,608)	(36,239)
Gain on derivative liabilities	4,466,683	85,695
Gain on extinguishment of liabilities	475,587	-

Total other income (expense)	4,647,662	49,456

Income before income taxes	3,976,131	25,542
Provision for income taxes	-	-

Net income	3,976,131	25,542

Non-controlling interest in loss of consolidated subsidiaries	346	462

Net income attributable to the Company	$3,976,477	$26,004

Net income per common share - basic and diluted	$0.00	$0.00

Weighted average number of common shares outstanding:
Basic	1,324,731,007	371,419,312
Diluted	1,444,142,262	371,474,480

See accompanying notes to condensed consolidated financial statements.

F-24

MMEX RESOURCES CORPORATION

Condensed Consolidated Statements of Stockholders’ Deficit and Members’ Interests

Three Months Ended July, 2017

(Unaudited)

	Class A Common Stock		Class B Common Stock		Common Stock	Additional Paid-in	Non- Controlling	Accumulated
	Shares	Amount	Shares	Amount	Payable	Capital	Interest	Deficit	Total

Balance, April 30, 2017	987,616,168	$987,617	1,500,000,000	$1,500,000	$307,978	$25,551,533	$(378,443)	$(36,918,594)	$(8,949,909)

Common shares issued for:
Common stock payable	62,846,918	62,847	-	-	(307,978)	245,131	-	-	-
Services	19,250,000	19,250	-	-	-	207,875	-	-	227,125
Accrued expenses	440,000	440	-	-	-	3,960	-	-	4,400
Cashless exercise of warrants	353,359,992	353,360	-	-	-	1,552,646	-	-	1,906,006
Settlement of preferred stock	24,750,000	24,750	-	-	-	175,726	-	-	200,476
Settlement of debt	16,000,000	16,000	-	-	-	108,800	-	-	124,800
Net income	-	-	-	-	-	-	(346)	3,976,477	3,976,131

Balance, July 31, 2017	1,464,263,078	$1,464,264	1,500,000,000	$1,500,000	$-	$27,845,671	$(378,789)	$(32,942,117)	$(2,510,971)

See accompanying notes to condensed consolidated financial statements.

F-25

MMEX RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended July 31,
	2017	2016
Cash flows from operating activities:
Net income attributable to the Company	$3,976,477	$26,004
Non-controlling interest in loss of consolidated subsidiaries	(346)	(462)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	290	324
Stock-based compensation	227,125	-
Convertible note payable issued for commitment fee	80,000	-
Gain on derivative liabilities	(4,466,683)	(85,695)
Gain on extinguishment of debt	(475,587)	-
Amortization of debt discount	177,036	-
Increase in deposits	(900)	-
Increase in liabilities:
Accounts payable	112,772	5,026
Accrued expenses	37,562	36,108
Net cash used in operating activities	(332,254)	(18,695)

Cash flows from investing activities:
Purchase of property and equipment	(75,457)	-
Net cash used in investing activities	(75,457)	-

Cash flows from financing activities:
Proceeds from convertible notes payable	398,750	-
Proceeds from common stock payable	-	21,000
Net cash provided by financing activities	398,750	21,000

Net increase (decrease) in cash	(8,961)	2,305
Cash at the beginning of the period	54,513	1,030

Cash at the end of the period	$45,552	$3,335

Supplemental disclosure:
Interest paid	$-	$-
Income taxes paid	-	-
Common stock for common stock payable	307,978	2,935,000
Settlement of convertible preferred stock and accrued interest for common stock	200,476	-
Common stock and additional paid-in capital for derivative liabilities in cashless exercise of warrants	1,906,006	-
Common stock for accrued expenses	4,400	-
Settlement of convertible notes payable and accrued interest for common stock	124,800	-
Derivative liabilities for debt discount	478,750	-

See accompanying notes to condensed consolidated financial statements.

F-26

MMEX RESOURCES CORPORATION

Notes to Condensed Consolidated Financial Statements

Three Months Ended July 31, 2017

(Unaudited)

NOTE 1 – BACKGROUND, ORGANIZATION AND BASIS OF PRESENTATION

MMEX Resources Corporation (the “Company” or “MMEX”) is a company engaged in the exploration, extraction, refining and distribution of oil, gas, petroleum products and electric power. We plan to focus on the acquisition, development and financing of oil, gas, refining and electric power projects in Texas, Peru, and other countries in Latin America using the expertise of our principals to identify, finance and acquire these projects.

MMEX was formed as a Nevada corporation in 2005. The current management team led an acquisition of the Company (then named Management Energy, Inc.) through a reverse merger completed on September 23, 2010 and changed the Company’s name to MMEX Mining Corporation on February 11, 2011 and to MMEX Resources Corporation on April 6, 2016.

The accompanying condensed consolidated financial statements include the accounts of the following entities, all of which the Company maintains control through a majority ownership or through common ownership:

Name of Entity	%	Form of Entity	State of Incorporation	Relationship

MMEX Resources Corporation (“MMEX”)	-	Corporation	Nevada	Parent
MCC Merger, Inc. (“MCCM”)	100%	Corporation	Delaware	Holding Subsidiary
Maple Carpenter Creek Holdings, Inc. (“MCCH”)	100%	Corporation	Delaware	Subsidiary
Maple Carpenter Creek, LLC (“MCC”)	80%	LLC	Nevada	Subsidiary
Carpenter Creek, LLC (“CC”)	95%	LLC	Delaware	Subsidiary
Armadillo Holdings Group Corp. (“AHGC”)	100%	Corporation	British Virgin Isles	Subsidiary
Armadillo Mining Corp. (“AMC”)	98.6%	Corporation	British Virgin Isles	Subsidiary

As of April 13, 2016, the Company assigned AMC to an irrevocable trust (the “Trust”), whose beneficiaries are the existing shareholders of MMEX. The accounts of AMC are included in the consolidated financial statements due to the common ownership. AMC through the Trust controls the Hunza coal interest previously owned by MMEX.

On September 1, 2016, the Company entered into a stock assignment agreement with LatAm Services, LLC (“LatAm”), whose members are officers and directors of the Company, pursuant to which it assigned MCCH to LatAm. The accounts of MCCH are included in the consolidated financial statements due to the common ownership. With the assignment of MCCH to LatAm, the MMEX has exited the Hunza coal project to focus on energy related projects under its new business plan.

All significant inter-company transactions have been eliminated in the preparation of the consolidated financial statements.

These financial statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for a fair presentation of the information contained therein.

The Company has adopted a fiscal year end of April 30.

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NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our significant accounting policies are described in our Annual Report on Form 10-K for the year ended April 30, 2017 filed with the SEC on July 28, 2017.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its aforementioned subsidiaries and entities under common ownership. All significant intercompany accounts and transactions have been eliminated in consolidation. The ownership interests in subsidiaries that are held by owners other than the Company are recorded as non-controlling interest and reported in our consolidated balance sheets within stockholders’ deficit. Losses attributed to the non-controlling interest and to the Company are reported separately in our consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Derivative liabilities

In a series of subscription agreements, we have issued warrants that contain certain anti-dilution provisions that we have identified as derivatives. We have also identified the conversion feature of certain of our convertible notes payable as derivatives. We estimate the fair value of the derivatives using multinomial lattice models that value the derivative liabilities based on a probability weighted cash flow model using projections of the various potential outcomes. These estimates are based on multiple inputs, including the market price of our stock, interest rates, our stock price volatility and management’s estimates of various potential equity financing transactions. These inputs are subject to significant changes from period to period and to management’s judgment; therefore, the estimated fair value of the derivative liabilities will fluctuate from period to period, and the fluctuation may be material.

Property and equipment

Property and equipment is recorded at the lower of cost or estimated net recoverable amount, and is depreciated using the straight-line method over the estimated useful life of the related asset as follows:

Office furniture and equipment	10 years

Computer equipment and software	5 years

Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments will be capitalized. At the time of retirement or other disposition of equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

The Company will assess the recoverability of property and equipment by determining whether the depreciation and amortization of these assets over their remaining life can be recovered through projected undiscounted future cash flows. The amount of equipment impairment, if any, will be measured based on fair value and is charged to operations in the period in which such impairment is determined by management.

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Fair value of financial instruments

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, and ASC 825, Financial Instruments, the FASB establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable, accrued expenses and notes reported on the accompanying consolidated balance sheets are estimated by management to approximate fair value primarily due to the short-term nature of the instruments.

An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value using a hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy prioritized the inputs into three levels that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in markets that are not active.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities

Our derivative liabilities are measured at fair value on a recurring basis and estimated as follows:

July 31, 2017	Total	Level 1	Level 2	Level 3

Derivative liabilities	$710,448	$-	$-	$710,448

April 30, 2017	Total	Level 1	Level 2	Level 3

Derivative liabilities	$6,610,001	$-	$-	$6,610,001

Refinery start-up costs

Costs incurred prior to opening the Company’s proposed crude oil refinery in Pecos County, Texas, including acquisition of refinery rights, planning, design and permitting, are recorded as start-up costs and expensed as incurred.

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Basic and diluted loss per share

Basic net income or loss per share is calculated by dividing net income or loss (available to common stockholders) by the weighted average number of common shares outstanding for the period. Diluted income or loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, warrants, convertible debt and convertible preferred stock, were exercised or converted into common stock. For the three months ended July 31, 2017, diluted weighted average number of common shares outstanding included 958,421 common shares issuable for in-the-money warrants using the treasury stock method and 118,452,834 common shares issuable for convertible debt. For the three months ended July 31, 2016, diluted weighted average number of common shares outstanding included 55,168 common shares issuable for in-the-money warrants using the treasury stock method.

Issuance of shares for non-cash consideration

The Company accounts for the issuance of equity instruments to acquire goods and/or services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably determinable. The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of the standards issued by the FASB. The measurement date for the fair value of the equity instruments issued is determined as the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Reclassifications

Certain amounts in the consolidated financial statements for prior year periods have been reclassified to conform with the current year periods presentation.

Recently Issued Accounting Pronouncements

In July 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-11, ”Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception.” Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, “Distinguishing Liabilities from Equity,” because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable non-controlling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company is currently unable to determine the impact on its consolidated financial statements of the adoption of this new accounting pronouncement.

Although there are several other new accounting pronouncements issued or proposed by the FASB, which the Company has adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its consolidated financial position or results of operations.

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NOTE 3 – GOING CONCERN

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. We have incurred continuous losses from operations, have an accumulated deficit of $32,942,117 and a total stockholders’ deficit of $2,510,971 at July 31, 2017, and have reported negative cash flows from operations since inception. In addition, we do not currently have the cash resources to meet our operating commitments for the next twelve months, and we expect to have ongoing requirements for capital investment to implement our business plan. Finally, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which we operate.

Since inception, our operations have primarily been funded through private debt and equity financing, as well as capital contributions by our subsidiaries’ partners, and we expect to continue to seek additional funding through private or public equity and debt financing.

Our ability to continue as a going concern is dependent on our ability to generate sufficient cash from operations to meet our cash needs and/or to raise funds to finance ongoing operations and repay debt. However, there can be no assurance that we will be successful in our efforts to raise additional debt or equity capital and/or that our cash generated by our operations will be adequate to meet our needs. These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

Accrued expenses (see Note 6) to related parties totaled $72,233 and $70,670 as of July 31, 2017 and April 30, 2017, respectively.

F-31

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at:

	July 31, 2017	April 30, 2017

Office furniture and equipment	$4,322	$454
Computer equipment and software	29,070	24,569
Less accumulated depreciation and amortization	(25,313)	(25,023)
	8,079	-
Land	67,088	-

	$75,167	$-

On July 28, 2017, the Company acquired 126 acres of land located near Fort Stockton, Texas. This 126 acre parcel is part of the 476 acre tract on which the Company intends to build a crude oil refinery.

Depreciation and amortization expense totaled $290 and $324 for the three months ended July 31, 2017 and 2016, respectively.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consisted of the following at:

	July 31, 2017	April 30, 2017

Accrued payroll	$30,090	$30,090
Accrued consulting	31,633	75,633
Accrued interest	373,516	815,276
Other	62,541	62,541

	$497,780	$983,540

NOTE 7 – NOTES PAYABLE

Notes payable, currently in default, consist of the following at:

	July 31, 2017	April 30, 2017

Note payable to an unrelated party, maturing July 15, 2010, with interest at 10%	$300,000	$300,000
Note payable to an unrelated party, maturing March 18, 2014, with interest at 10%	75,001	75,001

	$375,001	$375,001

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Accrued interest payable on notes payable, currently in default, totaled $283,245 and $273,870 at July 31, 2017 and April 30, 2017, respectively.

Convertible notes payable, currently in default, consist of the following at:

	July 31, 2017	April 30, 2017

Note payable to an unrelated party, maturing January 27, 2012, with interest at 25%, convertible into common shares of the Company at $3.70 per share	$50,000	$50,000
Note payable to an unrelated party, maturing December 31, 2010, with interest at 10%, convertible into common shares of the Company at $1.00 per share	25,000	25,000
Note payable to an unrelated party, maturing March 1, 2013, with interest at 1.87% per month, convertible into common shares of the Company at $0.20 per share, repaid in June 207	-	120,000

Total	$75,000	$195,000

Effective June 20, 2017, the Company entered into an agreement to extinguish the $120,000 convertible note payable and $119,365 accrued interest payable through the issuance of 16,000,000 shares of the Company’s Class A common stock, recognizing a gain on extinguishment of debt of $114,565.

Accrued interest payable on convertible notes payable, currently in default, totaled $77,554 and $190,343 at July 31, 2017 and April 30, 2017, respectively.

Convertible notes payable consist of the following at:

	July 31, 2017	April 30, 2017

Note payable to an accredited investor, maturing October 19, 2017, with interest at 12%, convertible into common shares of the Company at a defined variable exercise price	$145,000	$145,000
Note payable to an accredited investor, maturing May 15, 2018, with interest at 8%, convertible into common shares of the Company at a defined variable exercise price	115,000	-
Note payable to an accredited investor, maturing May 16, 2018, with interest at 8%, convertible into common shares of the Company at a defined variable exercise price	60,000	-
Note payable to an accredited investor, maturing May 24, 2018, with interest at 8%, convertible into common shares of the Company at a defined variable exercise price	173,000	-
Note payable to an accredited investor, maturing December 12, 2017, with interest at 8%, convertible into common shares of the Company at a defined variable exercise price	80,000	-
Note payable to an accredited investor, maturing March 30, 2018, with interest at 12%, convertible into common shares of the Company at a defined variable exercise price	125,000	-

Total	698,000	145,000
Less discount	(512,248)	(136,284)

Net	$185,752	$8,716

F-33

Effective April 19, 2017 the Company issued and delivered to JSJ Investments, Inc. a 12% convertible note payable to JSJ Investments, Inc. in the principal amount of $145,000. The note was issued at a discount, resulting in the receipt of $138,000. The Company can redeem the note at any time prior to 90 days from the issuance date at a redemption price of 120% plus accrued interest. The redemption price thereafter increases to 125%, plus accrued interest, until the 120th day from issuance. The note is due and payable on the October 19, 2017 at a redemption price of 150% plus accrued interest. The holder of the note, at its option, may convert the unpaid principal balance and accrued interest into shares of the Company’s Class A common stock at a 40% discount from the lowest trading price during the 20 days prior to conversion. Prior to the 180th day after issuance, the conversion price cannot be less than a floor of $.03 per share of common stock. The note also contains penalty provisions in the event of default in repayment of the note (if not converted by the holder into shares of common stock) after 180 days from issuance.

Effective May 15, 2017, the Company issued and delivered to Eagle Equities LLC an 8% convertible redeemable note in the principal amount of $115,000. The note was issued at a discount, resulting in the receipt of $105,000. The Company can redeem the note at any time prior to 90 days from the issuance date at a redemption price of 125% plus accrued interest. The redemption price thereafter increases to 135%, plus accrued interest, until the 120th day from issuance and to 150%, plus accrued interest, until the 180th day from issuance. The note is due and payable on May 15, 2018. During the first 6 months the note is in effect, the holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of the Company’s Class A common stock at a fixed price of $0.03 per share. Beginning the 6 month anniversary of the note, the holder of the note, at is option, may convert the unpaid principal and accrued interest into shares of the Company’s Class A common stock a 40% discount from the average of the three lowest trading prices during the 25 days prior to conversion. The note also contains penalty provisions in the event of default in repayment of the note (if not converted by the holder into shares of common stock) after 180 days from issuance.

Effective May 16, 2017, the Company issued and delivered to Crown Bridge Partners, LLC an 8% convertible redeemable note in the principal amount of $60,000. The note was issued at a discount, resulting in the receipt of $54,000. The note is due and payable on May 16, 2018. The other terms of the note are identical to the terms of the May 15, 2017 convertible redeemable note described above.

Effective May 24, 2017, the Company issued and delivered to GS Capital Partners, LLC an 8% convertible note in the principal amount of $173,000. The note was issued at a discount, resulting in the receipt of $158,000. The note is due and payable on May 24, 2018. The Company can redeem the note at any time prior to 60 days from the issuance date at a redemption price of 118% plus accrued interest. The redemption price thereafter increases to 125%, plus accrued interest, until the 120th day from issuance and then to 133%, plus accrued interest, until the 180th day from issuance. The note cannot be prepaid after the 180th day after issuance. The holder of the note, at its option, may convert the unpaid principal balance and accrued interest into shares of the Company’s Class A common stock at a 40% discount from the lowest trading price during the 20 days prior to conversion. Prior to the 180th day after issuance, the conversion price cannot be less than a floor of $.03 per share of common stock. The note also contains penalty provisions in the event of default in repayment of the note (if not converted by the holder into shares of common stock).

F-34

On June 12, 2017, the Company entered into an Equity Purchase Agreement with Crown Bridge Partners, LLC (“Crown Bridge”). Pursuant to the terms of the Equity Purchase Agreement, Crown Bridge has committed to purchase up to $3,000,000 of our common stock for a period of up to 24 months commencing upon the effectiveness of a registration statement covering the resale of shares issuable to Crown Bridge under the Equity Purchase Agreement. The Equity Purchase Agreement allows the Company to deliver a put notice to Crown Bridge stating the dollar amount of common stock that it intends to sell to Crown Bridge on the date specified in the put notice. The amount of each put notice is limited to a formula that is equal to the lesser of (i) $100,000 or (ii) 150% of the average dollar value of the trading volume of the Company’s stock, measured at the lowest price during the trading period, for the seven days prior to the purchase of shares by Crown Bridge. The purchase price of shares issued in respect of each put notice is 80% of the average of the three lowest trading prices in the seven trading days immediately preceding the date on which the Company exercises its put right. The Company is required to file a registration statement with the SEC on Form S-1 within 45 days of the date of the Equity Purchase Agreement covering the resale of shares to be issued under such agreement and to use its best efforts to cause the registration statement to become effective within 90 days of such date.

In connection with the Equity Purchase Agreement, the Company issued to Crown Bridge, as a commitment fee, an $80,000 convertible promissory note which matures on December 12, 2017. The note bears interest at a rate of 8% per annum. The Company is entitled to redeem the note at a redemption price of 125% plus accrued interest during the first 90 days after issuance. The redemption price then increases to 135% until the 120th day after issuance and then increases to 150% until the 180th day after issuance, after which the date the note may not be redeemed. If the note is not redeemed or the Company is otherwise in default, Crown Bridge may convert the unpaid balance into shares of the Company’s Class A common stock at a conversion price equal to the lesser of (i) the closing price of the Company’s Class A common stock on the issuance date of the note or (ii) 60% of the average of the three lowest trading prices during the 25-day period prior to the notice of conversion.

On July 7, 2017, the Company issued and delivered to JSJ Investments, Inc. a second 12% convertible note payable to JSJ Investments, Inc. in the principal amount of $145,000. The note was issued at a discount, resulting in the receipt of $118,750. The Company can redeem the note at any time prior to 90 days from the issuance date at a redemption price of 120% plus accrued interest. The redemption price thereafter increases to 125%, plus accrued interest, until the 120th day from issuance, and thereafter increases to a redemption price of 145% plus accrued interest until the 180th day after issuance and 150% plus accrued interest until the maturity date of March 30, 2018. The holder of the note, at its option, may convert the unpaid principal balance and accrued interest into shares of the Company’s Class A common stock at a price of no lower than $0.03 per share of common stock until the 180th day after issuance and thereafter at a price 40% discount from the lowest trading prices during the 20 days prior to conversion. The note also contains penalty provisions in the event of default in repayment of the note (if not converted by the holder into shares of common stock) on the maturity date of March 30, 2018. The Company agreed with JSJ Investments Inc. to use any proceeds from draws on our prospective equity line of credit or sale of assets to first repay the note we issued to JSJ Investments in April 2017 and second to repay the July 7, 2017 note.

F-35

Accrued interest payable on convertible notes payable totaled $12,717 and $524 at July 31, 2017 and April 30, 2017, respectively.

The Company has identified the conversion feature of its convertible notes payable as a derivative and estimated the fair value of the derivative using a multinomial lattice model simulation and considering the existence of a tainted equity environment (see Note 9).

NOTE 8 – CONVERTIBLE PREFERRED STOCK

As of April 30, 2017, the Company had $137,500 face value of Armadillo Mining Corporation preferred stock issued in June 2011 to two unrelated parties, with accrued dividends payable of $350,539. The preferred stock carried a 25% cumulative dividend and had a mandatory redemption feature on December 31, 2011 at a price of $1.25 per share.

Effective June 19, 2017, the Company entered into agreements with the holders of the outstanding convertible preferred stock pursuant to which $137,500 principal, $359,957 accrued dividends payable and $4,571 derivative liabilities were extinguished through the issuance of a total of 24,750,000 shares of the Company’s Class A common stock, recognizing a gain on extinguishment of debt of $302,595.

In connection with the settlement of the preferred stock on June 19, 2017, the Company issued 11,250,000 shares of its Class A common stock to a non-related consultant. The shares were valued at $91,125, based on the closing market price of the stock on the date of issuance, and included in general and administrative expenses. No gain or loss was recorded on the settlement.

NOTE 9 – DERIVATIVE LIABILITIES

In a series of subscription agreements, the Company issued warrants that contain certain anti-dilution provisions that have been identified as derivatives. In addition, the Company identified the conversion feature of certain convertible notes payable and convertible preferred stock as derivatives. As of July 31, 2017, the number of warrants or common shares to be issued under these agreements is indeterminate; therefore, the Company concluded that the equity environment is tainted and all additional warrants and convertible debt are included in the value of the derivative.

The Company estimates the fair value of the derivative liabilities at the issuance date and at each subsequent reporting date, using a multinomial lattice model simulation. The model is based on a probability weighted discounted cash flow model using projections of the various potential outcomes.

During the three months ended July 31, 2017, we had the following activity in our derivative liabilities:

		Convertible	Preferred
	Warrants	Notes	Stock	Total

Balance, April 30, 2017	$6,299,670	$304,675	$5,656	$6,610,001
New issuances of debt	-	478,750	-	478,750
Debt conversions and warrant exercises	(1,906,006)	-	(5,614)	(1,911,620)
Change in fair value of derivative liabilities	(4,176,274)	(290,367)	(42)	(4,466,683)

Balance, July 31, 2017	$217,390	$493,058	$-	$710,448

F-36

Key inputs and assumptions used in valuing the Company’s derivative liabilities as of July 31, 2017 are as follows:

•	Stock prices on all measurement dates were based on the fair market value
•	Risk-free interest rates ranging from 1.46% – 1.51%
•	The probability of future financing was estimated at 100%
•	Computed volatility ranging from 104% to 109%

These inputs are subject to significant changes from period to period and to management’s judgment; therefore, the estimated fair value of the derivative liabilities will fluctuate from period to period, and the fluctuation may be material.

NOTE 10 – STOCKHOLDERS’ DEFICIT

Authorized Shares

On March 31, 2017, the Company amended its articles of incorporation to provide for an increase in the authorized shares of common stock from 3,000,000,000 to 5,000,000,000 shares. In addition, the articles of incorporation were amended to provide for two classes of common shares: (i) Class A Shares, having one vote per share, and (ii) Class B Shares, with 10 votes per share. All of the currently outstanding shares of common stock were reclassified as Class A Shares, except that the common shares issued in the refinery transaction discussed in Note 6 were classified as Class B Shares. Other than the provisions of the voting rights, the two classes of shares of common stock will have equal terms and conditions.

Stock Issuances

During the three months ended July 31, 2017, the Company issued a total of 476,646,910 shares of its Class A common stock: 62,846,918 shares for common stock payable of $307,978; 19,250,000 shares for services valued at $227,125; 440,000 shares valued at $4,400 in payment of accrued expenses of $44,000 resulting in a gain on extinguishment of debt of $39,600; 353,359,992 shares in the cashless exercise of warrants and extinguishment of derivative liabilities of $1,906,006; 24,750,000 shares valued at $200,476 in the extinguishment of preferred stock of $137,500, accrued interest payable of $359,957 and derivative liabilities of $5,614 resulting in a gain on extinguishment of debt of $302,595 and 16,000,000 shares valued at $124,800 in the extinguishment of a convertible note payable of $120,000 and accrued interest payable of $119,365 resulting in a gain on extinguishment of debt of $114,565.

Stock Options

On March 7, 2012, the Company issued a total of 2,000,000 stock options exercisable at $0.35 per share for a period of ten years from the date of grant. The Company did not grant any stock options during the three months ended July 31, 2017.

F-37

A summary of stock option activity during the three months ended July 31, 2017 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Outstanding, April 30, 2017	2,000,000	$0.35	4.85

Granted	-	$-
Canceled / Expired	(2,000,000)	$0.35
Exercised	-	$-

Outstanding, July 31, 2017	-	$-	-

Effective June 1, 2017, the holders of the options surrendered them to the Company and the options were cancelled.

Warrants

The Company has issued warrants to investors in a series of subscription agreements in equity financings or for other stock-based compensation. Certain of the warrants contain anti-dilution provisions that the Company has identified as derivatives. We estimate the fair value of the derivatives using multinomial lattice models that value the warrants based on a probability weighted cash flow model using projections of the various potential outcomes and considering the existence of a tainted equity environment (see Note 9).

A summary of warrant activity during the three months ended July 31, 2017 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Outstanding, April 30, 2017	395,261,211	$0.01	4.91

Granted	8,168,468	$0.01
Canceled / Expired	(10,000)	$0.05
Exercised	(353,360,492)	$0.01

Outstanding, July 31, 2017	50,059,187	$0.01	4.64

The warrant shares granted during the three months ended July 31, 2017 are comprised of warrant shares issued to warrant holders pursuant to anti-dilution provisions.

The 353,359,992 warrant shares exercised were pursuant to the cashless exercise of warrants and extinguishment of derivative liabilities of $1,906,006.

F-38

Common Stock Reserved

At July 31, 2017, 50,059,187 shares of the Company’s Class A common stock were reserved for issuance of outstanding warrants and 760,777,276 shares of the Company’s Class A common stock were reserved for convertible notes payable.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Legal

There were no legal proceedings against the Company.

NOTE 12 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, all subsequent events have been reported through the filing date as set forth below.

On August 30, 2017, the Company announced it has secured permit approval from the Texas Commission on Environmental Quality (TCEQ) to build a 10,000 barrel-per-day (BPD) crude distillation unit near Fort Stockton, Texas.

On September 7, 2017, we completed the funding of a 12% convertible note in the principal amount of $115,000 issued to Auctus Fund, LLC. We can redeem the note at any time prior to 90 days from the issuance date at a redemption price of 125% plus accrued interest. The redemption price thereafter increases to 135%, plus accrued interest, until the 180th day after issuance. The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of our common stock at a price equal to the lesser of (i) the lowest trading price during the previous 25 trading day period ending on the latest complete trading day prior to the date of the note and (ii) 55% of the average of the two lowest trading prices for our common stock during the 25 trading day period ending on the latest complete trading day prior to the conversion date. The note also contains penalty provisions in the event of our default in repayment of the note (if not converted by the holder into shares of common stock) on the maturity date of June 1, 2018. We received $105,000 of note proceeds after payment of $10,000 of the fees and expenses of the lender and its counsel.

Effective September 18, 2017, we issued 10,000,000 shares of our common stock to William B. Short in consideration of Mr. Short’s assumption of the ownership, and liabilities relating to, our LatAm Services, LLC former subsidiary.

On September 18, 2017, we completed the funding of a 12% convertible note in the principal amount of $123,500 issued to Power Up Lending Group Ltd. We can redeem the note at any time prior to 30 days from the issuance date at a redemption price of 120% plus accrued interest. The redemption price thereafter increases by an additional 5% each 30 days thereafter until the 180th day after issuance (at which date the note cannot thereafter be prepaid). The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of our common stock at a price equal to 61% of the average of the two lowest trading prices for our common stock during the 20 trading day period ending on the latest complete trading day prior to the conversion date. The note also contains penalty provisions in the event of our default in repayment of the note (if not converted by the holder into shares of common stock) on the maturity date of June 20, 2018. We received $112,500 of note proceeds after payment of $11,000 of the fees and expenses of the lender and its counsel.

We previously reported that effective April 19, 2017, we issued and delivered to JSJ Investments, Inc. (“JSJ”) a 12% convertible note in the principal amount of $145,000. On October 19, 2017, Vista Capital Investments, LLC acquired the note from JSJ and we issued a replacement note to Vista Capital Investments, LLC for the note balance of $153,724, including accrued interest payable of $8,724, with an extension of the maturity date to April 19, 2018. We paid early payment penalties of $65,000 to JSJ.

On October 19, 2017, we issued and delivered to Vista Capital Investments, LLC a 12% convertible note in the original maximum principal amount of $550,000 (consisting of an initial advance of $165,000 on such date and possible future advances). The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of common stock at a 40% discount from the lowest trading price during the 25 days prior to conversion. We may prepay the note at a 45% redemption premium during the first 90 days after issuance. The maturity date for each advance is two years from the date of advance.

Effective September 18, 2017, the Company issued 10,000,000 shares of its common stock to William B. Short in consideration of Mr. Short’s assumption of the ownership, and liabilities relating to, our LatAm Services, LLC former subsidiary.

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 PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item. 13. Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$1,421
Accounting fees and expenses	$7,500
Legal fees and expense	$75,000
Blue Sky fees and expenses	$10,000
Miscellaneous	$6,079
Total	$100,000

All amounts are estimates other than the SEC’s registration fee. We will bear all costs, expenses and fees in connection with the registration of the Shares, including the cost of compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions, discounts and transfer taxes, if any, attributable to their sales of the Shares.

Item. 14. Indemnification Of Directors And Officers.

NRS 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of NRS 78.300.

NRS 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)

We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)

We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest. We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)

To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our amended and restated articles of incorporation and our amended and restated bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item. 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act:

1.	At various dates during the year ended April 30, 2016, the Company issued 123,283,700 shares of its common stock to a related party pursuant to the conversion of 1,000,000 shares of preferred stock with a book value of $1,000,000 and accrued dividends of $410,685 at $0.01 per share.

2.	During the year ended April 30, 2016, the Company completed subscription agreements for shares of its common stock and warrants to purchase shares of common stock with qualified investors in a private placement for cash of $75,000 and services valued at $13,815. The shares of common stock were issued subsequent to April 30, 2016.

3.	On May 2, 2016, the Company issued 194,999,999 shares of its common stock to a related party in conversion of notes payable in default of $2,925,000.

4.	In July 2016, the Company issued 1,096,397 shares of its common stock and 1,096,397 warrants to purchase shares of common stock to an investor for $10,000 in cash.

5.	On October 31, 2016, the Company issued 7,000,000 shares of its common stock as a fee to an institutional lender valued at $34,300. During November 2016 through January 31, 2017, the Company issued to the lender a total of 452,000,000 shares of its common stock in conversion of $56,100 note principal.

6.	In December 2016, the Company issued 27,740,423 shares of its common stock and 27,740,423 warrants to purchase shares of common stock to seven investors for stock subscriptions payable totaling $126,742.

7.	In January 2017, the Company issued 12,947,500 shares of its common stock and 12,947,500 warrants to purchase shares of common stock to two investors for stock subscriptions payable totaling $10,358.

8.	On January 19, 2017, the Company issued 5,000,000 shares of its common stock and 5,000,000 warrants to purchase common stock to an investor for $1,000 cash.

9.	On January 24, 2017, the Company entered into an agreement with a former employee to issue 2,082,190 shares of the Company’s common stock in settlement of accrued salaries of $208,219, and recognized a gain on extinguishment of liabilities of $207,803. On that same date, the Company also issued 28,625,000 shares of its common stock and 28,625,000 warrants to purchase common stock to a consultant in payment of services valued at $5,725.

10.	On February 5, 2017, the Company issued 12,500,000 shares of its common stock and 12,500,000 warrants to purchase shares of common stock to an investor for cash of $2,500.

11.	On February 27, 2017, the Company issued 12,500,000 shares of its common stock and 12,500,000 warrants to purchase shares of common stock to an investor for cash of $2,500.

12.	On March 4, 2017, the Company issued 1.5 billion shares (denominated as shares of Class B common stock) to Maple Resources Corporation, a related party, to acquire all of Maple’s right, title and interest in plans to build a $450 million, 50,000 bpd capacity crude oil refinery in Pecos County, Texas.

13.	On March 9, 2017, the Company issued 37,000,000 shares of its common stock to a lender in conversion of debt of $28,682 and issued 96,154 shares of its common stock and 96,154 warrants to purchase shares of common stock to an investor for cash of $500.

14.	On March 16, 2017, the Company issued a total of 5,263,158 shares of its common stock and 5,263,158 warrants to purchase shares of common stock to an investor for cash of $10,000 and services valued at $9,736.

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15.	On April 3, 2017, the Company issued a total of 6,666,667 shares of its common stock and 6,666,667 warrants to purchase shares of common stock to four investors for cash of $60,000 and issued 1,666,667 shares of its common stock to an investor for services valued at $88,667.

16.	Effective April 19, 2017, the Company issued and delivered to JSJ Investments, Inc. a 12% convertible note in the principal amount of $145,000. The note was issued at a discount, resulting in the Company’s receipt of $134,000. The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of common stock (i) during the first 180 days, at a price of $.03 per share of common stock and (ii) thereafter at a 40% discount from the average of the three lowest trading prices during the 25 days prior to conversion. On October 19, 2017, Vista Capital Investments, LLC acquired the note from JSJ Investments, Inc. and we issued a replacement note to Vista Capital Investments, LLC for the note balance of $153,724.54 with an extension of the maturity date to April 19, 2018.

17.	On May 2, 2017, the Company issued 8,000,000 shares of its common stock to an investor for services valued at $136,000.

18.	Effective May 15, 2017, the Company issued and delivered to Eagle Equities, LLC a 8% convertible note in the principal amount of $115,000. The note was issued at a discount, resulting in the Company’s receipt of $100,000. The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of common stock at a 40% discount from the lowest trading pricing for the 20 days prior to conversion. Prior to the 180th day after issuance, the conversion price cannot be less than a floor of $.03 per share of common stock.

19.	On May 16, 2017, the Company issued a total of 62,846,918 shares of its common stock to three investors for common stock payable of $307,918 and issued 440,000 shares of its common stock to an investor for accrued compensation of $44,000. Also on that same date, the Company issued and delivered to Crown Bridge Partners, LLC an 8% convertible note in the principal amount of $60,000. The note was issued at a discount, resulting in the Company’s receipt of $50,000. The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of common stock at a 40% discount from the lowest trading pricing for the 20 days prior to conversion. Prior to the 180th day after issuance, the conversion price cannot be less than a floor of $.03 per share of common stock.

20.	Effective May 24, 2017, the Company issued and delivered to GS Capital Partners, LLC a 8% convertible note in the principal amount of $173,000. The note was issued at a discount, resulting in the Company’s receipt of $150,000. The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of common stock (i) during the first 180 days, at a price of $.03 per share of common stock and (ii) thereafter at a 40% discount from the average of the three lowest trading price during the 25 days prior to conversion.

21.	On May 26 and 27, 2017, the Company issued a total of 353,359,992 shares of its common stock to seventeen investors in the cashless exercise of 353,359,992 warrants to purchase shares of common stock.

22.	On June 19, 2017, the Company issued 11,250,000 shares of its common stock to an investor for services valued at $91,125.

23.	On June 19, 2017, the Company issued a total of 24,750,000 shares of its common stock to two investors in payment of convertible preferred stock of $137,500 and accrued dividends payable of $291,207.

24.	On June 20, 2017, the Company issued 16,000,000 shares of its common stock to an investor in payment of a convertible note payable of $120,000 and accrued interest payable of $119,365.

25.

Effective July 7, 2017, the Company issued and delivered to JSJ Investments Inc a 12% convertible note in the principal amount of $125,000. The note was issued at a discount, resulting in the Company’s receipt of $118,750 of net proceeds, prior to expenses. The Company can redeem the note at any time prior to 90 days from the issuance date at a redemption price of 120% plus accrued interest. The redemption price thereafter increases to 125%, plus accrued interest, until the 120th day from issuance, and thereafter increases to a redemption price of 145% plus accrued interest until the 180th day after issuance and 150% plus accrued interest until the maturity date of March 30, 2018. The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of our common stock at a price of no lower than $.03 per share of common stock until the 180th day after issuance and thereafter at a price 40% discount from the lowest trading prices during the 20 days prior to conversion. The note also contains penalty provisions in the event of our default in repayment of the note (if not converted by the holder into shares of common stock) on the maturity date of March 30, 2018.

26.

On September 7, 2017, the Company issued and delivered to Auctus Fund, LLC a 12% convertible note in the principal amount of $115,000. The note was issued at a discount, resulting in the Company’s receipt of $105,000 of net proceeds, prior to expenses. The Company can redeem the note at any time prior to 90 days from the issuance date at a redemption price of 125% plus accrued interest. The redemption price thereafter increases to 135% until the 180th day after issuance. lesser of (i) the lowest trading price during the previous 25 trading day period ending on the latest complete trading day prior to the date of the note and (ii) 55% of the average of the two lowest trading prices for our common stock during the 25 trading day period ending on the latest complete trading day prior to the conversion date. The note also contains penalty provisions in the event of our default in repayment of the note (if not converted by the holder into shares of common stock) on the maturity date of June 1, 2018.

27.

On September 18, 2017, the Company issued and delivered to Power Up Lending Group Ltd. a 12% convertible note in the principal amount of $123,500. After payment of lender expenses of $11,000, the Company received net proceeds of $112,500. The Company may redeem the note during the first 30 days after issuance at a redemption price of 120% plus accrued interest. The redemption price thereafter increases by an additional 5% each 30 days thereafter until the 180 th day after issuance (at which date the note cannot thereafter be prepaid). The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of our common stock at a price equal to 61% of the average of the two lowest trading prices for our common stock during the 20 trading day period ending on the latest complete trading day prior to the conversion date. The note also contains penalty provisions in the event of our default in repayment of the note (if not converted by the holder into shares of common stock) on the maturity date of June 20, 2018.

28.

Effective September 18, 2017, the Company issued 10,000,000 shares of its common stock to William B. Short in consideration of Mr. Short’s assumption of the ownership, and liabilities relating to, our LatAm Services, LLC former subsidiary.

29.

On October 19, 2017, the Company issued and delivered to Vista Capital Investments, LLC a 12% convertible note in the original maximum principal amount of $550,000 (consisting of an initial advance of $165,000 on such date and possible future advances). The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of common stock at a 40% discount from the lowest trading price during the 25 days prior to conversion. The Company may prepay the note at a 45% redemption premium during the first 90 days after issuance. The maturity date for each advance is two years from the date of advance.

_______

All issuances other than Item 9 above were pursuant to the exemption provided by Section 4(2) of the Securities Act for sales not involving a public offering. The issuances pursuant to Item 9 were pursuant to Section 3(a)(10) of the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation (1)
3.2	Amended and Restated By-laws (1)
4.1	Form of Warrant to Purchase Common Stock of registrant (2)
4.2	Replacement Convertible Note due April 19, 2018, payable to Vista Capital Investments, LLC (7)
4.3	8% Convertible Note due May 15, 2018, payable to Eagle Equities, LLC (3)
4.4	8% Convertible Note due May 16, 2018, payable to Crown Bridge Partners, LLC (3)
4.5	8% Convertible Note due May 24, 2018, payable to GS Capital Partners, LLC (3)
4.6	8% Convertible Note due December 12, 2017, payable to Crown Bridge Partners, LLC (4)
4.7	12% Convertible Note due March 30, 2018, payable to JSJ Investments, Inc. (5)
4.8	12% Convertible Note due June 1, 2018, payable to Auctus Fund, LLC (7)
4.9	12% Convertible Note due June 20, 2018, payable to Power Up Lending Group Ltd. (7)
4.10	Convertible Note dated October 19, 2017, issued to Vista Capital Investments, LLC (7)
5.1	Opinion of Hallett & Perrin (3)
10.1	Stock Purchase Agreement, dated March 4, 2017, by and between the registrant and Maple Resources Corporation (6)
10.2	Equity Purchase Agreement, dated June 12, 2017, by and between the registrant and Crown Bridge Partners, LLC (4)
10.3	Registration Rights Agreement, dated June 12, 2017, by and between the registrant and Crown Bridge Partners, LLC (3)
10.4	Amendment No. 1 to Equity Purchase Agreement, dated October 9, 2017, by and between the registrant and Crown Bridge Partners, LLC (7)
21.1	Subsidiaries (3)
23.1	Consent of M&K CPAs LLP (7)
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase.
101.LAB*	XBRL Taxonomy Extension Label Linkbase.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase.

______________

*

Filed as exhibit to the Annual Report on Form 10-K, filed with the SEC on January 13, 2017. In accordance with Regulation S-T, the XBRL-related information in Exhibit 101 shall be deemed “furnished” and not “filed”.

(1)	Filed as exhibit to Report on Form 8-K filed on April 3, 2017.
(2)	Filed as exhibit to Report on Form 10-K filed on August 11, 2011.
(3)	Filed as an exhibit to Registration Statement on Form S-1 filed on June 26, 2017.
(4)	Filed as exhibit to Report on Form 8-K filed on June 13, 2017.
(5)	Filed as exhibit to Report on Form 10-K filed on July 31, 2017.
(6)	Filed as exhibit to Report on Form 8-K filed on March 10, 2017
(7)	Filed herewith

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, Texas on November 3, 2017.

MMEX RESOURCES CORPORATION

By:	/s/ Jack W. Hanks
Name:	Jack W. Hanks
Title:	President, Chief Executive Officer, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack W. Hanks	President, Chief Executive Officer	November 3, 2017
Jack W. Hanks	Chief Financial Officer and Director

/s/ Bruce N. Lemons	Director	November 3, 2017
Bruce N. Lemons

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